As filed with the Securities and Exchange Commission on June 23, 2003

(S-4) Registration No. 333-105330 / (S-3) Registration No. 333-105332

UNITED STATES SECURITIES AND  EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

To

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

(with respect to 6% Convertible Plus Cash NotesSM due July     , 2007  being offered in the exchange offer)

Amendment No. 2

To

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

(with respect to the additional 6% Convertible Plus Cash NotesSM due July     , 2007  being offered for cash)

TRANSWITCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	3674	06-1236189
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Three Enterprise Drive

Shelton, Connecticut 06484

(203) 929-8810

(Address, including zip code, and telephone number, including area code,  of registrant’s principal executive offices)

Dr. Santanu Das

President and Chief Executive Officer

TranSwitch Corporation

Three Enterprise Drive

Shelton, Connecticut 06484

(203) 929-8810

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy C. Maguire, Esq. Testa, Hurwitz & Thibeault, LLP 125 High Street Boston, Massachusetts 02110 Telephone: (617) 248-7000	Abigail Arms, Esq. Shearman & Sterling LLP 801 Pennsylvania Avenue, N.W. Washington, D.C. 20004 Telephone: (202) 508-8000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC acting pursuant to Section 8(a) may determine.

(continued from previous page)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

6% Convertible Plus Cash Notes due July , 2007(1)	85,584,000	100%	85,584,000	(2)(6)

6% Convertible Plus Cash Notes due July , 2007(3)	14,416,000	100%	14,416,000	(2)(6)

Common Stock, par value $.001 per share	108,273,526(4)	$1.53(5)	$165,658,494.78(5)	$13,402

Total Registration Fee				$21,493

(1)	Pursuant to Rule 457(f)(1) under the Securities Act of 1933, this amount is the market value of the maximum amount of 4 1/2% Convertible Notes due 2005 (the “existing notes”) that may be received by the Registrant from tendering holders in the exchange offer.
(2)	The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.
(3)	We are registering an additional amount of 6% Convertible Plus Cash Notes (the “Plus Cash NotesSM”) to be offered for cash to holders of existing notes who participate in the exchange offer.
(4)	The 108,273,526 shares of common stock that are being registered represent an estimate of the number of shares that would be issued if the Registrant elects, under the terms of the Plus Cash Notes, to make four years of interest payments on the Plus Cash Notes in common stock instead of cash. A filing fee of $7,100 for the registration of 57,361,222 of these shares of common stock was previously paid in connection with the initial filing of the Registration Statement on Form S-4 (No. 333-105330) and the Registration Statement on Form S-3 (No. 333-105332) on May 16, 2003. The shares of common stock that are being registered also include the estimated maximum number of shares of common stock as shall be issuable upon conversion of the Plus Cash Notes being registered hereunder with respect to the number of base shares and the plus cash amount, if we elect to pay the plus cash amount in shares of our common stock. For purposes of this calculation we have assumed a threshold price of $1.50 and a per share price equal to 95% of that threshold price. No additional consideration shall be received for the common stock issuable upon conversion of the Plus Cash Notes and therefore no registration fee is required pursuant to Rule 457 under the Securities Act.
(5)	Estimated in accordance with Rule 457(c) and Rule 457(d) solely for the purpose of calculating the amount of the registration fee based on the average of the high and low price of the Registrant’s common stock as reported on the NASDAQ SmallCap Market on June 18, 2003.
(6)	A filing fee of $8,091 for the registration of $100,000,000 aggregate principal amount of the Plus Cash Notes was previously paid in connection with the initial filing of the Registration Statement on Form S-4 (No. 333-105330) and the Registration Statement on Form S-3 (No. 333-105332) on May 16, 2003.

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Exchange Offer

6% Convertible Plus Cash NotesSM due July     , 2007 for its

4½% Convertible Notes due September 12, 2005

and the Sale of

up to $14,416,000 of its 6% Convertible Plus Cash NotesSM

due July     , 2007

If you elect to participate, for each $1,000 principal amount of our 4½% Convertible Notes due September 12, 2005, you will receive from us $750 principal amount of our 6% Convertible Plus Cash NotesSM due July     , 2007. The Plus Cash Notes will be issued in denominations of $1,000 and any integral multiples of $1,000. TranSwitch will pay any fractional Plus Cash Notes in cash. If you tender existing notes in the exchange offer, you may also give an indication of your interest in participating in the new money offering in which we are offering up to $14.4 million of additional 6% Convertible Plus Cash NotesSM due July     , 2007.

The exchange offer will expire at 12:00 midnight, New York City time, on July     , 2003, unless we extend the offer.

Our common stock is traded on the NASDAQ SmallCap Market under the symbol “TXCC.” On June     , 2003, the last reported sale price of our common stock on the NASDAQ SmallCap Market was $[            ] per share. The Plus Cash Notes will not be listed on the NASDAQ or any national securities exchange.

We are mailing this prospectus and the letter of transmittal on June     , 2003.

See “Risk Factors” beginning on page      for a discussion of factors you should consider before deciding to participate in this exchange offer or purchase additional 6% Convertible Plus Cash NotesSM due July     , 2007.

We have retained Georgeson Shareholder Communications Inc. as our information agent to assist you in connection with the exchange offer. You may call Georgeson Shareholder Communications Inc. at (800) 723-8038 (toll free), to receive additional documents and to ask questions.

	Price to the Public	Underwriting Discounts and Commissions		Proceeds to the Company(1)

Exchange Offer	N/A	$1,420,000	(2)	$(1,420,000)

New Money Offer	$14,416,000	$579,560	(3)	$13,836,440

Total	$14,416,000	$1,999,560		$12,416,440

(1)	Before deducting offering expenses payable by us and estimated to be $1,250,000.
(2)	Assumes all of our existing notes are tendered for exchange in the exchange offer. See “Plan of Distribution.”
(3)	Assumes all of the Plus Cash Notes are sold in the new money offering. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities herein described have not been qualified or registered for sale in any state. Any representation to the contrary or consummation of sale of these securities in any state prior to qualification or registration thereof is a criminal offense.

The Dealer Manager for the Exchange Offer:

U.S. Bancorp Piper Jaffray

This prospectus is dated June     , 2003.

You should rely only on the information contained in this prospectus. We have not, and the dealer manager and placement agent have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC’s public reference room located at: Judiciary Plaza Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. You can request copies of these documents by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, DC 20549 or by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available at the SEC’s website at http://www.sec.gov. This website address is included in this document as an inactive textual reference only.

You may also obtain information about us, including copies of our SEC reports, through our website at  http://www.transwitch.com. This website address is not an active link to the registration statement of which this prospectus is a part, and any documents, references, links or other materials of any kind contained or referred to on such website are not part of the registration statement of which this prospectus is a part.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference, although not included in or delivered with this prospectus, is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information and be deemed to be incorporated by reference into the prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (File No. 0-25996):

•	Annual report on Form 10-K for the year ended December 31, 2002, as filed on March 17, 2003;

•	Quarterly report on Form 10-Q for the quarterly period ended March 31, 2003, as filed on May 12, 2003;

•	Current report on Form 8-K, as filed on January 21, 2003;

•	The “Description of Capital Stock” contained in TranSwitch’s registration statement No. 00025996 on Form 8-A, dated April 28, 1995; and

•	The “Description of Registrant’s Securities to be Registered” contained in TranSwitch’s registration statement No. 00025996 on Form 8-A12G dated October 2, 2001.

You may request a copy of these filings, at no cost, by writing or telephoning our Investor Relations Department at the following address:

TranSwitch Corporation

3 Enterprise Drive

Shelton, Connecticut 06484

(203) 929-8810 x2489

To obtain timely delivery, you must request this information no later than five business days before July     , 2003.

This information is part of a registration statement we filed with the SEC. You should rely only on the information and representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

SUMMARY

This summary does not contain all of the information you should consider before exchanging your existing notes for the Plus Cash NotesSM or investing in additional Plus Cash Notes in the new money offering. For a more complete understanding of TranSwitch and this exchange offer and new money offering, we encourage you to read this entire prospectus. The term “Plus Cash Notes” refers to the 6% Convertible Plus Cash NotesSM due July     , 2007 offered by this prospectus. The term “existing notes” refers to our existing 4½% Convertible Notes due 2005 to be exchanged for the Plus Cash Notes in the exchange offer. You should read this entire prospectus carefully. Unless otherwise indicated, “we,” “us,” “our,” “TranSwitch” and similar terms refer to TranSwitch Corporation and its subsidiaries.

Our Business

We are a fabless semiconductor company that designs, develops and markets integrated circuit devices that provide core functionality in voice and data communications network equipment. We supply high-speed, broadband very large scale integration (VLSI) semiconductor devices to network systems original equipment manufacturers (OEMs) that serve three market segments: the worldwide public network infrastructure that supports both voice and data communications, the Internet infrastructure that supports the World Wide Web and other data services, and corporate Wide Area Networks (WANs). Since shipping our first product in 1990, we have sold our VLSI devices to more than 400 customers including Tellabs, Inc., Siemens AG, Cisco Systems, Inc., Samsung Corporation and Lucent Technologies, Inc.

Our strategy is to leverage our communications systems expertise, in-depth understanding of industry standards and VLSI design skills to develop standard products for industry-wide applications deployed in the global network infrastructure. Our products comply with all relevant industry standards and provide functionality in three key areas:

•	Asynchronous/PDH for lower speed (metallic wire) networks;

•	SONET/SDH used in high speed (optical) networks; and

•	ATM and IP data networking protocols.

We believe that our chip-set approach and broad product coverage in all three product lines position us as a “one-stop source” for broadband communications VLSI products. Network equipment OEMs can mix and match our VLSI devices to optimally configure their specific systems. Our product lines can be combined to provide a cost-effective communication systems solution with increased functional integration and features while providing seamless integration of SONET/SDH, Asynchronous/PDH and ATM/IP for broadband network applications. Our product offerings include the following:

Asynchronous/PDH Products

Our Asynchronous/PDH products provide high-bandwidth connections and are used to configure transmission equipment for use in the public network. This equipment is used to increase the capacity of the copper-based public network. Our Asynchronous/PDH VLSI products also enable customer premise equipment, such as hubs and routers used in WANs and local area networks (LANs), to access the public network for voice and data communications with similar products in other locations, regionally or internationally.

Our Asynchronous/PDH products provide high levels of integration, as well as cost, power and performance benefits relative to discrete and competing integrated circuit solutions. Our Asynchronous/PDH VLSI products include devices that provide solutions for DS-0 through DS-3 and E-1 through E-3 transmission lines. This product line includes line interfaces, multiplexers, which combine multiple low-speed lines to form a higher speed line, as well as demultiplexers, which perform the reverse function. In addition, we offer framers, which are devices that identify the starting points of defined bit streams and enable systems to recognize the remaining bits.

SONET/SDH Products

In the SONET/SDH area, we offer devices that provide a direct interface for fiber optic transmission in North America, Europe and Asia. Our mappers bridge the interconnections between SONET/SDH equipment and asynchronous equipment, allowing DS-series and E-series transmission lines to be connected with SONET/SDH lines. These mappers transparently transport Asynchronous/PDH signals across the SONET/SDH network.

Our recently introduced EtherMap family of products constitutes a major extension of our SONET/SDH product line. These products comply with recently introduced industry standards for efficient and flexible transport of Ethernet over SONET/SDH networks. Ethernet is universally deployed in enterprise LANs, while SONET/SDH is equally widespread in optical WANs. Our EtherMap products enable our customers to rapidly enhance their existing systems or to develop new systems that provide Ethernet transport capabilities. This in turn provides value to their customers, the service providers, by enabling service providers to leverage their existing investment in SONET/SDH networks to provide new revenue generating services.

Our SONET/SDH products have traditionally been used to build access equipment, add/drop multiplexers, digital cross connects and other telecommunication and data communications equipment. This equipment is configured for use in both domestic and international fiber-based public networks. Our SONET/SDH products also have applications in customer premise equipment, such as routers and hubs, and in central offices, adding integrated fiber optic transmission capability to telephone switches.

With the introduction of our OMNI multi-service switching family of products, we have extended the reach of SONET/SDH products from the access networks into the metro networking space. The product family consists of a highly integrated SONET/SDH transport processor and a switch element device that enables our customers to build highly scalable switch fabrics with improved performance in the areas of switching granularity and versatility of simultaneously supporting multiple data types.

ATM/IP Products

Our ATM/IP products provide the key functions of ATM/IP-based multi-service access multiplexer systems. CellBus® is a proprietary system architecture invented by TranSwitch for implementing ATM/IP access multiplexers and ATM/IP switching systems. The products incorporating our CellBus technology include the CUBIT® and ASPEN® families of VLSI devices. Our CellBus technology provides single-chip ATM/IP switching capability in access equipment. These products have been designed into many network system OEMs’ solutions since late 1995, establishing CellBus as a significant technology in the global broadband network access market. Our ATM/IP products also include VLSI semiconductor devices for line interfacing and service adaptation functions, including the mapping of these data protocols into SONET/SDH. Our recently introduced Envoy family of products provide valuable bridging functions for LAN/WAN interconnection.

Our products are sold through a worldwide direct sales force and a worldwide network of independent distributors and sales representatives. We have technical support capabilities located in key geographical locations throughout the world as well as a technical support team at our headquarters as a backup to the field applications engineers.

We believe that the continued introduction of new products in our target markets is essential to our growth. As of March 31, 2003, we had 199 full-time employees engaged in research and product development efforts. We employ designers who have the necessary engineering and systems qualifications, and who are experienced in software, mixed-signal, high-speed digital, telecommunications and data communications technologies. Through the end of 2002, we have been issued or became an assignee of 123 patents worldwide with 103 patents pending worldwide. All development efforts are carried out using ISO 9001 certified design processes and our design tools and environment are continuously updated to improve design, fabrication and verification of products.

Established independent foundries manufacture all of our VLSI devices. This approach permits us to focus on our design strengths, minimize fixed costs and capital expenditures and access diverse manufacturing technologies. Currently, we utilize seven foundries to process our wafers, of which four of these relationships are governed by foundry agreements: Texas Instruments Incorporated, LSI Logic Corporation, IBM Microelectronics (a division of IBM) and Taiwan Semiconductor Manufacturing Company Limited.

We were incorporated in the State of Delaware on April 26, 1988.

Our principal executive offices are located at Three Enterprise Drive, Shelton, Connecticut 06484 and our telephone number is (203) 929-8810.

We own or have rights to trademarks or tradenames that we use in conjunction with the sale of our products. Plus Cash Notes is a service mark of U.S. Bancorp Piper Jaffray.

The Exchange Offer

Terms of the exchange offer

We have summarized the terms of the exchange offer in this section. Before you decide whether to tender your existing notes in this offer, you should read the detailed description of the offer under “The Exchange Offer” and of the Plus Cash Notes under “Description of Plus Cash Notes” for further information.

Terms of the exchange offer

We are offering up to $85,584,000 principal amount of Plus Cash Notes for up to an aggregate principal amount of $114,113,000 of our existing notes. We are offering to exchange $750 principal amount of Plus Cash Notes for each $1,000 principal amount of our existing notes. Plus Cash Notes will be issued in denominations of $1,000 and any integral multiple of $1,000. Any fractional Plus Cash Notes will be settled in cash. You may tender all, some or none of your existing notes.

Conversion consideration

The Plus Cash Notes will be convertible, at the option of the holder, at any time on or prior to maturity into a number of shares of our common stock, which we call the “base shares,” plus cash in amount equal to $700, which we call the “plus cash amount,” for every $1,000 in principal amount of Plus Cash Notes converted.

The number of base shares is equal to the lesser of:

(A)	420.63, and

(B)	the quotient derived from dividing (i) the result of subtracting the $700 plus cash amount from $952.38, by (ii) the simple average of the closing bid price of our common stock for the five trading days ending on and including the second trading day immediately preceding the expiration date of the exchange offer.

Based on the simple average of the closing bid price of our common stock for the five trading days ending on June 19, 2003, which equaled $1.53, the number of base shares would have been 164.95 shares.

The number of base shares is subject to adjustment upon certain events as described under “Description of Plus Cash Notes—Conversion Amount Adjustment” below.

Upon conversion we may, at our option, pay the $700 plus cash amount in shares of our common stock valued at 95% of the simple average of the daily volume-weighted average price of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the conversion date; provided that, we will not pay the $700 plus cash amount in shares of common stock unless the daily volume-weighted average price of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the conversion date equals or exceeds the greater of (i) the quotient of (A) the simple average of the closing bid price of our common stock for the five trading days ending on and including the second trading day immediately preceding the expiration date of the exchange offer, divided by (B) .95, and (ii) $1.50 (we refer to this per share price as the “threshold price”).

Expiration date; extension; termination

The exchange offer and withdrawal rights will expire at 12:00 midnight, New York City time, on July     , 2003, or any subsequent time or date to which the exchange offer is extended. We may extend the expiration date for any reason. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. If we extend the expiration date, you must tender your existing notes prior to the date identified in the press release or public announcement if you wish to participate in the exchange offer. We have the right to:

•	extend the expiration date of the exchange offer and retain all tendered existing notes, subject to your right to withdraw your tendered existing notes; and

•	waive any condition or otherwise amend the terms of the exchange offer in any respect, other than the condition that the registration statement be declared effective.

Conditions to the exchange offer

The exchange offer is subject to the registration statement, and any post-effective amendment to the registration statement covering the Plus Cash Notes, being effective under the Securities Act of 1933, as amended. The exchange offer is also subject to customary conditions, which we may waive.

Withdrawal rights

You may withdraw a tender of your existing notes at any time before the exchange offer expires by delivering a written notice of withdrawal to U.S. Bank National Association, the exchange agent, before the expiration date. If you change your mind, you may retender your existing notes by again following the exchange offer procedures before the exchange offer expires. In addition, if we have not accepted your tendered existing notes for exchange, you may withdraw your existing notes at any time after August , 2003.

Procedures for tendering outstanding existing notes

If you hold existing notes through a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender your existing notes. Tenders of your existing notes will be effected by book-entry transfers through The Depository Trust Company.

If you hold existing notes through a broker, dealer, commercial bank, trust company or other nominee, you may also comply with the procedures for guaranteed delivery.

Please do not send letters of transmittal to us. You should send letters of transmittal to U.S. Bank National Association, the exchange agent, at one of its offices as indicated under “The Exchange Offer,” at the end of this prospectus or in the letter of transmittal. The exchange agent can answer your questions regarding how to tender your existing notes.

Accrued interest on existing notes

Existing note holders will receive accrued and unpaid interest on any existing notes accepted in the exchange offer. The amount of accrued interest will be calculated from the last interest payment date up to, but excluding, the date of issuance of the Plus Cash Notes.

Interest on Plus Cash Notes	Interest on the Plus Cash Notes will be payable at a rate of 6% per year, payable on June 30 and December 31 of each year, commencing on December 31, 2003.

We may pay interest in cash or common stock, solely at our option, provided that we will not pay interest in common stock unless the daily volume-weighted average price of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the interest payment date equals or exceeds the threshold price.

If we elect to pay interest in common stock, the shares of common stock will be valued at 95% of the simple average of the daily volume-weighted average price of the common stock for the 10 trading days ending on and including the second trading day immediately preceding the interest payment date.

We will provide the holders of Plus Cash Notes with notice of our intention to pay interest in common stock not later than the trading day immediately preceding the applicable interest payment date.

Interest on Plus Cash Notes will begin to accrue as of the date of issuance of the Plus Cash Notes.

Trading	Our common stock is traded on the NASDAQ SmallCap Market under the symbol “TXCC.”

Information agent	Georgeson Shareholder Communications Inc.

Exchange agent	U.S. Bank National Association

Dealer manager	U.S. Bancorp Piper Jaffray

Risk factors	You should carefully consider the matters described under “Risk Factors,” as well as other information set forth in this prospectus and in the letter of transmittal.

Deciding whether to participate in the exchange offer

Neither we nor our officers or directors make any recommendation as to whether you should tender or refrain from tendering all or any portion of your existing notes in the exchange offer. Further, we have not authorized anyone to make any such recommendation. You must make your own decision whether to tender your existing notes in the exchange offer and, if so, the aggregate amount of existing notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisers, if any, based on your own financial position and requirements.

Consequences of not exchanging existing notes

The liquidity and trading market for existing notes not tendered in the exchange offer could be adversely affected to the extent a significant number of the existing notes are tendered and accepted in the exchange offer. For a period of two years following the issuance of the Plus Cash Notes, but only for so long as any of the Plus Cash Notes remain outstanding, we will be prohibited from engaging in any private or open market repurchases, debt-for-equity swaps or similar transactions with respect to the existing notes.

New money offering

If you tender at least $1,000 in principal amount of your existing notes, and you would be interested in participating in the new money offering of additional Plus Cash Notes, you should give your indication of interest directly to the placement agent at (415) 984-5142, attention Jeffrey Winaker or Brian Sullivan.

Tax consequences	See “United States Federal Income Tax Considerations” for a general summary of certain U.S. federal income tax consequences or potential consequences that may result from the exchange of existing notes for Plus Cash Notes and from the ownership and disposition of the Plus Cash Notes and common stock received in connection with the Plus Cash Notes. As discussed in that summary, there are certain significant adverse consequences that could result from the exchange of existing notes or the holding, conversion or other disposition of Plus Cash Notes. Investors considering the exchange of existing notes for Plus Cash Notes or the indication of interest for additional Plus Cash Notes in the new money offering should discuss such potential adverse consequences with their own tax advisors. In addition, see “Risk Factors – Risks related to this offering.”

Insufficiency of earnings to cover fixed charges	Earnings were insufficient to cover fixed charges by the following amounts: $16.2 million in the three months ended March 31, 2003; $92.5 million in fiscal 2002; and $103.1 million in fiscal 2001.

The New Money Offering

Terms of the new money offering

We are separately offering up to $14,416,000 aggregate principal amount of additional Plus Cash Notes for cash to holders of existing notes who tender at least $1,000 in principal amount of their existing notes in the exchange offer.

Use of proceeds	We intend to use the net proceeds received from the sale for cash of the additional Plus Cash Notes, if any, for general corporate purposes, including working capital and research and development.

Placement agent	U.S. Bancorp Piper Jaffray

Indications of interest

If you tender at least $1,000 in principal amount of your existing notes, and you would be interested in participating in the new money offering of additional Plus Cash Notes, you should give your indication of interest directly to the placement agent at (415) 984-5142, attention Jeffrey Winaker or Brian Sullivan. All sales of the Plus Cash Notes will be made at the sole discretion of the placement agent.

Comparison of Plus Cash Notes and Existing Notes

The following is a brief summary of the terms of the Plus Cash Notes and the existing notes. For a more detailed description of the Plus Cash Notes, see “Description of Plus Cash Notes.”

	Plus Cash Notes	Existing Notes
Securities	Up to $100,000,000 principal amount of 6% Convertible Plus Cash Notes due July , 2007, of which up to $85,584,000 are being offered in the exchange offer and up to $14,416,000 are being separately offered in the new money offering. The Plus Cash Notes will be issued in principal amounts of $1,000 and integral multiples of $1,000.	As of the date of this prospectus, there are $114,113,000 principal amount of our existing 4½% Convertible Notes due September 12, 2005 outstanding.

Issuer	TranSwitch Corporation	TranSwitch Corporation

Maturity	July , 2007	September 12, 2005

Interest

Interest on the Plus Cash Notes will be payable at a rate of 6% per year, payable on June 30 and December 31 of each year, commencing on December 31, 2003.

We may pay interest in cash or common stock, solely at our option, provided that we will not pay interest in common stock unless the daily volume weighted average price of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the interest payment date equals or exceeds the greater of (i) the quotient of (A) the simple average of the closing bid price of our common stock for the five trading days ending on and including the second trading day immediately preceding the expiration date of the exchange offer, divided by (B) .95, and (ii) $1.50 (we refer to this per share price as the “threshold price”).

The existing notes bear interest at an annual rate of 4½%. Interest is payable semiannually on March 12 and September 12, beginning March 12, 2001. Interest is payable in cash only.

Plus Cash Notes	Existing Notes

If we elect to pay interest in common stock, the shares of common stock will be valued at 95% of the simple average of the daily volume-weighted average price of the common stock for the 10 trading days ending on and including the second trading day immediately preceding the interest payment date.

All calculations concerning daily volume-weighted average price are subject to adjustment upon certain events as described under “Description of Plus Cash Notes— conversion amount adjustment” below.

Interest on Plus Cash Notes will begin to accrue as of the date of issuance of the Plus Cash Notes.

If we elect to pay interest in common stock, holders of Plus Cash Notes will not receive a cash interest payment, and instead will receive common stock at a discount to then current market prices, valued in the manner described above. Our existing notes do not permit the payment of interest in common stock, at a discount or otherwise, and require that interest be paid solely in cash.

	Plus Cash Notes	Existing Notes

Conversion—general

The Plus Cash Notes will be convertible, at the option of the holder, at any time on or prior to maturity into a number of shares of our common stock, which we call the “base shares,” plus cash in amount equal to $700, which we call the “plus cash amount,” for every $1,000 in principal amount of Plus Cash Notes converted.

The number of base shares is equal to the lesser of:

(A)   420.63, and

(B)   the quotient derived from dividing (i) the result of subtracting the $700 plus cash amount from $952.38, by (ii) the simple average of the closing bid price of our common stock of the five trading days ending on and including the second trading day immediately preceding the expiration date of the exchange offer.

Based on the simple average of the closing bid price of our common stock for the five trading days ending on June 19, 2003, which equaled $1.53, the number of base shares would have been 164.95 shares.

The number of base shares is subject to adjustment upon certain events as described under “Description of Plus Cash Notes—Conversion Amount Adjustment” below.

The existing notes are convertible, at the option of the holder, at any time on or prior to maturity, into shares of our common stock at a conversion price of $61.9225 per share. The conversion rate is subject to adjustment.

	Plus Cash Notes	Existing Notes

The number of base shares payable upon conversion will be established based on current market prices for shares of our common stock in the manner described above. Our existing notes are convertible into common stock at a conversion price of $61.9225 per share, which is significantly greater than recent market prices. See “Price Range of Common Stock.” The $700 plus cash amount also payable upon conversion is fixed, and will not fluctuate based on market prices. This plus cash feature effectively puts a floor of $700 on the consideration payable upon conversion. Our existing notes will not be in-the-money until the market price of our common stock exceeds $61.9225 per share.

Conversion—stock substitution option	Upon conversion we may, at our option, pay the $700 plus cash amount in shares of our common stock valued at 95% of the simple average of the daily volume-weighted average price of our	None.

common stock for the 10 trading days ending on and including the second trading day immediately preceding the conversion date; provided that, we shall not pay the $700 plus cash amount in shares of common stock unless the daily volume-weighted average price of our common stock of the 10 trading days ending on and including the second trading day immediately preceding the conversion date equals or exceeds the threshold price per share of common stock.

	Plus Cash Notes	Existing Notes

If we elect to pay the $700 plus cash amount in common stock, holders of Plus Cash Notes will receive common stock at a discount to then current market prices, valued in the manner described above. The existing notes do not contain a plus cash feature.

Auto-conversion— general

We may elect to automatically convert some or all of the Plus Cash Notes at any time on or prior to maturity if the closing price of our common stock has exceeded the auto-conversion price, as defined below, for at least 20 trading days during any consecutive 30 trading days ending within five trading days prior to the notice of auto-conversion. We refer to this as an “auto-conversion.”

The existing notes do not contain an auto-conversion feature, however they do contain a provisional redemption feature.

The notice of auto-conversion will be given not less than 20 days nor more than 30 days prior to the date selected as the auto-conversion date.

None.

If we automatically convert some or all of the Plus Cash Notes, holders will receive the number of base shares plus cash in the amount of $700 which we may elect to pay in additional shares of our common stock, as discussed below. In addition, if we effect an auto-conversion prior to the second anniversary of the date of issuance of the Plus Cash Notes, we will pay the make-whole payment described under the heading “Auto-conversion make-whole provision during first two years.”

	Plus Cash Notes	Existing Notes
Any automatic conversion of less than all of the Plus Cash Notes will be made on a pro rata basis with reference to the aggregate principal amount held by each holder of Plus Cash Notes relative to the aggregate principal amount held by all holders of Plus Cash Notes.
Auto-conversion—plus cash amount stock substitution pricing period

Upon an automatic conversion, we may elect to make any payment of the plus cash amount in additional shares of our common stock. The additional shares to be delivered will be valued at the greater of (i) 95% of the simple average of the daily volume-weighted average price of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the auto-conversion date or (ii) 95% of the auto-conversion price, as defined below.

If we elect to pay the plus cash amount in stock, we will give notice to holders of our intent to pay the plus cash amount in stock prior to the beginning of the pricing period.

None.

Auto-conversion—auto- conversion price

The auto-conversion price will be determined by the following formula: the quotient derived from dividing (i) the result of subtracting the $700 plus cash amount from $1,500, by (ii) the number of base shares.

The auto-conversion price is subject to adjustment upon certain events as described under “Description of Plus Cash Note—Conversion Amount Adjustment” below.

None.

	Plus Cash Notes	Existing Notes

Auto-conversion— auto-conversion make-whole provision during first two years	If an auto-conversion occurs on or prior to the second anniversary date of the issuance of the Plus Cash Notes, we will pay additional interest (the “make-whole payment”) equal to two years’	None.
-

worth of interest, less any interest paid or provided for, on the principal amount so converted, prior to the date of auto-conversion, provided, however that the make-whole payment shall not, in any event, be less than one year’s worth of interest.

The make-whole payment shall be paid in cash or, at our option, in shares of our common stock, to holders of Plus Cash Notes being automatically converted. If we elect to make the make-whole payment in shares of our common stock, the shares to be delivered will be valued at the greater of (i) 95% of the simple average of the daily volume-weighted average price of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the auto-conversion date and (ii) 95% of the auto-conversion price.

	Plus Cash Notes	Existing Notes

Provisional redemption	None.

We may redeem the existing notes, in whole or in part, at any time on or prior to September 12, 2003, if the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days.

The conversion price of the existing notes in effect as of the date of this prospectus is $61.9225. The closing price of our common stock on the Nasdaq SmallCap Market on June 19, 2003 was $1.62. The Plus Cash Notes do not contain a provisional redemption feature, however they do contain an auto-conversion feature.

Optional redemption	We may redeem some or all of the Plus Cash Notes on or after the second anniversary of the date of issuance of the Plus Cash Notes in cash at 100% of the principal amount, plus accrued and unpaid interest.	We may redeem some or all of the existing notes at any time after September 12, 2003 at declining redemption prices, plus accrued and unpaid interest.

	Plus Cash Notes	Existing Notes

Repurchase at holder’s option upon a change in control	You may require us to repurchase your Plus Cash Notes upon a change in control, as described below, in cash at 100% of the principal amount, plus accrued and unpaid interest.	You may require us to repurchase your existing notes upon a change in control, as described below, in cash at 100% of the principal amount, plus accrued and unpaid interest.

Ranking	The Plus Cash Notes are unsecured and unsubordinated obligations and will rank on a parity in right of payment with all our existing and future unsecured and unsubordinated indebtedness, including the existing notes. The indenture for the Plus Cash Notes does not prevent us or our subsidiaries from incurring additional indebtedness, which may be secured by some or all of our assets, or other obligations.	The existing notes are unsecured and unsubordinated obligations and will rank on a parity in right of payment with all our existing and future unsecured and unsubordinated indebtedness, including the Plus Cash Notes. The indenture under which the existing notes were issued does not prevent us or our subsidiaries from incurring additional indebtedness, which may be secured by some or all of our assets, or other obligations.

Prohibition on certain transactions by TranSwitch involving existing notes

For a period of two years following the issuance of the Plus Cash Notes, but only for so long as any of the Plus Cash Notes remain outstanding, we will be prohibited from engaging in any private or open market repurchases, debt-for-equity swaps or similar transactions with respect to the existing notes.

None.

Questions and Answers About the Exchange Offer and New Money Offering

Why are we doing the exchange offer and the new money offering?

We believe that the exchange offer and the new money offering are important steps in re-calibrating our capital structure to be better suited for the current market environment. If the exchange offer and the new money offering are fully subscribed, they will:

•	eliminate approximately $28.5 million principal amount of our indebtedness through the exchange offer, and raise up to $14.4 million of additional capital through the new money offering;

•	position us to automatically convert substantially all of our debt into common stock, cash or a combination of the two, at the auto-conversion price; and

•	leave the aggregate annual interest payments unchanged, while allowing us the flexibility to make interest payments, at our option and subject to certain restrictions including minimum trading price restrictions, in common stock.

What principal amount of Plus Cash Notes will I receive if I exchange any of my existing notes?

We are offering to exchange $750 principal amount of Plus Cash Notes for each $1,000 principal amount of our existing notes. Interest payable at a rate of 6% per year with respect to each $750 principal amount of Plus Cash Notes is equal to the interest that would otherwise be payable at a rate of 4 1/2%  per year on each corresponding $1,000 principal amount so exchanged.

What is the conversion consideration of the Plus Cash Notes and how was it determined?

Each $1,000 in principal amount of Plus Cash Notes will be convertible into a fixed number of TranSwitch common shares, or the number of base shares, plus $700 cash. The number of base shares represents an aggregate of $252.38 worth of TranSwitch common shares and will be determined based on current market prices for our common stock in the manner described in this prospectus.

The maximum number of base shares into which each Plus Cash Note would be convertible is 420.63. Each Plus Cash Note would be convertible into 420.63 shares if the simple average of the closing bid price of the common stock for the five trading days ending on and including the second trading day preceding the expiration of the exchange offer were $0.60 or lower. Based on the simple average of the closing bid price of TranSwitch common stock for the five trading days ending June 19, 2003, which equaled $1.53, the number of base shares would have been 164.95.

The aggregate conversion consideration of $952.38 (representing the $700 plus cash amount plus the number of base shares of $252.38) was chosen because it is the amount which provides a 5% “conversion premium” in the Plus Cash Notes (i.e. $952.38 × 1.05% = $1,000, which is the par amount and offering price of the Plus Cash Notes). Because of the 5% conversion premium, if holders convert their Plus Cash Notes immediately after the closing of the exchange offer, they will receive aggregate conversion consideration with a value of less than the $1,000 principal amount. The value of the aggregate conversion consideration payable upon conversion of the Plus Cash Notes would only equal or exceed the $1,000 principal amount if the market price of our common stock appreciates sufficiently following the exchange offer.

The allocation of the $952.38 amount between the plus cash amount and the number of base shares reflects an attempt to balance competing factors — the smaller the plus cash amount, the more cash TranSwitch is able to retain in order to fund ongoing operations; the smaller the number of base shares, the less potential dilution stockholders will incur upon conversion of the Plus Cash Notes.

Is the exchange offer conditioned upon a minimum number of existing notes being tendered in the exchange or Plus Cash Notes being purchased for cash?

No, the exchange offer is not conditioned upon any minimum number of existing notes being tendered or Plus Cash Notes being purchased for cash. The exchange offer is subject to customary conditions, which we may waive.

How soon must I act if I decide to participate?

Unless we extend the expiration date, the exchange offer will expire on July     , 2003 at 12:00 midnight, New York City time. The exchange agent must receive all required documents and instructions on or before July     , 2003 or you will not be able to participate in either the exchange offer or the new money offering.

What happens if I do not participate in the exchange offer?

If you do not participate in the exchange offer, you will not be eligible to indicate your interest for additional Plus Cash Notes in the new money offering. If a significant number of the existing notes are tendered and accepted in the exchange offer, the liquidity and the trading market for existing notes will likely be impaired. Also, for a period of two years following the issuance of the Plus Cash Notes, but only for so long as any of the Plus Cash Notes remain outstanding, we will be prohibited from engaging in any private or open-market repurchases, debt-for-equity swaps or similar transactions with respect to the existing notes.

How do I indicate my interest for additional Plus Cash Notes for cash in the new money offering?

If you tender at least $1,000 principal amount of your existing notes in the exchange offer, you will have the opportunity to indicate your interest for additional Plus Cash Notes in the new money offering. Other than the minimum $1,000 denomination amount, there is no minimum amount or percentage of your existing notes that must be tendered, other than in denominations of $1,000 principal amount, in order for you to indicate your interest for additional Plus Cash Notes in the new money offering. If you are interested in purchasing additional Plus Cash Notes for cash, please contact Jeffrey Winaker or Brian Sullivan at U.S. Bancorp Piper Jaffray at (415) 984-5142. If TranSwitch and the placement agent decide to go forward with the new money offering, allocations of additional Plus Cash Notes will be made by the placement agent in its sole discretion. The closing of the new money offering is anticipated to occur on the same day as the closing of the exchange offer.

How will fractional Plus Cash Notes be settled?

We will exchange $750 principal amount of Plus Cash Notes for each $1,000 principal amount of our existing notes that are tendered in the exchange. We will issue Plus Cash Notes only in denominations of $1,000 and integral multiples of $1,000. We will settle any fractional Plus Cash Notes in cash. For example, if you tender three existing notes ($3,000 aggregate principal amount), you will receive two Plus Cash Notes ($2,000 aggregate principal amount) and $250 in cash in lieu of fractional Plus Cash Notes ($3,000 aggregate principal amount of existing notes X 0.75 = $2,250, which you would receive in the form of two Plus Cash Notes and $250 in cash).

What should I do if I have additional questions about the exchange offer or the new money offering?

If you have any questions, need additional copies of the offering material, or otherwise need assistance, please contact the information agent for the offering:

Georgeson Shareholder Communications Inc.

17 State Street, 10th Floor

New York, New York 10004

(800) 723-8038

To receive copies of our recent SEC filings, you can contact us by mail or refer to the other sources described under “Where You Can Find More Information.”

RISK FACTORS

You should carefully consider the risks described below before you decide to exchange your existing notes for Plus Cash Notes or buy for cash additional Plus Cash Notes. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business operations.

If any of the following risks actually occur, they could materially adversely affect our business, financial condition or operating results. In that case, the trading price of our common stock and the existing notes could decline.

Risks Related to TranSwitch

There has been a significant decline in our net revenues.

Our net revenues have declined substantially during the past two years. Net revenues for the years ended December 31, 2002, 2001 and 2000 were $16.6 million, $58.7 million and $155.1 million, respectively. Our net revenues recorded during the three months ended March 31, 2003 were $4.1 million. Due to declining current economic conditions and slowdowns in purchases of VLSI semiconductor devices, it has become increasingly difficult for us to predict the purchasing activities of our customers and we expect that our net revenues will fluctuate substantially in the future.

There has been a significant increase in our net losses.

Our net losses have increased substantially during the past two years. Net losses for the years ended December 31, 2002 and 2001 were $165.2 million and $79.4 million, respectively. Our net losses recorded during the three months ended March 31, 2003 were $17.4 million. Due to declining economic conditions and a significant decline in our net revenues, we expect that our net losses will continue to fluctuate substantially in the future.

We are using our available cash and investments each quarter to fund our operating activities.

During the three months ended March 31, 2003, we used $2.2 million of our available cash and cash equivalents to fund our operating, investing and financing activities and redeemed $11.6 million of short and long-term investments for a total cash and investment usage of $13.8 million.

During the year ended December 31, 2002, we used $219.7 million of our available cash and cash equivalents to fund our operating, investing and financing activities and redeemed $11.0 million of short and long-term investments for a total cash and investment usage of $230.7 million. This significant use of cash included approximately $143.2 million to repurchase some of our outstanding existing notes (including transaction fees) through a tender offer.

We anticipate that we will use approximately $14.0 million to $17.0 million in cash, cash equivalents and investments during the second quarter of 2003 to fund our operating, investing and financing activities. We will continue to use our available cash, cash equivalents and investments in the future and we believe that we have sufficient cash for our needs for at least the next twelve months. We will continue to experience losses and use our cash, cash equivalents and investments if we do not receive sufficient product orders and our costs are not reduced to offset the decline in revenue.

We expect that our operating results will fluctuate in the future due to reduced demand in our markets.

Our business is characterized by short-term orders and shipment schedules, and customer orders typically can be cancelled or rescheduled without significant penalty to our customers. Because we do not have substantial non-cancelable backlog, we typically plan our production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. Future fluctuations to our operating results may also be caused by a number of factors, many of which are beyond our control.

In response to anticipated long lead times to obtain inventory and materials from our foundries, we may order inventory and materials in advance of anticipated customer demand, which might result in excess inventory levels if the expected orders fail to materialize. As a result, we cannot predict the timing and amount of shipments to our customers, and any significant downturn in customer demand for our products would reduce our quarterly and our annual operating results. As a result of these conditions, in 2002 and 2001, we recorded a write down for excess inventories totaling $4.8 million and $39.2 million, respectively.

We may have to further restructure our business.

In January 2003, we announced a restructuring plan in order to lower our operating expense run-rate due to current and anticipated business conditions. This plan resulted in a work-force reduction of approximately 25% of existing personnel. Also, we announced the closing of our South Brunswick, NJ (SOSi) design center, and reduced staff in Boston, MA and Shelton, CT. This workforce reduction also impacted our Switzerland and Belgium locations. In addition, we have postponed the completion of the IAD product line and archived the related intellectual property until the market returns, if ever. During the three months ended March 31, 2003, we incurred approximately $3.4 million in restructuring expenses related to employee termination benefits and $0.2 million related to excess facility costs. In addition, we impaired fixed assets with a net book value totaling $0.3 million and a patent on our IAD product line with a net book value of $0.2 million. This resulted in total restructuring and asset impairment charges for the three months ended March 31, 2003 totaling $4.1 million.

During fiscal 2002, we announced a restructuring plan due to continued weakness in our business and the industry. As a result of this plan, we eliminated 56 positions and announced the closing of design centers in Milpitas, CA and Raleigh, NC. In conjunction with this restructuring, we discontinued certain product lines and strategically refocused our research and development efforts. As a result of this plan, we incurred restructuring charges and asset impairments of approximately $5.5 million.

During fiscal 2001, we announced restructuring plans as a result of then current and anticipated business conditions. As a result of those plans, we incurred restructuring charges and asset impairments of approximately $32.5 million related to workforce reductions of 77 positions throughout TranSwitch and the related consolidation of several of our leased facilities.

We cannot be sure that these measures will be sufficient to offset lower total net revenues, and if they are not, further measures will be required and our operating results will be adversely affected.

We face possible delisting from the NASDAQ SmallCap Market, which would result in a limited public market for our common stock and make obtaining future debt or equity financing more difficult for us.

On March 4, 2003, we received notification from NASDAQ informing us that, because our common stock failed to maintain a minimum bid price of $1.00 over the previous thirty consecutive trading days, as required by the NASDAQ Marketplace Rule 4310, we would be provided 180 calendar days to regain compliance with the Marketplace Rule. On June 10, 2003, we received notification from NASDAQ informing us that, because the closing bid price of our common stock had been at or above the minimum $1.00 per share requirement for a period of more than 10 consecutive trading days, we had regained compliance with the Marketplace Rule. If we do not continue to comply with the minimum bid price requirement, NASDAQ may provide another notification regarding the possible delisting of our securities.

Such delisting from the NASDAQ SmallCap Market or further declines in our stock price could also greatly impair our ability to raise additional necessary capital through equity or debt financing, and could significantly increase the ownership dilution to stockholders caused by our issuing equity in financing or other transactions.

Our board of directors may elect to exercise its discretion to effect a reverse stock split. There are risks and uncertainties inherent in a reverse stock split.

By resolution approved by our stockholders at the annual meeting of stockholders held on May 22, 2003, our board of directors has the authority, in its sole discretion, to effect a reverse stock split of our common stock at any time prior to the date of our annual meeting of stockholders to be held in 2004 at a ratio between one for two and one for twenty as selected by the board of directors. In addition, notwithstanding approval of the reverse stock split by the stockholders, the board of directors, in its sole discretion, may not exercise its authority to effect the reverse stock split without further approval or action by or prior notice to the stockholders.

Although the price of our common stock is currently above $1.00, failure to implement the reverse stock split may increase the probability that our common stock would be delisted from the Nasdaq SmallCap Market in the future due to failure to satisfy the minimum bid price listing condition.

There can be no assurance that any increase in the market price for our common stock resulting from a reverse stock split, if implemented, will be sustainable since there are numerous factors and contingencies that would effect such price, including the market conditions for our common stock at the time, our reported results of operations in future periods and general economic, geopolitical, stock market and industry conditions. Accordingly, the total market capitalization of our common stock after a reverse stock split may be lower than the total market capitalization before such reverse stock split and, in the future, the market price of the common stock may not exceed or remain higher than the market price prior to such reverse stock split. Further, there can be no assurance that post reverse stock split, we can continue to meet the minimum listing requirements of the Nasdaq SmallCap Market.

While a higher share price may help generate investor interest in our common stock, there can be no assurance that a reverse stock split will result in a per share market price that will attract institutional investors or investment funds or that such price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve as a result of the reverse stock split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares of our common stock that would be outstanding after the reverse stock split.

We anticipate that shipments of our products to relatively few customers will continue to account for a significant portion of our total net revenues.

Historically, a relatively small number of customers have accounted for a significant portion of our total net revenues in any particular period. For the quarter ended March 31, 2003, shipments to our top five customers, including sales to distributors, accounted for approximately 65% of our total net revenues. For the year ended December 31, 2002, shipments to our top five customers, including sales to distributors, accounted for approximately 70% of our total net revenues. For the year ended December 31, 2001, sales to our top five customers, including sales to distributors, accounted for approximately 64% of our total net revenues. We expect that a limited number of customers may account for a substantial portion of our total net revenues for the foreseeable future. Some of the following may reduce our total net revenues or adversely affect our business:

•	reduction, delay or cancellation of orders from one or more of our significant customers;

•	development by one or more of our significant customers of other sources of supply for current or future products;

•	loss of one or more of our current customers or a disruption in our sales and distribution channels; and

•	failure of one or more of our significant customers to make timely payment of our invoices.

We cannot be certain that our current customers will continue to place orders with us, that orders by existing customers will return to the levels of previous periods or that we will be able to obtain orders from new customers. We have no long-term volume purchase commitments from any of our significant customers.

The cyclical nature of the communication semiconductor industry affects our business and we are currently, and for the past two years have been, experiencing a significant downturn.

We provide semiconductor devices to the telecommunications and data communications markets. The semiconductor industry is highly cyclical and currently is experiencing a significant contraction of the market. These downturns are characterized by:

•	diminished product demand;

•	accelerated erosion of average selling prices; and

•	production over-capacity.

We may experience substantial fluctuations in future operating results due to general semiconductor industry conditions, overall economic conditions, seasonality of customers’ buying patterns and other factors. We are currently, and for the past two years have been, experiencing a significant slowdown in the communication semiconductor industry.

Our international business operations expose us to a variety of business risks.

Foreign markets are a significant part of our net revenues. Foreign shipments accounted for approximately 58% and 59% of our total net revenues for the three months ended March 31, 2003 and year ended December 31, 2002, respectively. We expect foreign markets to continue to account for a significant percentage of our total net revenues. A significant portion of our total net revenues will, therefore, be subject to risks associated with foreign markets, including the following:

•	unexpected changes in legal and regulatory requirements and policy changes affecting the telecommunications and data communications markets;

•	changes in tariffs;

•	exchange rates and other barriers;

•	political and economic instability;

•	difficulties in accounts receivable collection;

•	difficulties in managing distributors and representatives;

•	difficulties in staffing and managing foreign operations;

•	difficulties in protecting our intellectual property overseas;

•	seasonality of customer buying patterns; and

•	potentially adverse tax consequences.

The recent outbreak of severe acute respiratory syndrome, or SARS, that began in China, Hong Kong, Taiwan, Singapore and Vietnam may have a negative impact on our operations. Our operations may be impacted by a number of SARS-related factors, including, but not limited to, disruptions at our third-party manufacturers that are primarily located in Asia, reduced revenues in our international markets and increased supply chain costs. If the number of cases continues to rise or spread to other geographical areas, our international revenues and operations could be negatively affected.

Although substantially all of our total net revenues to date have been denominated in U.S. dollars, the value of the U.S. dollar in relation to foreign currencies may also reduce our total net revenues from foreign customers. To the extent that we expand our international operations or change our pricing practices to denominate prices in foreign currencies, we will expose our margins to increased risks of currency fluctuations. We have assessed the risks related to foreign exchange fluctuations, and have determined at this time that any such risk is not material.

Our net revenues depend on the success of our customers’ products.

Our customers generally incorporate our new products into their products or systems at the design stage. However, customer decisions to use our products (design wins), which can often require significant expenditures by us without any assurance of success, often precede the generation of production revenues, if any, by a year or more. In addition, even after we achieve a design win, a customer may require further design changes. Implementing these design changes can require significant expenditures of time and expense by us in the development and pre-production process. Moreover, the value of any design win will largely depend upon the commercial success of the customer’s product and on the extent to which the design of the customer’s systems accommodates components manufactured by our competitors. We cannot ensure that we will continue to achieve design wins in customer products that achieve market acceptance.

We must successfully transition to new process technologies to remain competitive.

Our future success depends upon our ability to develop products that utilize new process technologies. Semiconductor design and process methodologies are subject to rapid technological change and require large expenditures for research and development. We currently manufacture our products using 0.8, 0.5, 0.35, 0.25 and 0.18 micron complementary metal oxide semiconductor (CMOS) processes and a 1.0 micron bipolar CMOS (BiCMOS) process. We continuously evaluate the benefits, on a product-by-product basis, of migrating to smaller geometry process technologies. We are migrating to a 0.13 micron CMOS process, and we anticipate that we will need to migrate to smaller CMOS processes in the future. Other companies in the industry have experienced difficulty in transitioning to new manufacturing processes and, consequently, have suffered increased costs, reduced yields or delays in product deliveries. We believe that transitioning our products to smaller geometry process technologies will be important for us to remain competitive. We cannot be certain that we can make such a transition successfully, if at all, without delay or inefficiencies.

Our success depends on the timely development of new products, and we face risks of product development delays.

Our success depends upon our ability to develop new VLSI devices and software for existing and new markets. The development of these new devices and software is highly complex, and from time to time we have experienced delays in completing the development of new products. Successful product development and introduction depends on a number of factors, including the following:

•	accurate new product definition;

•	timely completion and introduction of new product designs;

•	availability of foundry capacity;

•	achievement of manufacturing yields; and

•	market acceptance of our products and our customers’ products.

Our success also depends upon our ability to do the following:

•	build products to applicable standards;

•	develop products that meet customer requirements;

•	adjust to changing market conditions as quickly and cost-effectively as necessary to compete successfully;

•	introduce new products that achieve market acceptance; and

•	develop reliable software to meet our customers’ application needs in a timely fashion.

In addition, we cannot ensure that the systems manufactured by our customers will be introduced in a timely manner or that such systems will achieve market acceptance.

We sell a range of products that each have a different gross profit. Our total gross profits will be adversely affected if most of our shipments are of products with low gross profits.

We currently sell more than 50 products. Some of our products have a high gross profit while others do not. If our customers decide to buy more of our products with low gross profits and fewer of our products with high gross profits, our total gross profits could be adversely affected. We plan our mix of products based on our internal forecasts of customer demand, which demand is highly unpredictable and can fluctuate substantially.

The price of our products tends to decrease over the lives of our products.

Historically, average selling prices in the communication semiconductor industry have decreased over the life of a product, and, as a result, the average selling prices of our products may decrease in the future. Decreases in the price of our products would adversely affect our operating results.

Our success depends on the rate of growth of the global communications infrastructure.

We derive virtually all of our total net revenues from products for telecommunications and data communications applications. These markets are characterized by the following:

•	susceptibility to seasonality of customer buying patterns;

•	subject to general business cycles;

•	intense competition;

•	rapid technological change; and

•	short product life cycles.

In addition, although the telecommunications and data communications equipment markets grew rapidly in the late 1990s and 2000, we are currently and have been experiencing a significant slowdown in these markets for the past two years. We anticipate that these markets will continue to experience significant volatility in the near future.

Our products must successfully include industry standards to remain competitive.

Products for telecommunications and data communications applications are based on industry standards, which are continually evolving. Our future success will depend, in part, upon our ability to successfully develop and introduce new products based on emerging industry standards, which could render our existing products unmarketable or obsolete. If the telecommunications or data communications markets evolve to new standards, we cannot be certain that we will be able to design and manufacture new products successfully that address the needs of our customers or that such new products will meet with substantial market acceptance.

We continue to expense our new product process development costs when incurred.

In the past, we have incurred significant new product and process development costs. Our policy is to expense these costs, including tooling, fabrication and pre-production expenses, at the time that they are incurred. We may continue to incur these types of expenses in the future. These additional expenses will have a material and adverse effect on our operating results in future periods.

We face intense competition in the communication semiconductor market.

The communication semiconductor industry is intensely competitive and is characterized by the following:

•	rapid technological change;

•	subject to general business cycles;

•	access to fabrication capacity;

•	price erosion;

•	unforeseen manufacturing yield problems; and

•	heightened international competition in many markets.

These factors are likely to result in pricing pressures on our products, thus potentially affecting our operating results.

Our ability to compete successfully in the rapidly evolving area of high-performance integrated circuit technology depends on factors both within and outside our control, including:

•	success in designing and subcontracting the manufacture of new products that implement new technologies;

•	protection of our products by effective use of intellectual property laws;

•	product quality;

•	reliability;

•	price;

•	efficiency of production;

•	the ability to find alternative manufacturing sources, if necessary, to produce VLSI devices with acceptable manufacturing yields;

•	the pace at which customers incorporate our products into their products;

•	success of competitors’ products; and

•	general economic conditions.

The telecommunications and data communications industries, which are our primary target markets, have become intensely competitive because of deregulation, heightened international competition and recent significant decreases in demand.

We rely on outside fabrication facilities, and our business could be hurt if our relationships with our foundry suppliers are damaged.

We do not own or operate a VLSI circuit fabrication facility. Seven foundries currently supply us with most of our semiconductor device requirements. Four of these relationships are governed by foundry agreements. While we have had good relations with these foundries, we cannot be certain that we will be able to renew or maintain contracts with them or negotiate new contracts to replace those that expire. In addition, we cannot be certain that renewed or new contracts will contain terms as favorable as our current terms. There are other significant risks associated with our reliance on outside foundries, including the following:

•	the lack of assured semiconductor wafer supply and control over delivery schedules;

•	the unavailability of, or delays in obtaining access to, key process technologies; and

•	limited control over quality assurance, manufacturing yields and production costs.

Reliance on third-party fabrication facilities limits our ability to control the manufacturing process.

Manufacturing integrated circuits is a highly complex and technology-intensive process. Although we try to diversify our sources of semiconductor device supply and work closely with our foundries to minimize the likelihood of reduced manufacturing yields, our foundries occasionally experience lower than anticipated manufacturing yields, particularly in connection with the introduction of new products and the installation and start-up of new process technologies. Such reduced manufacturing yields have at times reduced our operating results. Manufacturing disruptions at one or more of our outside foundries, including those that may result from natural occurrences, could impact production for an extended period of time.

Our dependence on a small number of fabrication facilities exposes us to risks of interruptions in deliveries of semiconductor devices.

We purchase semiconductor devices from outside foundries pursuant to purchase orders, and we do not have a guaranteed level of production capacity at any of our foundries. We provide the foundries with forecasts of our production requirements. However, the ability of each foundry to provide wafers to us is limited by the foundry’s available capacity and the availability of raw materials. Therefore, our foundry suppliers could choose to prioritize capacity and raw materials for other customers or reduce or eliminate deliveries to us on short notice. Accordingly, we cannot be certain that our foundries will allocate sufficient capacity to satisfy our requirements.

We have been, and expect in the future to be, particularly dependent upon a limited number of foundries for our VLSI device requirements. Currently, a single foundry manufactures all of our BiCMOS devices. As a result, we expect that we could experience substantial delays or interruptions in the shipment of our products due to any of the following:

•	Sudden demand for an increased amount of semiconductor devices or sudden reduction or elimination of any existing source or sources of semiconductor devices;

•	time required to qualify alternative manufacturing sources for existing or new products could be substantial; and

•	failure to find alternative manufacturing sources to produce VLSI devices with acceptable manufacturing yields.

Our failure to protect our proprietary rights, or the costs of protecting these rights, may harm our ability to compete.

Our success depends in part on our ability to obtain patents and licenses and to preserve other intellectual property rights covering our products and development and testing tools. To that end, we have obtained certain domestic and foreign patents and intend to continue to seek patents on our inventions when appropriate. The process of seeking patent protection can be time consuming and expensive. We cannot ensure the following:

•	that patents will be issued from currently pending or future applications;

•	that our existing patents or any new patents will be upheld or valid and enforceable;

•	that our existing patents or any new patents will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us;

•	that foreign intellectual property laws will protect our foreign intellectual property rights; and

•	that others will not independently develop similar products, duplicate our products or design around any patents issued to us.

Intellectual property rights are uncertain and involve complex legal and factual questions. We may be unknowingly infringing on the proprietary rights of others and may be liable for that infringement, which could result in significant liability for us. We occasionally receive correspondence from third parties alleging infringement of their intellectual property rights. If we do infringe the proprietary rights of others, we could be forced to either seek a license to the intellectual property rights of others or alter our products so that they no longer infringe the proprietary rights of others. A license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical.

We are responsible for any patent litigation costs. If we were to become involved in a dispute regarding intellectual property, whether ours or that of another company, we may have to participate in legal proceedings in the United States Patent and Trademark Office in the United States, the federal or state courts of the United States, or in foreign courts to determine one or more of patent validity, patent infringement, patent ownership or patent inventorship. These types of proceedings may be costly and time consuming for us, even if we eventually prevail. If we do not prevail, we might be forced to pay significant damages, obtain a license, if available, or stop making a certain product. From time to time we may prosecute patent litigation against others and as part of such litigation, other parties may allege that our patents are not infringed, are invalid and are unenforceable.

We also rely on trade secrets, proprietary know-how and confidentiality provisions in agreements with employees and consultants to protect our intellectual property. Other parties may not comply with the terms of their agreements with us, and we may not be able to adequately enforce our rights against these parties.

We may engage in acquisitions that may harm our operating results, dilute our stockholders and cause us to incur debt or assume contingent liabilities.

We may pursue acquisitions that could provide new technologies, skills, products or service offerings. Future acquisitions by us may involve the following:

•	use of significant amounts of cash;

•	potentially dilutive issuances of equity securities; and

•	incurrence of debt or amortization expenses related to intangible assets with definitive lives.

In addition, acquisitions involve numerous other risks, including:

•	diversion of management’s attention from other business concerns;

•	risks of entering markets in which we have no or limited prior experience; and

•	unanticipated expenses and operational disruptions while acquiring and integrating new acquisitions.

From time to time, we have engaged in discussions with third parties concerning potential acquisitions of product lines, technologies and businesses. However, we currently have no commitments or agreements with respect to any such acquisition. If such an acquisition does occur, we cannot be certain that our business, operating results and financial condition will not be materially adversely affected or that we will realize the anticipated benefits of the acquisition.

Our business could be harmed if we fail to integrate future acquisitions adequately.

During the past three years, we have acquired six privately-held companies based in the United States and Europe. The integration of the operations of our six acquisitions, Easics N.V., acquired in May 2000, Alacrity Communications, Inc., acquired in August 2000, ADV Engineering S.A., acquired in January 2001, Horizon Semiconductors, Inc., acquired in February 2001, Onex Communications Corporation, acquired in September 2001, and Systems On Silicon, Inc., (SOSi) acquired in March 2002, has been completed.

Our management must devote time and resources to the integration of the operations of any future acquisitions. The process of integrating research and development initiatives, computer and accounting systems and other aspects of the operations of any future acquisitions presents a significant challenge to our management. This is compounded by the challenge of simultaneously managing a larger and more geographically dispersed entity.

Future acquisitions could present a number of additional difficulties of integration, including:

•	difficulties in integrating personnel with disparate business backgrounds and cultures;

•	difficulties in defining and executing a comprehensive product strategy; and

•	difficulties in minimizing the loss of key employees of the acquired company.

If we delay integrating or fail to integrate operations or experience other unforeseen difficulties, the integration process may require a disproportionate amount of our management’s attention and financial and other resources. Our failure to address these difficulties adequately could harm our business or financial results, and we could fail to realize the anticipated benefits of the transaction.

We have in the past, as a result of industry conditions, later discontinued, abandoned or postponed certain product lines acquired through prior acquisitions, specifically SOSi and Alacrity Communications.

We have made, and may continue to make, investments in development stage companies, which may not produce any returns for us in the future.

We have made investments in early stage, venture-backed, start-up companies that develop technologies that are complementary to our product roadmap. The following table summarizes these investments as of May 1, 2003:

Investee Company	Initial Investment Date	Technology
OptiX Networks, Inc.	February 2000	10 Gb/s and 40 Gb/s SONET/SDH framing devices
TeraOp (USA), Inc.	May 2001	Optical switching devices based on MEMS technology
Accordion Networks, Inc.	December 2001	Carrier class broadband multi-service access systems

These investments involve all the risks normally associated with investments in development stage companies and, as a result, we have had to record impairment charges against all of these investments. As such, there can be no assurance that we will receive a favorable return on these or any future venture-backed investments that we may make. Additionally, our original and any future investments may continue to become impaired if these companies do not succeed in the execution of their business plans. Any further impairment or equity losses in these investments could negatively impact our future operating results.

The loss of key management could affect our ability to run our business.

Our success depends largely upon the continued service of our executive officers, including Dr. Santanu Das, President, Chief Executive Officer and Chairman of the Board of Directors, and other key management and technical personnel and on our ability to continue to attract, retain and motivate other qualified personnel.

Our stock price is volatile.

The market for securities of communication semiconductor companies, including those of TranSwitch, has been highly volatile. The market sale price of our common stock has fluctuated between a low of $0.21 and a high of $74.69 during the period from June 19, 1995 to June 19, 2003. The closing price was $1.62 on June 19, 2003. It is likely that the price of our common stock will continue to fluctuate widely in the future. Factors affecting the trading price of our common stock include:

•	responses to quarter-to-quarter variations in operating results;

•	announcements of technological innovations or new products by us or our competitors;

•	current market conditions in the telecommunications and data communications equipment markets (we are currently and have been for the past two years experiencing a significant downturn); and

•	changes in earnings estimates by analysts.

We could be subject to class action litigation due to stock price volatility, which, if it occurs, will distract our management and could result in substantial costs or large judgments against us.

In the past, securities and class action litigation has often been brought against companies following periods of volatility in the market prices of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert our management’s attention and resources, which could cause serious harm to our business, operating results and financial condition or dilution to our stockholders.

Provisions of our certificate of incorporation, by-laws, stockholder rights plan and Delaware law may discourage takeover offers and may limit the price investors would be willing to pay for our common stock.

Delaware corporate law contains, and our certificate of incorporation and by-laws and shareholder rights plan contain, certain provisions that could have the effect of delaying, deferring or preventing a change in control of TranSwitch even if a change of control would be beneficial to our stockholders. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain of these provisions:

•	authorize the issuance of “blank check” preferred stock (preferred stock which our board of directors can create and issue without prior stockholder approval) with rights senior to those of common stock;

•	prohibit stockholder action by written consent;

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposed matters that can be acted upon by stockholders at a meeting; and

•	dilute stockholders who acquire more than 15% of our outstanding common stock.

Political and military tensions in the Middle East and Asia could negatively impact our net product revenues and projects involving start-up companies in which we have invested.

In the quarter ended March 31, 2003, 7.5% and 4.7% of our net revenues came from sales made to Korea and Israel, respectively. In the year ended December 31, 2002, 12.9% and 3.9% of our net revenues came from sales made to Korea and Israel, respectively. A continuation of, or an increase in, political and military tensions in Korea and the Middle East may impact the amount of investment in telecommunications products in these areas and thereby affect our ability to continue to sell our products to customers in these geographic areas and negatively impact our future operating results. In addition, we have investments in three start-up companies, OptiX and TeraOp, which maintain at least some operations in Israel. Heightened political and military tensions in the Middle East may affect the ability of OptiX and TeraOp to retain personnel and continue research and development, which could lengthen the time needed for these companies to execute their business plans successfully. Further impairment of our investments in these companies could negatively impact our future operating results.

Acts of terrorism affecting our locations, or those of our suppliers, in the United States or internationally may negatively impact our business.

We operate our businesses in the United States and internationally, including the operation of design centers in India and Europe. We also work with companies in Israel that provide research and design services for us and with companies in Taiwan that fabricate our products. Some of these countries have, in the past, been subject to terrorist acts and could continue to be subject to acts of terrorism. If our facilities, or those of our suppliers, are affected by a terrorist act, our employees could be injured and our facilities damaged, which could lead to loss of skill sets and affect the development or fabrication of our products, which could lead to lower short- and long-term revenues. In addition, terrorist acts in the areas in which we operate or in which our suppliers operate could lead to changes in security and operations at those locations, which could increase our operating costs. Although we have no reason to believe that our facilities, or those of our suppliers, may be the subject of a terrorist attack, we cannot be sure that this will not happen.

We may have difficulty obtaining director and officer liability insurance in acceptable amounts for acceptable rates.

Like most other public companies, we carry insurance protecting our directors and officers against claims relating to the conduct of our business. This insurance covers, among other things, the costs incurred by companies and their board of directors and officers to defend against and resolve claims relating to such matters as securities class action claims. These claims typically are extremely expensive to defend against and resolve. We pay significant premiums to acquire and maintain this insurance, which is provided by third-party insurers, and we agree to underwrite a portion of such exposures under the terms of the insurance coverage. Over the last several years, the premiums we have paid for this insurance have increased substantially. This increase in premiums is due, in large part, to the current economic downturn, decline in stock prices by many public corporations and the substantial increase in the number of securities class actions and similar claims brought against public corporations, their boards of directors and officers. Each year we negotiate with insurers to renew our directors’ and officers’ insurance. In the current economic environment, we cannot assure you that in the future we will be able to obtain sufficient directors’ and officers’ liability insurance coverage at acceptable rates or with acceptable terms, conditions and retentions.

Failure to obtain such insurance could have a materially adverse impact on future financial results in the event that we are required to defend against and resolve any securities claims made against TranSwitch, its board of directors and officers. Further, the inability to obtain such insurance in adequate amounts may impair our future ability to attract or retain qualified directors and/or officers.

Risks Related to this Offering

We have substantial indebtedness.

We currently have approximately $114.1 million in principal value of indebtedness outstanding. If we are successful in completing this exchange offer and selling all of the additional Plus Cash Notes for cash, we will have approximately $100 million in indebtedness.

We may incur substantial additional indebtedness in the future. The level of our indebtedness, among other things, could:

•	make it difficult for us to make payments on our outstanding existing notes or if issued, the Plus Cash Notes;

•	make it difficult for us to obtain any necessary future financing for working capital, capital expenditures, debt service requirements or other purposes;

•	limit our flexibility in planning for, or reacting to changes in, our business; and

•	make us more vulnerable in the event of a downturn in our business.

There can be no assurance that we will be able to meet our debt service obligations, including our obligations under the existing notes or if issued, the Plus Cash Notes.

We may incur additional indebtedness, including secured indebtedness, which may have rights to payment superior to the Plus Cash Notes.

The existing notes and the Plus Cash Notes are unsecured obligations. The terms of the existing notes and the Plus Cash Notes do not limit the amount of additional indebtedness, including secured indebtedness, that we can create, incur, assume or guarantee. Upon any distribution of our assets upon any insolvency, dissolution or reorganization, the payment of the principal of and interest on our secured indebtedness will be distributed out of our assets, which represent the security for such indebtedness. There may not be sufficient assets remaining to pay amounts due on any or all of the existing notes or the Plus Cash Notes then outstanding once payment of the principal and interest on our secured indebtedness has been made.

The Plus Cash Notes are pari passu with the existing notes. Upon any distribution of assets, both such notes will be paid simultaneously. The existing and Plus Cash Notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right of ours to receive assets of any subsidiary upon its liquidation or reorganization, and the consequent right of the holders of the Plus Cash Notes to participate in the assets, will be subject to the claims of that subsidiary’s creditors.

We may not be able to pay our debt and other obligations.

If our cash, cash equivalents, short and long term investments and operating cash flows are inadequate to meet our obligations, we could face substantial liquidity problems. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the existing notes, the Plus Cash Notes or our other obligations, we would be in default under the terms thereof, which would permit the holders of the existing notes and the Plus Cash Notes to accelerate their maturities and could also cause defaults under any future indebtedness we may incur. Any such default would have a material adverse effect on our business, prospects, financial condition and operating results. In addition, we cannot be sure that we would be able to repay amounts due in respect of the existing notes and the Plus Cash Notes if payment of those notes were to be accelerated following the occurrence of an event of default as defined in the respective indentures of the existing and Plus Cash Notes.

There is a limited market for the Plus Cash Notes and you may not be able to sell the Plus Cash Notes at a price acceptable to you.

There is no public market for the Plus Cash Notes. We cannot assure you of the liquidity of any markets that may develop for the Plus Cash Notes, your ability to sell the Plus Cash Notes or the price at which you may be able to sell the Plus Cash Notes. If a market for the Plus Cash Notes were to develop, the Plus Cash Notes could trade at prices that may be higher or lower than the principal amount or purchase price. Additionally, there is a risk that the liquidity of and the trading market for the Plus Cash Notes will be limited if few Plus Cash Notes are issued in the exchange offer or the new money offering. If only a limited number of Plus Cash Notes are outstanding after the completion of the exchange offer and the new money offering, it may be more difficult for a market to develop in the Plus Cash Notes. As well, in those circumstances any market that does exist may be less liquid than would be the case if more Plus Cash Notes were outstanding. Future trading prices of the Plus Cash Notes will depend on many factors, including:

•	prevailing interest rates;

•	our operating results;

•	the price of our common stock; and

•	the market for similar securities.

We do not intend to apply for listing of the Plus Cash Notes on any national exchange.

We expect the trading price of the Plus Cash Notes and the underlying common stock to be highly volatile, which could adversely affect the market price of our Plus Cash Notes and underlying common stock.

The trading price of the Plus Cash Notes and the underlying common stock will fluctuate in response to variations in such factors as:

•	our operating results;

•	announcements by us or our competitors of technological innovations or new products; and

•	general economic and market conditions.

In addition, stock markets have experienced extreme price volatility in recent years, particularly for telecommunication and semiconductor companies. In the past, our common stock has experienced volatility not necessarily related to announcements of our financial performance. Broad market fluctuations may also adversely affect the market price of our Plus Cash Notes and the underlying common stock.

If we automatically convert the Plus Cash Notes, there is a substantial risk of fluctuation in the price of our common stock from the date we elect to automatically convert the Plus Cash Notes to the auto-conversion date.

We may elect to automatically convert the Plus Cash Notes on or prior to maturity if our common stock price is at least equal to the auto-conversion price for at least 20 trading days during a 30 trading day period ending within five trading days prior to the notice of auto-conversion. The auto-conversion price is the threshold price at which the aggregate conversion value of each $1,000 principal amount of Plus Cash Notes equals $1,500. However, there is a risk of fluctuation in the price of our common stock between the time when we may first elect to automatically convert the Plus Cash Notes and the auto-conversion date. This time period may extend up to 30 calendar days from the time we elect to automatically convert the Plus Cash Notes. As a result of any such fluctuation in the price of our common stock, the aggregate conversion value you actually receive upon any automatic conversion of the Plus Cash Notes may be less than $1,500.

We may not have the financial resources to repurchase the Plus Cash Notes in the event of a change in control.

We may be unable to repurchase the Plus Cash Notes in the event of a change in control. Upon a change in control, you may require us to repurchase all or a portion of your Plus Cash Notes. If a change in control were to occur, we may not have enough funds to pay the repurchase price for all tendered Plus Cash Notes. Any future credit agreements or other debt agreements may prohibit repurchase of the Plus Cash Notes for cash, or expressly prohibit the repurchase of the Plus Cash Notes upon a change in control or may provide that a change in control constitutes an event of default under that agreement. If a change of control occurs at a time when we are prohibited from repurchasing the Plus Cash Notes, we could seek the consent of our lenders to repurchase the Plus Cash Notes or could attempt to finance the debt agreements. If we do not obtain consent, we could not repurchase the Plus Cash Notes. Our failure to repurchase the Plus Cash Notes would constitute an event of default under the Plus Cash Notes indenture, which might constitute an event of default under the terms of our other debt. Our obligation to offer to repurchase the Plus Cash Notes upon a change in control would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

The exchange offer will have an impact on our income or loss for tax purposes.

Cancellation of indebtedness income.    We anticipate that we will recognize taxable income from the discharge of indebtedness of approximately $28.5 million in connection with the issuance of the Plus Cash Notes in exchange for the existing notes, assuming all of the existing notes are exchanged in the exchange offer. While we have net operating loss carryovers and expect to have current operating losses that may offset this income for U.S. federal income tax purposes, the use of these losses and carryovers may be subject to limitation. Further, we may be limited in our ability to offset these losses against income for state or local tax purposes. If our available net operating loss carryovers and current operating losses are insufficient to offset the cancellation of indebtedness income, this income could result in additional tax of as much as approximately $11.4 million.    In addition, to the extent that available net operating loss carryovers and current operating losses are used to offset the cancellation of indebtedness income, they will be unavailable as a potential offset to future income.

Deductibility of interest.    It is possible that we may be unable to deduct the interest and original issue discount, if any, paid or accrued with respect to the Plus Cash Notes. However, in light of our current operating losses and our net operating loss carryovers, we are unlikely to be able to make use of current interest and original issue discount deductions in the near future. In any event, investors considering exchanging their existing notes for Plus Cash Notes or purchasing Plus Cash Notes should not assume that such interest and original issue discount deductions are available to us.

You may experience adverse tax consequences by participating in exchange offer or purchasing Plus Cash Notes.

Contingent payment debt instrument rules.    We intend to take the position that the Plus Cash Notes do not constitute “contingent payment debt instruments” for U.S. federal income tax purposes and, as such, are not subject to U.S. Treasury regulations dealing with contingent payment debt instruments. However, the IRS may assert a contrary position, and our position is not binding on the IRS or a court. If the Plus Cash Notes are treated as contingent payment debt instruments under such regulations, among other potential adverse consequences: (i) you would be required to include amounts in taxable income each year as “original issue discount” (OID), which is taxed as ordinary income similar to interest, and such amounts would likely exceed and be taxed in advance of the actual payments of stated interest received in connection with the Plus Cash Notes; (ii) the value of the stock received upon conversion of the Plus Cash Notes would be treated as an additional payment taxable as ordinary income (subject to potential adjustments); and (iii) gain recognized upon a sale, exchange, redemption, or retirement of the Plus Cash Notes also would generally be treated as ordinary income (subject to potential adjustments and exceptions).

The exchange of existing notes for Plus Cash Notes and the conversion or auto-conversion of Plus Cash Notes for common stock and cash (or common stock in lieu of the plus cash amount) may be fully taxable events at the time of such exchange or conversion.    Investors should be aware that (i) the exchange of existing notes for Plus Cash Notes may be fully taxable at the time of such exchange; (ii) in the event of conversion or auto-conversion of the Plus Cash Notes, the receipt of our common stock and cash (or additional shares of our common stock in lieu of the plus cash amount) may be fully taxable at the time of such conversion (or subject to alternative treatment different from that of conventional convertible debt).

In considering whether to participate in the exchange offer or to indicate your interest for additional Plus Cash Notes in the new money offering, investors should discuss with their own tax advisors any potential adverse tax consequences of this transaction. These consequences may be materially different from the consequences that may be expected by investors in considering other convertible debt investments.

For a summary of these potential adverse tax consequences, see “United States Federal Income Tax Considerations.” Investors considering the exchange of existing notes for Plus Cash Notes or indicating interest for additional Plus Cash Notes in the new money offering should consult with their own tax advisors concerning such consequences and the potential impact in their particular circumstances.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Summary” and “Risk Factors” contains forward-looking information. This forward-looking information is subject to risks and uncertainties including the factors listed under “Risk Factors,” as well as elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange of the existing notes for the Plus Cash NotesSM pursuant to the exchange offer. We also are offering up to $14,416,000 aggregate principal amount of additional Plus Cash Notes for cash in the new money offering. We intend to use the net proceeds, if any, from the sale of the additional Plus Cash Notes for general corporate purposes, including working capital and research and development. We have not yet determined the amount of net proceeds to be used specifically for each of these purposes. Pending such use, we intend to invest the net proceeds in cash equivalents, U.S. government obligations, high-grade corporate notes and commercial paper.

PRICE RANGE OF COMMON STOCK

Our common stock is traded under the symbol “TXCC” on the NASDAQ SmallCap Market. The following table sets forth, for the periods indicated, the range of high and low closing prices for our common stock on the NASDAQ National Market until October 14, 2002, at which time we began trading on NASDAQ SmallCap Market.

	High	Low
Fiscal year ending December 31, 2001
First Quarter	$53.31	$13.06
Second Quarter	$19.21	$7.16
Third Quarter	$10.24	$2.86
Fourth Quarter	$6.34	$2.23
Fiscal year ending December 31, 2002
First Quarter	$5.50	$2.80
Second Quarter	$3.33	$0.63
Third Quarter	$0.93	$0.40
Fourth Quarter	$1.22	$0.22
Fiscal year ending December 31, 2003
First Quarter	$1.07	$0.49
Second Quarter (through June 19, 2003)	$1.91	$0.48

DIVIDEND POLICY

No cash dividends have been paid on the common stock to date and we do not expect to pay cash dividends thereon in the foreseeable future. Any future declaration and payment of dividends will be subject to the discretion of our Board of Directors, will be subject to applicable law and will depend upon our results of operations, earnings, financial condition, contractual limitations, cash requirements, future prospects and any other factors deemed relevant by our Board of Directors.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,					Three Months Ended March 31,
	2002	2001	2000	1999	1998	2003
Ratio of earnings to fixed charges	*	*	8.9	60.3	17.6	*

*	Calculation not meaningful as ratio is less than 1. For the three months ended March 31, 2003, and the years ended December 31, 2002 and 2001, earnings were insufficient to cover fixed charges by $16.2, $92.5 and $103.1 millions, respectively.

CAPITALIZATION

The following table sets forth the consolidated capitalization of TranSwitch at March 31, 2003:

•	as adjusted to give effect to the issuance of Plus Cash NotesSM in the exchange offer on the assumption that all of the outstanding existing notes were validly tendered and accepted for exchange;

•	as adjusted to give effect to the issuance for cash of an additional $14.4 million of Plus Cash Notes; and

•	as adjusted to reflect a net gain of $26.5 million on the assumed early extinguishment of outstanding existing notes. The net gain on the assumed early extinguishment of the outstanding existing notes was calculated as follows: the outstanding existing notes balance of $114.1 million less the deferred financing fees of $2.0 million, less $85.6 million, which represents the fair value of the Plus Cash Notes issued pursuant to the exchange offer reflecting the exchange ratio of 75%. The fair value of the Plus Cash Notes of $85.6 million was calculated by multiplying the $114.1 million outstanding existing notes balance by the exchange ratio of 75%. This extinguishment of debt will result in recognition of gain in our statement of operations in the period in which the exchange offer is consummated.

The auto-conversion make-whole provision and the holder’s conversion right contained in the Plus Cash Notes will be separately accounted for as derivative financial instruments in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. Of the aggregate principal amount of Plus Cash Notes to be issued in the exchange offer and new money offering, $15.6 million has been allocated to these instruments based on their estimated fair values, of which $2.0 million and $13.6 million relates to the auto-conversion make-whole provision and holder’s conversion right, respectively. The fair value of the auto-conversion make-whole provision and the holder’s conversion right was determined using a Monte Carlo simulation model and the Black-Scholes option pricing model, respectively . These embedded derivative instruments have been recorded as a derivative liability and will be adjusted quarterly for changes in fair value during the period of time that any such Plus Cash Notes are outstanding, with the corresponding charge or credit to other expense or income. The fair value of the auto-conversion make-whole provision and the holder’s conversion right of approximately $15.6 million has been recorded as a discount on the Plus Cash Notes. The discount on the Plus Cash Notes will be accreted to par value through quarterly interest charges over the four-year term of the Plus Cash Notes.

To the extent that existing notes are not validly tendered or accepted in the exchange offer, the amount attributed to the Plus Cash Notes would decrease, the amount attributed to the existing notes would increase and the accumulated deficit would increase. The financial data at March 31, 2003 in the following table are derived from our unaudited consolidated financial statements for the quarter ended March 31, 2003.

	March 31, 2003
	Actual	As Adjusted
	(dollars in thousands)
Long term debt:
6% Convertible Plus Cash Notes due July , 2007 (Plus Cash Notes) (net of $15.634 million discount)(1)	$—	$84,366
4.5% Convertible Notes due September 12, 2005 (existing notes)	114,113	—

Total long-term debt	$114,113	$84,366

Commitments and contingencies
Stockholders’ equity:
Common stock $.001 par value; authorized 300,000,000 shares; issued and outstanding, 90,155,673 shares at March 31, 2003 and 90,131,672 shares at December 31, 2002	90	90
Additional paid-in capital	290,064	290,064
Accumulated other comprehensive income	351	351
Accumulated deficit(2)	(222,050)	(195,512)

Total stockholders’ equity	68,455	94,993

Total capitalization	$182,568	$179,359

(1)	The March 31, 2003, As Adjusted 6% Convertible Plus Cash Notes balance of $84.4 million represents the fair value of the Plus Cash Notes of $85.6 million issued pursuant to the exchange offer, reflecting the exchange ratio of 75%, less the discount of $15.6 million relating to the fair value of the holder’s conversion right and the auto-conversion make-whole provision on the Plus Cash Notes, and plus the $14.4 million raised from the new money offering.
(2)	The March 31, 2003, As Adjusted accumulated deficit balance of $195.5 million reflects the net gain of $26.5 million on the assumed early extinguishment of the outstanding existing notes.

HISTORICAL CONSOLIDATED STATEMENTS OF OPERATIONS

The following table sets forth selected consolidated financial data of TranSwitch. The consolidated statements of operations data for the years ended December 31, 2002, 2001 and 2000, and the consolidated balance sheet data as of December 31, 2002 and 2001, have been derived from our audited consolidated financial statements, which are incorporated by reference in this prospectus. The consolidated statements of operations data for the years ended December 31, 1999 and 1998, and the consolidated balance sheet data as of December 31, 2000, 1999 and 1998, are derived from our audited consolidated financial statements not included in this prospectus. The consolidated financial data for the three-month periods ended March 31, 2003 and 2002 are derived from our unaudited consolidated financial statements incorporated by reference in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring items, which TranSwitch considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2003. This data should be read in conjunction with the consolidated financial statements, related notes, and other financial information incorporated by reference in this prospectus. The consolidated statements of operations data has been revised to reflect a 3-for-2 stock split in the form of a dividend on June 8, 1999, a 3-for-2 stock split in the form of a dividend on January 11, 2000 and a 2-for-1 stock split in the form of a dividend on August 10, 2000.

TranSwitch Corporation and Subsidiaries

(in thousands, except per share data)

	Year ended December 31,					Three Months Ended March 31,
	2002	2001	2000	1999	1998	2003	2002
Consolidated Statements of Operations Data:
Net revenues	$16,636	$58,682	$155,083	$73,533	$45,993	$4,098	$4,862
Cost of revenues:
Cost of revenues	5,947	21,263	46,147	25,210	17,274	1,340	1,818
Provision for excess inventories	4,832	39,218	—	—	—	—	—

Total cost of revenues	10,779	60,481	46,147	25,210	17,274	1,340	1,818

Gross profit (loss)	5,857	(1,799)	108,936	48,323	28,719	2,758	3,044
Operating expenses:
Research and development	53,523	49,324	24,221	14,543	11,500	10,230	13,326
Marketing and sales	13,266	22,169	20,518	12,098	8,824	2,682	3,736
General and administrative	7,306	9,024	5,634	3,865	2,875	1,472	2,322
Amortization of goodwill	—	2,476	384	—	—	—	—
Impairment of goodwill	59,901	—	—	—	—	—	—
EASICS NV merger costs	—	—	1,163	—	—	—	—
Restructuring charges and asset impairments	3,895	34,223	—	—	—	3,787	—
Purchased in-process research and development	2.000	22,000	2,800	—	—	—	2,000

Total operating expenses	139,891	139,216	54,720	30,506	23,199	18,171	21,384

Operating (loss) income	(134,034)	(141,015)	54,216	17,817	5,520	(15,413)	(18,340)

	Year ended December 31,					Three Months Ended March 31,
	2002	2001	2000	1999	1998	2003	2002
Other (expense) income:
Impairment of investments in non-publicly traded companies	$(8,669)	$—	$—	$—	$—	$(50)	$—
Equity in net losses of affiliates(1)	(3,405)	(1,962)	(385)	—	—	(315)	(583)
Gain from repurchase of 4.5% Convertible Notes due 2005(2)	51,976	35,307	—	—	—	—	51,976
Interest (expense) income, net	(1,758)	2,608	8,522	4,705	1,024	(705)	(1,471)

Total other (expense) income	38,144	35,953	8,137	4,705	1,024	(1,070)	49,922

(Loss) income before income taxes	(95,890)	(105,062)	62,353	22,522	6,544	(16,483)	31,582

Income tax expense (benefit)	69,334	(25,636)	24,383	(2,812)	387	69	12,947

(Loss) income before extraordinary loss and cumulative effect of a change in accounting principle	(165,224)	(79,426)	37,970	25,334	6,157	(16,552)	18,635

Extraordinary loss upon consolidation of TeraOp (USA), Inc.	—	—	—	—	—	(83)	—
Cumulative effect on prior years of retroactive application of new depreciation method	—	—	—	—	—	(805)	—

Net (loss) income(1)(2)	$(165,224)	$(79,426)	$37,970	$25,334	$6,157	$(17,440)	$18,635

Basic (loss) earnings per common share(3)	$(1.84)	$(0.91)	$0.46	$0.33	$0.10	$(0.19)	$0.21
Diluted (loss) earnings per common share(3)	$(1.84)	$(0.91)	$0.43	$0.31	$0.09	$(0.19)	$0.21
Basic average shares outstanding	90,037	86,904	81,868	76,676	63,174	90,164	89,947
Diluted average shares outstanding(3)	90,037	86,904	87,559	81,596	67,482	90,164	90,599

	December 31,					March 31,
	2002	2001	2000	1999	1998	2003	2002
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$183,647	$409,592	$564,124	$75,802	$27,903	$175,026	$240,439
Total current assets	196,013	427,302	616,825	102,152	42,646	185,561	257,252
Long-term marketable securities	21,819	26,582	54,183	36,003	—	16,609	20,059
Total non-current assets	47,340	189,062	124,420	59,915	7,529	35,715	170,352
Total assets(1)	243,353	616,364	741,245	162,067	50,175	221,276	427,604
Total current liabilities	17,730	25,296	23,891	9,929	8,920	13,568	18,504
4.50% Convertible Notes due 2005	114,113	314,050	460,000	—	—	114,113	114,113
Total non-current liabilities	139,962	340,975	460,000	—	—	139,253	140,001
Total stockholders’ equity(1)	85,661	250,093	257,354	152,138	41,255	68,455	269,099
Book value per share(4)	0.95	2.75	3.08	3.87	1.50	0.76	2.99
Pro forma book value per share(5)	—	—	—	—	—	1.05	—

(1)	The 2002, 2001 and 2000 figures have been adjusted for the effect of the change in the investment in OptiX Networks, Inc. from the cost to the equity method of accounting, as required under Generally Accepted Accounting Principles (U.S. GAAP). This restatement occurred during the three months ended September 30, 2002.
(2)	The gain on debt extinguishment, previously classified as extraordinary, has been reclassified to continuing operations in accordance with SFAS No. 145. TranSwitch adopted this accounting standard as of January 1, 2003 and reclassified prior period amounts at that time. Future filings will also be revised, as appropriate, to reflect reclassifications as a result of implementing SFAS No. 145.
(3)	For purposes of calculating diluted earnings (loss) per share for the three months ended March 31, 2003, and the years ended December 31, 2002 and 2001, the assumed conversion of the existing notes and the assumed exercise of dilutive securities are not taken into consideration, as their effect is anti-dilutive.
(4)	Calculated as total stockholders’ equity divided by common shares issued and outstanding as of the balance sheet date.
(5)	Pro forma book value per share calculation as of March 31, 2003 uses the same assumptions set forth in the Capitalization section above to arrive at total stockholders equity of $95.0 million as of March 31, 2003.

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS

Dr. Santanu Das, a founder of TranSwitch, has been President, Chief Executive Officer and a director of TranSwitch since its inception in 1988 and its Chairman since May 1997. Prior to joining TranSwitch, Dr. Das held various positions, including President, with Spectrum Digital Corporation, where he worked from 1986 through 1988. Prior to joining Spectrum Digital Corporation, he held various positions, including Director, Applied Technology Division, of ITT Corporation’s Advanced Technology Center.

Mr. Alfred F. Boschulte became a director of TranSwitch in December 1998. Mr. Boschulte has over 30 years of experience in the telecommunications industry and since August 2001, he has served as the Chief Executive Officer of Sky Optix Corporation. Mr. Boschulte currently serves as the Chairman of DETECON, Inc., a telecommunications consulting business, for which he served as President and Chief Executive Officer from January 1999 to September 2002. From September 1998 to December 2000, Mr. Boschulte has served as the Chairman of Independent Wireless One, Inc., a PCS service provider. Mr. Boschulte also served as the Chief Executive Officer of Independent Wireless One, Inc. from September 1998 to October 1999. From January 1996 through December 1997, he served as Managing Director of Exelcomindo, a national cellular service in Indonesia. From December 1994 through December 1995, Mr. Boschulte served as President of Tomcom, L.P., a wireless services corporation, and from November 1990 through December 1994, he served as President and Chairman of Nynex Mobile Communications, a cellular telecommunications corporation.

Dr. Hagen Hultzsch became a director of TranSwitch in August 2001 and has more than 35 years of management experience in the technology sector. In December 2001, he retired as Chairman of the Supervisory Board of T-Venture Holding in Bonn, Germany. From 1993 to April 2001, Dr. Hultzsch served as a Member of the Board of Management of Deutsche Telekom, responsible for Research and Development, Information Management & Systems, and Process & Quality Management. Prior to joining Deutsche Telekom, Dr. Hultzsch held executive positions at Volkswagen Group, Electronic Data Systems and Gesellschaft fuer Schwerionenforschung, a large German research organization in Darmstadt, Germany. Dr. Hultzsch also served as an Assistant Professor at Mainz University, including a fellowship at IBM’s Thomas J. Watson Research Center, Yorktown Heights, New York. Dr. Hultzsch also currently serves as a Director of VPI Systems, Inc., SCM Microsystems Inc., Heraeus Tenevo AG and Leybold Optics GmbH. Dr. Hultzsch is chairman of the board of TSI Software and VoiceObjects AG.

Mr. Gerald F. Montry became a director of TranSwitch in May 2000. Since 1998, Mr. Montry has been the Managing Partner of Mont Reuil & Company, a venture capital investment firm. Mr. Montry previously served as a Senior Vice President and Chief Financial Officer of DSC Communications, a telecommunications equipment provider, from 1986 until Alcatel acquired it in September 1998. Mr. Montry is also a director of Intervoice Corporation and Accordion Networks, Inc.

Mr. James M. Pagos became a director of TranSwitch in April 1999. During the first quarter of 2003, Mr. Pagos became a director of Digital Reliance, Inc., a provider of optimized wireless billing solutions and Netifice Communications, Inc., a provider of advanced IP connectivity solutions. Since May 2001, Mr. Pagos has been the Chief Executive Officer of P TEK, LLC, a consulting and investment company. From November 1999 to April 2001, Mr. Pagos was the President and Chief Executive Officer of Vectant, Inc., a global infrastructure and applications services corporation. Mr. Pagos previously served as Chief Operating Officer of AT&T Solutions, the managed services division of AT&T Corporation, a telecommunications corporation, from June 1998 to November 1999. He also served as Vice President of AT&T Global Services from 1994 until June 1998 and began his telecommunications career in 1972 with New England Telephone.

Dr. Albert E. Paladino became a director of TranSwitch in December 1988. Dr. Paladino was named Chairman of the Board of Directors of RF Micro Devices, Inc., a manufacturer of radio frequency components for wireless communications, during 2002. Prior to his appointment as the Chairman of the Board of RF Micro Devices, Inc., he was a director since 1992. He was a general partner of Advanced Technology Ventures, a venture capital investment partnership, from 1981 through December 1998, and is now a private investor. Prior to joining Advanced Technology Ventures, Dr. Paladino held senior positions with Raytheon Corporation, GTE Laboratories, the National Institute of Standards and Technology and the Congressional Office of Technology Assessment.

Mr. Erik H. van der Kaay became a director of TranSwitch in September 1997. He has also been a member of the Board of Directors of RF Micro Devices, Inc., since 1996 and of COMARCO Inc., since 2001. Since April 1998, he has been President and Chief Executive Officer and in January 2000 he became Chairman of Datum, Inc., which manufactures time and frequency products used in telecommunications and other fields. In May 2002, Datum, Inc. merged with Symmetricom, Inc. and Mr. van der Kaay became the chairman of the board of Symmetricom, Inc. Mr. van der Kaay was employed with Allen Telecom, Inc., a telecommunications corporation from 1990 through April 1998, and last served as its Executive Vice President. Prior to joining Allen Telecom, he was President and Chief Executive Officer of Telaxis Communications Corporation, a manufacturer of broadband wireless equipment for Network Access Applications.

Compensation of Directors

Directors who are not employees of TranSwitch received a stipend of $8,000 per year, payable quarterly. In addition, each Director receives a participation fee of $1,200 for each Board of Directors or subcommittee meeting of TranSwitch or any of its subsidiaries attended during 2002. No employee of TranSwitch receives separate compensation for services rendered as a director. All directors are reimbursed for expenses in connection with attending Board and committee meetings.

Each non-employee director of TranSwitch is also entitled to participate in TranSwitch’s 1995 Non-Employee Director Stock Option Plan. Each new director is granted an option for 37,500 shares of Common Stock upon joining the Board, valued at that day’s closing price. The vesting period of this option is one-third immediately, one-third after the first year of service and the remaining one-third after two years of service. Each director is granted an option for 28,800 shares of Common Stock annually on their respective anniversary date, valued at that day’s closing price. These options are one hundred percent (100%) vested after one year of service. The non-employee directors can also participate in TranSwitch’s Third Amended and Restated 1995 Stock Plan.

COMPENSATION AND OTHER INFORMATION CONCERNING NAMED EXECUTIVE OFFICERS

Named Executive Officers

Listed below are TranSwitch’s Named Executive Officers and their respective backgrounds, excluding Dr. Santanu Das who is listed above.

Mr. Peter J. Tallian (age 45), Senior Vice President, Chief Financial Officer and Treasurer. Prior to joining TranSwitch in February 2001, Mr. Tallian held the position of Executive Vice President and Chief Financial Officer of Metavante Corporation, a wholly owned subsidiary of M&I Corporation, and an outsourcing, business e-commerce, professional services and software provider to banks and financial institutions worldwide, since 1995. Previously, Mr. Tallian held various positions in finance with IBM Corporation from 1982 to 1995.

Executive Compensation

Summary Compensation. The following table sets forth the compensation earned by TranSwitch’s Chief Executive Officer and each of the other executive officers designated “Named Executive Officers” by TranSwitch (collectively, the “Named Executive Officers”) for services rendered in all capacities to TranSwitch for the three years ended December 31, 2002.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation					Long-Term Compensation	All Other Compensation
		Salary		Bonus			Securities Underlying Options
Dr. Santanu Das	2002		$300,000		—		318,000		$7,445	(1)
President, Chief Executive Officer and Chairman of the Board of Directors	2001 2000	$ $	375,000 300,000	$	— 300,000		691,353 506,000	$ $	32,394 32,614	(2) (3)

Mr. Peter J. Tallian Senior Vice President, Chief Financial Officer and Treasurer	2002 2001 2000	$ $	212,500 215,064 —	$	— 150,000 —	(5)	84,860 402,500 —	$ $	5,836 104,169 —	(4) (6)

(1)	Includes $6,000 contributed to defined contribution plans, and $1,445 in premiums paid with respect to term life insurance on behalf of Dr. Das.
(2)	Includes $5,250 contributed to defined contribution plans, $368 in other compensation and $1,445 and $25,331 in premiums paid with respect to term and split dollar life insurance on behalf of Dr. Das. TranSwitch no longer contributes to the split term life insurance of Dr. Das.
(3)	Includes $5,250 contributed to defined contributions plans and $1,985 and $25,379 in premiums paid with respect to term and split dollar life insurance, respectively, on behalf of Dr. Das.
(4)	Includes $5,500 contributed to defined contributions plans and $336 in premiums paid with respect to term life insurance on behalf of Mr. Tallian.
(5)	Includes $50,000 sign-on bonus and guaranteed bonus of $100,000.
(6)	Includes $5,250 contributed to defined contributions plans, $98,667 in relocation expenses and $252 in premiums paid with respect to term life insurance on behalf of Mr. Tallian.

Option Grants. The following table sets forth information concerning stock options granted during the fiscal year ended December 31, 2002 under TranSwitch’s Third Amended and Restated 1995 Stock Plan to the Named Executive Officers.

Option Grants in 2002

	Individual Grants							Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year (5)		Exercise Price ($/Share)(6)		Expiration Date	5%		10%
Dr. Santanu Das	250,000 10,000 30,000 20,000 8,000	(2) (4) (3) (4) (4)	7.07 .28 .85 .57 .23	% % % % %	$ $ $ $ $	4.02 1.36 1.36 0.66 0.33	1/23/09 5/23/09 5/23/09 8/14/09 10/24/09	$ $ $ $ $	632,039 5,537 16,610 5,374 1,075	$ $ $ $ $	1,601,711 12,903 38,708 12,523 2,505

Mr. Peter J. Tallian	50,000 2,850 15,000 7,500 7,500 2,010	(2) (4) (3) (2) (4) (4)	1.41 .08 .42 .21 .21 .06	% % % % % %	$ $ $ $ $ $	4.02 1.36 1.36 1.36 0.66 0.33	1/23/09 5/23/09 5/23/09 5/23/09 8/14/09 10/24/09	$ $ $ $ $ $	126,408 1,578 8,305 4,152 2,015 270	$ $ $ $ $ $	320,342 3,677 19,354 9,677 4,696 629

(1)	The potential realizable value is calculated based on the term of the option at the time of grant, which is 7 years. Stock price appreciation of 5% and 10% is based on the fair market value at the time of grant and assumes that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price, pursuant to rules promulgated by the Securities and Exchange Commission. The potential realizable value does not represent TranSwitch’s prediction of its stock price performance. This table does not take into account any appreciation or depreciation in the fair value of the Common Stock from the date of grant to date. There can be no assurance that the actual stock price appreciation over the 7-year option term will be at the assumed 5% and 10% levels or at any other defined level.
(2)	These options have terms of 7 years from the date of grant and become exercisable over four years at the rate of 25% on the date of grant, an additional 12.5% six months thereafter, an additional 12.5% six months thereafter and an additional 6.25% at the end of each three-month period thereafter until such options are fully exercisable.
(3)	These options have terms of 7 years from the date of grant and become exercisable over four years at the rate of 25.0% each six month period thereafter until such options are fully exercisable.
(4)	These options have a term of 7 years from the date of grant and become exercisable over one year at a rate of 50% on the grant date and 50% in one year.
(5)	Options to purchase a total of 3,537,307 shares of Common Stock were granted in fiscal year ended December 31, 2002 to employees (including the Named Executive Officers), under TranSwitch’s Third Amended and Restated 1995 Stock Plan and the 2000 Stock Option Plan.
(6)	The exercise price was the fair market value of a share of TranSwitch’s Common Stock at the time of grant as determined in accordance with TranSwitch’s Third Amended and Restated 1995 Stock Plan. The exercise price may be paid in cash or in shares of TranSwitch’s Common Stock valued at fair market value on the exercise date.

Option Exercises and Unexercised Option Holdings. The following table sets forth certain information concerning option exercises and unexercised stock options held as of December 31, 2002 by each of the Named Executive Officers:

Aggregated Option Exercises and Year End Option Values

	Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised In-the-Money Options at Year End		Value of Unexercised In-the-Money Options at Year End (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Dr. Santanu Das	—	—	14,000	14,000	$1,726	$1,726
Mr. Peter J. Tallian	—	—	4,755	4,755	$470	$470

(1)	Calculated as the difference between the fair market value of the underlying securities at the exercise date of the underlying options and the aggregate exercise price.
(2)	Value is based on the difference between the option exercise price and the fair market value of TranSwitch’s Common Stock on December 31, 2002, multiplied by the number of shares of Common Stock underlying the options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of June 20, 2003 certain information regarding the ownership of outstanding shares of Common Stock by (i) each person who, to the knowledge of TranSwitch, beneficially owned more than 5% of the outstanding shares of Common Stock, (ii) each director or Nominee of TranSwitch, (iii) each Named Executive Officer (as defined under “Compensation and Other Information Concerning Named Executive Officers”) and (iv) all directors and Nominees for Directors and Named Executive Officers as a group. Unless otherwise indicated below, each person listed below maintains a business address in the care of TranSwitch Corporation, Three Enterprise Drive, Shelton, Connecticut 06484 and has sole voting and investing power with respect to all shares of Common Stock owned.

Five Percent Stockholders, Directors, and Named Executive Officers	Shares Beneficially Owned (1)	Percent of Class (2)
Herbert Chen (3)	6,600,000	7.32%
Chen Capital Management, Inc. 237 Park Avenue Suite 9117 New York, NY 10017 Capital Guardian Trust Corporation (4)	4,929,610	5.47%
333 South Hope Street, 54th Floor Los Angeles, CA 90071-1447
Firsthand Capital Management, Inc. (5)	3,693,000	4.10%
125 South Market, Suite 1200 San Jose, CA 95113
Dr. Santanu Das (6)	2,535,647	2.81%
Mr. Peter J. Tallian (7)	310,450	*
Mr. Alfred F. Boschulte (8)	153,937	*
Dr. Hagen Hultzsch (9)	30,750	*
Mr. Gerald F. Montry (10)	119,404	*
Mr. James M. Pagos (11)	186,102	*
Dr. Albert E. Paladino (12)	220,795	*
Mr. Erik H. van der Kaay (13) All directors and executive officers as a group (9 persons)(14)	253,502 3,810,587	* 4.23%

*	Less than 1% of the outstanding Common Stock.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of June 20, 2003 (“Presently Exercisable Securities”) are deemed outstanding for computing the percentage of the person or entity holding such securities, but are not deemed outstanding for computing the percentage of any other person or entity.

(2)	Percentage of beneficial ownership is based on 90,163,947 shares of Common Stock outstanding as of June 20, 2003.
(3)	In calculating the beneficial ownership of this entity, TranSwitch has relied upon the Schedule 13D, as amended, filed by Mr. Chen with the Securities and Exchange Commission on May 21, 2003.
(4)	In calculating the beneficial ownership of this entity, TranSwitch has relied upon the Schedule 13G filed by this entity with the Securities and Exchange Commission on February 11, 2003.
(5)	In calculating the beneficial ownership of this entity, TranSwitch has relied upon the Schedule 13G filed by this entity with the Securities and Exchange Commission on February 13, 2003.
(6)	Consists of 104,440 shares owned and 2,431,201 shares issuable upon exercise of Presently Exercisable Securities.
(7)	Consists of 2,500 shares owned and 307,950 shares issuable upon exercise of Presently Exercisable Securities.
(8)	Consists of 63,787 shares owned and 90,150 shares issuable upon exercise of Presently Exercisable Securities.
(9)	Consists of 2,000 shares owned and 28,750 shares issuable upon exercise of Presently Exercisable Securities.
(10)	Consists of 11,179 shares owned and 108,225 shares issuable upon exercise of Presently Exercisable Securities.
(11)	Consists of 65,002 shares owned and 121,100 shares issuable upon exercise of Presently Exercisable Securities.
(12)	Consists of 97,642 shares owned and 123,153 shares issuable upon exercise of Presently Exercisable Securities.
(13)	Consists of 35,102 shares owned and 218,400 shares issuable upon exercise of Presently Exercisable Securities.
(14)	Consists of 381,652 shares owned and 3,428,935 shares issuable upon exercise of Presently Exercisable Securities.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Existing Notes

We are offering to exchange your existing notes for Plus Cash NotesSM as follows:

•	$750 principal amount of Plus Cash Notes for each $1,000 principal amount of existing notes for up to 100% of the aggregate outstanding principal amount of existing notes. The Plus Cash Notes will be issued in denominations of $1,000 and any integral multiple of $1,000. We will pay cash for any fractional portion of Plus Cash Notes.

Based on the principal amount of existing notes outstanding as of the date of this prospectus, we are offering to acquire up to $114,113,000 aggregate principal amount of existing notes that are validly tendered on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. In addition, if you elect to tender existing notes in the exchange offer, you may indicate your interest for additional Plus Cash Notes in the new money offering of up to $14,416,000 principal amount of additional Plus Cash Notes.

You may tender all, some or none of your existing notes, subject to the terms and conditions of the exchange offer. Holders of existing notes must tender their existing notes in a minimum $1,000 principal amount and multiples thereof.

The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of existing notes in any jurisdiction in which the exchange offer or the acceptance of the offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

Our board of directors and officers do not make any recommendation to the holders of existing notes as to whether or not to exchange all or any portion of their existing notes. In addition, we have not authorized anyone to make any recommendation. You must make your own decision whether to tender your existing notes for exchange and, if so, the amount of existing notes to tender.

Expiration Date

The expiration date for the exchange offer is 12:00 midnight, New York City time, on July     , 2003, unless we extend the offer. We may extend this expiration date for any reason. The last date on which tenders will be accepted, whether on July     , 2003 or any later date to which the exchange offer may be extended, is referred to as the expiration date.

Extensions; Amendments

We expressly reserve the right, in our discretion, for any reason to:

•	delay, to the extent legally permitted, the acceptance of existing notes tendered for exchange, subject to the requirement that we promptly issue Plus Cash Notes or return tendered existing notes after expiration or withdrawal of the exchange offer;

•	extend the time period during which the exchange offer is open, by giving oral or written notice of an extension to the holders of existing notes in the manner described below; during any extension, all existing notes previously tendered and not withdrawn will remain subject to the exchange offer;

•	waive any condition or amend the terms of the exchange offer, other than the condition that the registration statement becomes effective under the Securities Act of 1933, as amended (the “Securities Act”); and

•	terminate the exchange offer, as described under “Conditions for Completion of the Exchange Offer” below.

If we consider an amendment to the exchange offer to be material, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment in a prospectus supplement, and if required by law, we will extend the exchange offer for a period of five to twenty business days.

We will promptly give oral or written notice of any (1) extension, (2) amendment, (3) non-acceptance or (4) termination of the offer to the holders of the existing notes. In the case of any extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Existing Notes

Your tender to us of existing notes and our acceptance of your tender will constitute a binding agreement between you and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. For the procedures regarding the new money offering, see “New Money Offering of Additional Plus Cash Notes.”

Tender of Existing Notes Held Through a Custodian.    If you are a beneficial holder of the existing notes that are held of record by a custodian bank, depository institution, broker, dealer, trust company or other nominee, you must instruct the custodian, or such other record holder, to tender the existing notes on your behalf. Your custodian will provide you with their instruction letter, which you must use to give these instructions.

Tender of Existing Notes Held Through DTC.    Any beneficial owner of existing notes held of record by The Depository Trust Company (“DTC”) or its nominee, through authority granted by DTC may direct the DTC participant through which the beneficial owner’s existing notes are held in the DTC, to tender on such beneficial owner’s behalf. To effectively tender existing notes that are held through DTC, DTC participants should transmit their acceptance through the Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible, and the DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. Delivery of tendered existing notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below. No letters of transmittal will be required to tender existing notes through ATOP.

In addition, the exchange agent must receive:

•	a completed and signed letter of transmittal or an electronic confirmation pursuant to DTC’s ATOP system indicating the principal amount of existing notes to be tendered and any other documents, if any, required by the letter of transmittal; and

•	prior to the expiration date, a confirmation of book-entry transfer of such existing notes, into the exchange agent’s account at DTC, in accordance with the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

Your existing notes must be tendered by book-entry transfer. The exchange agent will establish an account with respect to the existing notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC must make book-entry delivery of existing notes by having DTC transfer such existing notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although your existing notes will be tendered through the DTC facility, the letter of transmittal, or facsimile, or an electronic confirmation pursuant to DTC’s ATOP system, with any required signature guarantees and any other required documents, if any, must be transmitted to and received or confirmed by the exchange agent at its address set forth below under “Exchange Agent,” prior to 12:00 midnight, New York City time, on the expiration date of the exchange offer. You or your broker must ensure that the exchange agent receives an agent’s message from DTC confirming the book-entry transfer of your existing notes. An agent’s message is a message transmitted by DTC and received by the exchange agent that forms a part of the book-entry confirmation which states that DTC has received an express acknowledgement from the participant in DTC tendering existing notes that such participant agrees to be bound by the terms of the letter of transmittal. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

If you are an institution which is a participant in DTC’s book-entry transfer facility, you should follow the same procedures that are applicable to persons holding existing notes through a financial institution.

Do not send letters of transmittal or other exchange offer documents to us or to U.S. Bancorp Piper Jaffray, the dealer manager.

It is your responsibility that all necessary materials get to U.S. Bank National Association, the exchange agent, before the expiration date. If the exchange agent does not receive all of the required materials before the expiration date, your existing notes will not be validly tendered.

Any existing notes not accepted for exchange for any reason will be promptly returned, without expense, to the tendering holder after the expiration or termination of the exchange offer.

We will have accepted the validity of tendered existing notes if and when we give oral or written notice to the exchange agent. The exchange agent will act as the tendering holders’ agent for purposes of receiving the Plus Cash Notes from us. If we do not accept any tendered existing notes for exchange because of an invalid tender or the occurrence of any other event, the exchange agent will return those existing notes to you without expense, promptly after the expiration date via book-entry transfer through DTC.

Binding Interpretations

We will determine in our sole discretion, all questions as to the validity, form, eligibility and acceptance of existing notes tendered for exchange. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of any particular existing notes not properly tendered or to not accept any particular existing notes which acceptance might, in our reasonable judgment or our counsel’s judgment, be unlawful. Subject to the SEC’s applicable rules and regulations, we also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular existing notes before the expiration date, including the right to waive the ineligibility of any holder who seeks to tender existing notes in the exchange offer. Our interpretation of the terms and conditions of the exchange offer as to any particular existing note either before or after the expiration date, including the letter of transmittal and the instructions to such letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing notes for exchange must be cured within such reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of existing notes for exchange, nor shall any of them incur any liability for failure to give such notification.

Acceptance of Existing Notes for Exchange; Delivery of Plus Cash Notes

Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all existing notes properly tendered, and will issue the Plus Cash Notes promptly after acceptance of the existing notes. The discussion under the heading “Conditions for Completion of the Exchange Offer” provides further information regarding the conditions to the exchange offer. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered existing notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly after giving such notice.

For each $1,000 principal amount of existing notes accepted for exchange, the holder of the existing notes will receive Plus Cash Notes having a principal amount of $750. The Plus Cash Notes will be issued in denominations of $1,000 and any integral multiples of $1,000. We will pay cash for any fractional amount of Plus Cash Notes. In addition, you will have the opportunity to provide indications of interest of participating in the new money offering of up to $14.4 million principal amount of Plus Cash Notes. The Plus Cash Notes will bear interest from the date of issuance of the Plus Cash Notes. Existing notes accepted for exchange will accrue interest up to but excluding the closing date of the exchange offer. We will pay such accrued and unpaid interest at closing to holders whose existing notes are tendered in the exchange offer and accepted by us.

In all cases, issuance of Plus Cash Notes for existing notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of such existing notes into the exchange agent’s account at the DTC book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an electronic confirmation of the submitting holder’s acceptance through DTC’s ATOP system; and

•	all other required documents, if any.

If we do not accept any tendered existing notes for any reason set forth in the terms and conditions of the exchange offer, or if existing notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged existing notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility will be returned in accordance with the book-entry procedures described above, and the existing notes that are not to be exchanged will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

If you desire to tender your existing notes and you cannot complete the procedures for book-entry transfer set forth above on a timely basis, you may still tender your existing notes if:

•	your tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent received from the eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of such letter of transmittal or an electronic confirmation pursuant to DTC’s ATOP system and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

(a)	sets forth the name and address of the holder of the existing notes tendered;

(b)	states that the tender is being made thereby;

(c)	guarantees that within three trading days after the expiration date a book-entry confirmation and any other documents required by the letter of transmittal, if any, will be deposited by the eligible institution with the exchange agent; and

•	book-entry confirmation and all other documents, if any, required by the letter of transmittal are received by the exchange agent within three trading days after the expiration date.

Withdrawal Rights

You may withdraw your tender of existing notes at any time prior to 12:00 midnight, New York City time, on the expiration date. In addition, if we have not accepted your tendered existing notes for exchange, you may withdraw your existing notes after August     , 2003.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, set forth below under the heading “Exchange Agent” prior to 12:00 midnight, New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person who tendered the existing notes to be withdrawn;

•	contain a statement that you are withdrawing your election to have your existing notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the existing notes were tendered, including any required signature guarantees; and

•	if you have tendered your existing notes in accordance with the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn existing notes and otherwise comply with the procedures of such facility.

Any existing notes that have been tendered for exchange, but which are not exchanged for any reason, will be credited to an account maintained with the book-entry transfer facility for the existing notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn existing notes may be retendered by following the procedures described under the heading “Procedures for Tendering Existing Notes” above, at any time on or prior to 12:00 midnight, New York City time, on the expiration date.

Conditions for Completion of the Exchange Offer

We will not accept existing notes for Plus Cash Notes and may terminate or not complete the exchange offer if the registration statement covering the exchange offer is not effective under the Securities Act.

We may not accept existing notes for exchange and may terminate or not complete the exchange offer if:

•	any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might restrain, prohibit or delay completion of the exchange offer or impair the contemplated benefits, including any of the benefits described in the Questions and Answers section in this prospectus beginning on page 18 of this prospectus, of the exchange offer to us;

•	any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•	any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least twenty percent in either the Dow Jones Average of Industrial Stocks or Standard & Poor’s 500 Index from the date of this prospectus;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	any material disruption has occurred in commercial banking or securities settlement or clearance services in the United States;

•	any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions;

•	a commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer; or

•	if any of the situations described above existed at the time of commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer;

•	any tender or exchange offer, other than this exchange offer by us, with respect to some or all of our outstanding common stock or any merger, acquisition or other business combination proposal involving us shall have been proposed, announced or made by any person or entity;

•	any event or events occur that have resulted or may result, in our reasonable judgment, in material adverse change in the business condition, income, operations, stock ownership or prospects of us or of us and our subsidiaries, taken as a whole; or

•	as the term “group” is used in Section 13(d)(3) of the Exchange Act:

•	any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the expiration date of the exchange offer;

•	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 2% of our outstanding shares; or

•	any new group shall have been formed that beneficially owns more than 5% or our outstanding shares of common stock which in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of shares.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered existing notes to tendering existing note holders;

•	extend the exchange offer and, subject to the withdrawal rights described in “Withdrawal Rights,” above, retain all tendered existing notes until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive the unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

These conditions are for our sole benefit. We may assert these conditions with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to them. We may waive any condition in whole or in part in our discretion. Our failure to exercise our rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right which may be asserted at any time prior to the expiration of the exchange offer. Any determination by us concerning the conditions described above will be final and binding upon all parties. All such conditions to the exchange offer, other than those subject to applicable law, will be either satisfied or waived by us on or before the expiration of the exchange offer. There are no federal or state regulatory requirements that must be met, except for requirements under applicable securities laws.

If we consider an amendment to the exchange offer to be material, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment in a prospectus supplement, and if required by law, we will extend the exchange offer for a period of five to 20 business days.

If a stop order issued by the SEC is in effect with respect to the registration statement of which this document is a part, we will not accept any existing notes tendered and we will not exchange the existing notes for any Plus Cash Notes.

Fees and Expenses

U.S. Bancorp Piper Jaffray is acting as the dealer manager in connection with the exchange offer. U.S. Bancorp Piper Jaffray will receive a fee in the manner described below for its services as dealer manager.

U.S. Bancorp Piper Jaffray’s fee will be calculated based on a sliding scale based on the principal amount of existing notes tendered. Based on the foregoing fee structure, if all of the existing notes are exchanged in the exchange offer, U.S. Bancorp Piper Jaffray will receive an aggregate fee of approximately $1.42 million. U.S. Bancorp Piper Jaffray’s fees will be payable if and when the exchange offer is completed.

U.S. Bancorp Piper Jaffray will also be reimbursed for its reasonable out-of-pocket expenses incurred in connection with the exchange offer (including reasonable fees and disbursements of counsel), whether or not the transaction closes.

We have agreed to indemnify U.S. Bancorp Piper Jaffray against specified liabilities relating to or arising out of the offer, including civil liabilities under the federal securities laws, and to contribute to payments which U.S. Bancorp Piper Jaffray may be required to make in respect thereof. However, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. U.S. Bancorp Piper Jaffray may from time to time hold existing notes, Plus Cash Notes and our common stock in its proprietary accounts, and to the extent it owns existing notes in these accounts at the time of the exchange offer, U.S. Bancorp Piper Jaffray may tender these existing notes.

We have retained Georgeson Shareholder Communications Inc. to act as information agent and U.S. Bank National Association to act as the exchange agent in connection with the exchange offer. The information agent may contact holders of existing notes by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee existing note holders to forward materials relating to the exchange offer to beneficial owners. The information agent and the exchange agent will receive an aggregate of approximately $20,000 in compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with their services, including liabilities under the federal securities laws.

Neither the information agent nor the exchange agent has been retained to make solicitations or recommendations. The fees they receive will not be based on the principal amount of existing notes tendered under the exchange offer.

We will not pay any fees or commissions to any broker or dealer, or any other person, other than U.S. Bancorp Piper Jaffray for soliciting tenders of existing notes under the exchange offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

We estimate that the aggregate fees and expenses to be incurred in connection with the exchange offer and the new money offering, assuming maximum existing note holder participation, will be approximately $3.0 million and will be paid by us.

Legal Limitation

The above conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time, and from time to time.

In addition, we will not accept for exchange any existing notes tendered, and no Plus Cash Notes will be issued in exchange for any such existing notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of its addresses as set forth below. Questions about the tender of existing notes, requests for assistance, and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

For registered existing notes

By Mail or Overnight Courier:

Mr. Chi C. Ma

U.S. Bank National Association Corporate Trust Services

One Federal Street

Boston, MA 02110

By Facsimile Transmission:

(617) 603-6683

Confirm by Telephone:

(617) 604-6554

If you deliver the letter of transmittal to an address other than as set forth above or transmit instructions via facsimile other than as set forth above, then such delivery or transmission does not constitute a valid delivery of such letter of transmittal. If you need additional copies of this prospectus or the letter of transmittal, please contact the information agent at the address or telephone number set forth on the back cover of this prospectus.

NEW MONEY OFFERING OF ADDITIONAL PLUS CASH NOTES

In addition to the exchange offer, we are offering to those holders of existing notes which are tendered and accepted in the exchange offer, the ability to indicate their interest for up to $14.4 million aggregate principal amount of additional Plus Cash Notes for cash in the “new money offering.” The Plus Cash Notes in the new money offering are identical in all respects to the Plus Cash Notes provided in the exchange offer as described in this document under the heading “Description of Plus Cash Notes.”

If a holder’s tender of existing notes is withdrawn, we will not sell any additional Plus Cash Notes for cash to that holder. Offers to purchase additional Plus Cash Notes must be in denominations of principal amount of $1,000 and any integral multiple of $1,000. The purchase price of the Plus Cash Notes offered in the new money offering is expected to be 100% of the principal amount of such Plus Cash Notes plus interest, if any, accrued from the closing date of the exchange offer.

You may indicate your interest for additional Plus Cash Notes in the new money offering by giving your indication of interest to U.S. Bancorp Piper Jaffray at (415) 984-5142, attention Jeffrey Winaker or Brian Sullivan.

DESCRIPTION OF PLUS CASH NOTESSM

We will issue the Plus Cash Notes under an indenture dated as of the date of issuance, between us and U.S. Bank National Association, as Plus Cash Notes trustee. The following summarizes the material provisions of the Plus Cash Notes and the Plus Cash Notes indenture. This summary is not complete. We urge you to read the Plus Cash Notes indenture because it will define your rights as a holder of the Plus Cash Notes. We will provide you a copy, at no charge, if you contact us. The Plus Cash Notes indenture is an exhibit to this registration statement of which this prospectus is a part. Please read “Where You Can Find More Information” on page 2. Terms not defined in this description have the meanings given them in the Plus Cash Notes indenture. This summary is subject to and is qualified by reference to all the provisions of the Plus Cash Notes indenture. As used in this description, the words “TranSwitch,” “we,” “us” or “our” do not include any current or future subsidiary of TranSwitch Corporation.

General

We are offering to issue up to $100,000,000 aggregate principal amount of Plus Cash Notes, which amount includes:

•	approximately $85,584,000 aggregate principal amount to be issued in the exchange offer assuming 100% of the outstanding existing notes are tendered and accepted in the exchange offer; and

•	up to an additional $14,416,000 aggregate principal amount of Plus Cash Notes to be issued for cash to holders of existing notes tendered and accepted in the exchange offer.

The Plus Cash Notes will be unsecured, unsubordinated obligations of Transwitch. The Plus Cash Notes will be convertible into a fixed number of common stock plus cash of a fixed amount. At our option, we may elect to pay the plus cash amount with shares of our common stock as described further under “—Conversion Amount” below.

The Plus Cash Notes will be issued in denominations of $1,000 and integral multiples of $1,000. The Plus Cash Notes will mature on July     , 2007 unless earlier converted, redeemed or repurchased.

The Plus Cash Notes will bear interest at the rate of 6% per annum. Interest will be payable semiannually on an “interest payment date,” which is June 30 and December 31 of each year, commencing on December 31, 2003 and ending on the date of maturity (or earlier purchase, redemption or, in some circumstances, conversion) of the Plus Cash Notes to holders of record at the close of business on the “regular record date,” which is each June 15 and December 15 (whether or not a business day), respectively, immediately preceding each interest payment date. Each payment of interest on the Plus Cash Notes will include interest accrued through the day before the applicable interest payment date or the date of maturity (or earlier purchase, redemption or, in some circumstances, conversion), as the case may be. Any payment of principal and any cash payment of interest required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Interest will be payable in cash or common stock at our option; provided, however, that we may not make any payment of interest in additional shares of common stock unless the daily volume-weighted average price of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the interest payment date equals or exceeds the greater of (i) the quotient of (A) the simple average of the closing bid price of our common stock for the five trading days ending on and including the second trading day immediately preceding the expiration date of the exchange offer, divided by (B) .95, and (ii) $1.50 (we refer to this per share price as the “threshold price”).

The daily volume-weighted average price of our common stock shall be calculated with reference to the applicable trading day on the NASDAQ or principal national or regional securities exchange or over-the-counter market on which the common stock is then traded, as reported by Bloomberg L.P. or such other nationally similarly recognized information source satisfactory to the Trustee. The calculation of the volume-weighted average price is subject to appropriate adjustment as described under “—Conversion Amount Adjustment” below.

If we elect to make any payment of interest in additional shares of our common stock, the additional shares to be delivered will be valued at 95% of the simple average of the daily volume-weighted average price of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the interest payment date. We shall provide the holders with notice of our intention to pay interest in common stock not later than 12:00 noon, New York City time, on the trading day immediately preceding the applicable interest payment date in accordance with the terms of the indenture. We will not issue fractional shares of common stock or any scrip representing fractional shares of common stock upon such payment of interest. If any fractional share of common stock otherwise would be issuable upon the payment of interest, we, at our option, may either make an adjustment therefore in cash at the current market value to the holder of the Plus Cash Notes or round the fractional shares up to the nearest whole share.

In the event of the maturity, conversion, purchase by us at the option of a holder or redemption of a Plus Cash Note, interest will cease to accrue on that Plus Cash Note under the terms and subject to the conditions of the Plus Cash Notes indenture. We may not reissue a Plus Cash Note that has matured or has been converted, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of that Plus Cash Note.

You may present the Plus Cash Notes for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. Each of these agents will initially be the trustee.

The Plus Cash Notes indenture will not contain any financial covenants or restrictions on the payment of dividends, the incurrence of additional indebtedness (including additional secured indebtedness) or the issuance or repurchase of securities by us, except that for a period of two years following the issuance of the Plus Cash Notes, and as long as the Plus Cash Notes remain outstanding during such two-year period, but only for so long as any of the Plus Cash Notes remain outstanding, we will be prohibited from engaging in any private or open market repurchases, debt-for-equity swaps, or similar transactions with respect to the existing notes. The Plus Cash Notes indenture will contain no covenants or other provisions to protect holders of the Plus Cash Notes in the event of a highly leveraged transaction or a change in control, except to the extent described below under “—Repurchase at Option of Holder Upon a Change in Control.”

We are required to deliver to the trustee annually a statement regarding compliance with the Plus Cash Notes indenture. We are also required upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

Ranking

The Plus Cash Notes will be unsecured and unsubordinated obligations. The Plus Cash Notes will rank on a parity in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, including our existing notes. However, the Plus Cash Notes will be subordinated to our future secured indebtedness as to the assets securing such indebtedness.

The Plus Cash Notes will be effectively subordinated to all existing and future liabilities of our subsidiaries. Any rights of ours to receive assets of any subsidiary upon its liquidation or reorganization and the consequent right of the holders of the Plus Cash Notes to participate in those assets will be subject to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we ourselves are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary.

Conversion Amount

You may convert Plus Cash Notes in denominations of $1,000 and integral multiples of $1,000. A Plus Cash Note may be converted into:

•	a number of shares of our common stock, which we call the “base shares,” equal to the lesser of:

•	420.63; and

•	the quotient derived from dividing (i) the result of subtracting the $700 plus cash amount, as defined below, from $952.38 by (ii) the simple average of the closing bid price of our common stock for the five trading days ending on and including the second trading day immediately preceding the expiration date of the exchange offer,

•	plus cash in the amount of $700 per new note (the “plus cash amount”). At our option, we may substitute $700 worth of our common stock in lieu of the plus cash amount provided, however, we shall not make any payment of the plus cash amount in additional shares of common stock unless the daily volume-weighted average price of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the conversion date equals or exceeds the threshold price per share of common stock. If we elect to pay the plus cash amount in shares of our common stock, the shares to be delivered will be valued 95% of the simple average of the daily volume-weighted average price of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the conversion date.

Based on the simple average of the closing bid price of our common stock for the five trading days ending on June 19, 2003, which equaled $1.53, the number of base shares would have been 164.95 shares. The following table sets forth the number of base shares that would have resulted from using the simple average of the closing bid price of our common stock for the five trading days ending on the last trading day of each of the months of fiscal year 2003 indicated.

	Five Day Simple Average of the Closing Bid Price	Number of Base Shares
January	$0.71	335.46
February	$0.61	413.74
March	$0.52	420.63	(1)
April	$0.78	323.56
May	$1.07	235.87
June (through June 19)	$1.53	164.95

(1)	Represents the maximum number of base shares into which each $1,000 principal amount would be convertible.

A holder of a Plus Cash Note will be entitled to convert it into base shares and the plus cash amount at any time on or prior to maturity, unless:

•	that Plus Cash Note is called for redemption, in which case the holder is entitled to convert it at any time before the close of business on the last business day prior to the redemption date, or

•	a notice of auto-conversion is delivered by us with respect to any portion of the Plus Cash Notes, in which case the holder is only entitled to convert it on or after (but not before) the auto-conversion date, in which case the plus cash amount, if we elect to pay the plus cash amount in shares of our common stock, shall be paid based on:

•	if the holder elects to convert on the auto-conversion date, the greater of (i) 95% of the simple average of the daily volume-weighted average price of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the auto-conversion date, or (ii) 95% of the auto-conversion price, as defined below; or

•	if the holder elects to convert after the auto-conversion date, unless and until a subsequent auto-conversion notice has been delivered, 95% of the simple average of the daily volume-weighted average price of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the conversion date, subject to satisfaction of the threshold price condition.

The number of base shares and all calculations of volume-weighted average price are subject to appropriate adjustment by reference to a conversion rate, as described under “—Conversion Amount Adjustment” below.

A Plus Cash Note in respect of which a holder has delivered a notice exercising that holder’s option to require us to purchase that holder’s Plus Cash Note may be converted only if such notice is withdrawn by a written notice of withdrawal delivered by the holder to the paying agent prior to the close of business on the repurchase date (as defined below), in accordance with the terms of the Plus Cash Notes indenture.

Procedures Required for Conversion

To convert a Plus Cash Note, a holder must:

•	complete and manually sign the conversion notice on the back of the Plus Cash Note, or complete and manually sign a facsimile of the Plus Cash Note, and deliver the conversion notice to the conversion agent, initially the trustee, at the office maintained by the conversion agent for that purpose;

•	surrender the Plus Cash Note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

The date on which all of these requirements have been satisfied will be the conversion date.

In the case of a global security, the Depositary Trust Company (“DTC”), will effect the conversion upon notice from the holders of a beneficial interest in the global security in accordance with DTC’s rules and procedures.

Our delivery to the holder of the fixed number of shares of common stock into which the Plus Cash Note is convertible, the plus cash amount and any cash payment to be made instead of any fractional shares, will satisfy our obligation to pay the principal amount of the Plus Cash Note and any accrued and unpaid interest to the conversion date. Thus, any accrued but unpaid interest to the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, any accrued but unpaid cash interest will be payable upon any conversion of Plus Cash Notes at the option of the holder made concurrently with or after acceleration of the Plus Cash Notes following an Event of Default described under “—Events of Default” below.

Plus Cash Notes surrendered for conversion during the period from the close of business on any regular record date to the date immediately preceding any interest payment date, except Plus Cash Notes to be redeemed on a date within that period, must be accompanied by payment of an amount equal to the interest on the surrendered Plus Cash Notes that the registered holder is to receive. Except where Plus Cash Notes surrendered for conversion must be accompanied by payment as described above, no interest on converted Plus Cash Notes will be payable by us on any interest payment date subsequent to the date of conversion.

A certificate for the number of full shares of common stock into which any Plus Cash Note is converted, the plus cash amount and any cash payment to be made instead of any fractional shares will be delivered as soon as practicable. For a summary of the U.S. federal income tax treatment of a holder upon conversion, see “United States Federal Income Tax Considerations—U.S. Holders—Tax Treatment of Ownership and Disposition of Plus Cash Notes and Common Stock—Conversion of Plus Cash Notes.”

Auto-conversion

We may elect to automatically convert some or all of the Plus Cash Notes at any time on or prior to maturity if the closing price of our common stock has exceeded the auto-conversion price, as defined below, for at least 20 trading days during any consecutive 30 trading day period ending within five trading days prior to the notice of auto-conversion. We refer to this as an “auto-conversion.” The initial notice of auto-conversion must be given not more than 30 and not less than 20 days prior to the date we select as the auto-conversion date. A second notice shall specify whether we intend to pay the plus cash amount due upon conversion in shares of our common stock or in a combination of cash and additional shares and must be given on or prior to the 14th trading day immediately preceding the auto-conversion date.

Upon an auto-conversion, we may elect to make any payment of the plus cash amount in additional shares of our common stock. The additional shares to be delivered will be valued at the greater of (i) 95% of the simple average of the daily volume-weighted average price of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the auto-conversion date or (ii) 95% of the auto-conversion price.

The auto-conversion price equals the quotient derived from dividing (i) the result of subtracting the $700 plus cash amount from $1,500 by (ii) the number of base shares, calculated as described under “—Conversion Amount” above. The auto-conversion price and any calculations of volume-weighted average prices are subject to appropriate adjustment upon certain events as described under “—Conversion Amount Adjustment” below.

Based on the simple average of the closing bid price of our common stock for the five trading days ending on June 19, 2003, which equaled $1.53, the number of base shares would have been 164.95 shares, resulting in an auto-conversion price of $4.85. The following table sets forth the auto-conversion price that would have resulted with respect to the number of base shares that would have resulted from using the simple average of the closing bid price of our common stock for the five trading days ending on the last trading day of each of the months of fiscal year 2003 indicated, as described above.

	Five Day Simple Average of the Closing Bid Price	Number of Base Shares		Auto-Conversion Price
January	$0.71	335.46		$2.25
February	$0.61	413.74		$1.93
March	$0.52	420.63	(1)	$1.90
April	$0.78	323.56		$2.47
May	$1.07	235.87		$3.39
June (through June 19)	$1.53	164.95		$4.85

(1)	Represents the maximum number of base shares into which each $1,000 principal amount would be convertible.

Make-Whole Payment

If an auto-conversion occurs on or prior to the second anniversary of the date of issuance of the Plus Cash Notes, we will pay additional interest (the “make-whole payment”) equal to two years’ worth of interest on the principal amount so converted, computed on the basis of a 360-day year composed of twelve 30-day months, less any interest actually paid or provided for on the principal amount so converted prior to the date of auto-conversion, provided, however, the make-whole interest payment shall in no event be less than one year’s worth of interest.

The make-whole payment shall be paid in cash or, at our option, in shares of our common stock to holders of Plus Cash Notes being automatically converted, provided, however, that we may not make any make-whole payment in additional shares of common stock unless the daily volume-weighted average price of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the date of the make-whole payment equals or exceeds the threshold price per share of common stock. If we elect to make the make-whole payment in shares of our common stock, the shares to be delivered will be valued at the greater of (i) 95% of the simple average of the daily volume-weighted average price of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the auto-conversion date, and (ii) 95% of the auto-conversion price. The auto-conversion price and all calculations of volume-weighted average price are subject to appropriate adjustment upon certain events as described under “—Conversion Amount Adjustment” below.

We shall not issue fractional shares of common stock or any scrip representing fractional shares of common stock upon payment of additional interest upon auto-conversion. If any fractional share of common stock otherwise would be issuable upon the payment of additional interest, we, at our option, may either make an adjustment therefore in cash at the current market value to the holder of the Plus Cash Notes or round the fractional shares up to the nearest whole share.

You will not be required to pay any stamp, transfer, documentary or similar taxes or duties upon conversion but will be required to pay any stamp or transfer tax or duty if the common stock issued upon conversion of the Plus Cash Notes is in a name other than your name. Certificates representing shares of common stock will not be issued or delivered unless all stamp or transfer taxes and duties, if any, payable by the holder have been paid.

Conversion Amount Adjustment

Upon the happening of certain events, proportionate adjustment will be made, as applicable, to:

•	the number of base shares into which the Plus Cash Notes are convertible;

•	the auto-conversion price;

•	the threshold price; or

•	any calculation of the simple average of the daily volume-weighted average price of our common stock.

These adjustment events include:

(1)	the issuance of shares of our common stock as a dividend or a distribution with respect to common stock;

(2)	certain subdivisions and combinations of our common stock, as described in the Plus Cash Notes indenture;

(3)	the issuance to all holders of common stock of rights, warrants or options entitling them, for a period not exceeding 45 days, to subscribe for or purchase shares of our common stock at less than the current market price as defined in the Plus Cash Notes indenture;

(4)	the distribution to holders of common stock of evidences of our indebtedness, securities or capital stock, cash or assets, excluding common stock distributions covered above, those rights, warrants, options, dividends and distributions referred to above, dividends and distributions paid exclusively in cash;

(5)	the payment of dividends or other distributions on common stock paid exclusively in cash, if the aggregate amount of these dividends or other distributions, when taken together with:

•	all other all-cash distributions made within the preceding 12 months for which we did not adjust the conversion rate, plus

•	any cash plus the fair market value (as determined in good faith by our board of directors), as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer other than an odd-lot offer by us or one of our subsidiaries for all or any portion of our common stock concluded within the preceding 12 months for which we did not adjust the conversion rate, exceeds 10% of our aggregate market capitalization on the date of the payment of those dividends and other distributions where the aggregate market capitalization is the product of the current market price of our common stock as of the trading day immediately preceding the date of declaration of the applicable dividend multiplied by the number of shares of common stock then outstanding; and

(6)	payment to holders of common stock in respect of a tender or exchange offer, other than an odd-lot offer, by us or one of our subsidiaries for all or any portion of our common stock as of the last date tenders or exchanges may be made pursuant to a tender or exchange offer by us or one of our subsidiaries, which involves an aggregate consideration that, together with:

•	any cash plus the fair market value (as determined in good faith by our board of directors), as of the expiration of the tender or exchange offer, of other consideration payable in respect of any other tender or exchange offer by us or one of our subsidiaries for all or any portion of our common stock concluded within the preceding 12 months for which we did not adjust the conversion rate, plus

•	the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months for which we did not adjust the conversion amount,

exceeds 10% of our aggregate market capitalization.

In cases where the fair market value of the portion of assets, debt securities or rights, warrants or options to purchase our securities applicable to one share of common stock distributed to stockholders exceeds the average sale price (as defined in the Plus Cash Notes indenture) per share of common stock, or the average sale price per share of common stock exceeds the fair market value of that portion of assets, debt securities or rights, warrants or options so distributed by less than $1.00, the number of base shares will not be subject to adjustment. Rather, the holder of a Plus Cash Note will be entitled to receive upon conversion, in addition to the plus cash amount and the shares of common stock into which that Plus Cash Note is then convertible, the kind and amounts of assets, debt securities or rights, options or warrants comprising the distribution that the holder of that Plus Cash Note would have received if that holder had converted that Plus Cash Note immediately prior to the record date for determining the stockholders entitled to receive the distribution.

We may, from time to time, increase the number of base shares and the plus cash amount into which the new notes are convertible by any amount for any period of at least 20 days if our Board of Directors has determined that such increase would be in our best interests. If our Board of Directors makes such a determination, it will be conclusive. Holders will receive notice of such increase at least 15 days prior to the date the increased conversion amount becomes effective.

In the event that we become a party to any transaction, including, and with some exceptions:

•	any recapitalization or reclassification of the common stock;

•	any consolidation of us with, merger of us into, any other person, or any merger of another person into us;

•	any sale, transfer or lease of all or substantially all of our assets; or

•	any compulsory share exchange

pursuant to which our common stock is converted into the right to receive other securities, cash or other property, then the holders of Plus Cash Notes then outstanding will have the right to convert the Plus Cash Notes only into the kind and amount of securities, cash or other property receivable upon the consummation of that transaction by a holder of a number of shares of common stock equal to the number of base shares issuable upon conversion of those Plus Cash Notes immediately prior to that transaction, together with the plus cash amount.

This change could substantially lessen or eliminate the value of the conversion privilege associated with the Plus Cash Notes in the future. For example, if we were acquired in a cash merger each Plus Cash Note would become convertible solely into cash and would no longer be convertible into cash and/or securities whose value would vary depending on our future prospects and other factors.

In the event of a taxable distribution to holders of common stock that results in an adjustment of the conversion amount, or in which holders otherwise participate, or in the event the conversion amount is increased at our discretion, the holders of the Plus Cash Notes may, in some circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. Moreover, in some other circumstances, the absence of an adjustment to the conversion amount may result in a taxable dividend to holders of common stock. See “United States Federal Income Tax Considerations—U.S. Holders—Tax Treatment of Ownership and Disposition of Plus Cash Notes and Common Stock—Constructive dividend.”

No adjustment to the conversion amount of the Plus Cash Notes will be required unless it would result in a change to the conversion amount of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments.

Repurchase at Option of Holder upon Change in Control

In the event of any Change in Control (as defined below) of TranSwitch, each holder of Plus Cash Notes will have the right, at the holder’s option, subject to the terms and conditions of the Plus Cash Notes indenture, to require us to repurchase all or any part of the holder’s Plus Cash Notes, provided that the principal amount must be $1,000 or an integral multiple of $1,000. Each holder of Plus Cash Notes will have the right to require us to make that purchase on the date, otherwise referred to as the “repurchase date,” that is 45 business days after the occurrence of the Change in Control at a cash price equal to 100% of the principal amount, the “repurchase price,” of that holder’s Plus Cash Notes plus accrued interest to the repurchase date.

Within 30 business days after the Change in Control, we will mail to the trustee, each holder, and beneficial owners as required by applicable law, a notice regarding the Change in Control, which will state, among other things:

•	the date of the Change in Control and, briefly, the events causing the Change in Control;

•	the date by which the holder’s written notice to TranSwitch regarding the exercise of the repurchase right must be given;

•	the repurchase date;

•	the repurchase price;

•	the name and address of the paying agent and the conversion agent;

•	the conversion amount and any adjustments to the conversion amount;

•	the procedures that holders must follow to exercise these rights;

•	the procedures that holders must follow to withdraw a notice regarding the exercise of the repurchase right;

•	that holders who want to convert Plus Cash Notes must satisfy the requirements provided in the Plus Cash Notes; and

•	briefly, the conversion rights of holders of Plus Cash Notes.

If we do not mail the notice within 30 business days after the Change in Control, an Event of Default will occur under the Plus Cash Notes indenture without the lapse of additional time. We will cause a copy of the notice regarding the Change in Control to be published in The Wall Street Journal or another daily newspaper of national circulation and will post the notice on our website.

To exercise the repurchase right, the holder must deliver written notice of the exercise of the purchase right to the paying agent or an office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York, prior to the close of business, on the repurchase date. Any such notice from the holder must state:

•	the name of the holder;

•	the certificate numbers of the Plus Cash Notes to be delivered by the holder of those Plus Cash Notes for purchase by us;

•	the portion of the principal amount of Plus Cash Notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that the Plus Cash Notes are to be purchased by us pursuant to the applicable provisions of the Plus Cash Notes.

A holder may withdraw any notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal must state the principal amount and the certificate numbers of the Plus Cash Notes as to which the withdrawal notice relates and the principal amount, if any, that remains subject to the holder’s repurchase notice.

Payment of the repurchase price for a Plus Cash Note for which a notice from the holder has been delivered and not withdrawn is conditioned upon delivery of the Plus Cash Note, together with necessary endorsements, to the paying agent or an office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York, at any time, whether prior to, on or after the repurchase date, after the delivery of the notice by the holder. Payment of the repurchase price for the Plus Cash Note will be made promptly following the later of the business day following the repurchase date and the time of delivery of the Plus Cash Note. If the paying agent holds, in accordance with the terms of the Plus Cash Notes indenture, money sufficient to pay the repurchase price of that Plus Cash Note on the repurchase date then, immediately after the repurchase date, that Plus Cash Note will cease to be outstanding and interest on that Plus Cash Note will cease to accrue and will be deemed paid, whether or not that Plus Cash Note is delivered to the paying agent, and all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of that Plus Cash Note.

Under the Plus Cash Notes indenture, a “Change in Control” of TranSwitch will be deemed to have occurred upon the occurrence of any of the following events:

(1)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), acquires the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through a purchase, merger or other acquisition transaction, of more than 50% of the total voting power of our total outstanding voting stock other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans;

(2)	we consolidate with, or merge with or into, another person or group or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person or group, or any person or group consolidates with or merges with or into us, in any such event pursuant to a transaction in which our outstanding voting stock is converted into or exchanged for cash, securities or other property, other than where:

•	our voting stock is not converted or exchanged at all, except to the extent necessary to reflect a change in our jurisdiction of incorporation, or is converted into or exchanged for voting stock, other than redeemable capital stock (as defined below), of the surviving or transferee corporation, and

•	immediately after such transaction, no person or group is the beneficial owner, directly or indirectly, of more than 50% of the total outstanding voting stock of the surviving or transferee corporation, unless such person or group was the beneficial owner, directly or indirectly, of more than 50% of the total outstanding voting stock of TranSwitch on the date of the Plus Cash Notes indenture;

(3)	during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our Board of Directors (together with any new directors whose election to such Board of Directors, or whose nomination for election by our stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority our Board of Directors then in office; or

(4)	our stockholders pass a special resolution approving a plan of liquidation or dissolution and no additional approvals of our stockholders are required under applicable law to cause a liquidation or dissolution.

“Redeemable capital stock” means any class or series of capital stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final stated maturity of the Plus Cash Notes or is redeemable at the option of the holder of the Plus Cash Notes at any time prior to such final stated maturity, or is convertible into or exchangeable for debt securities at any time prior to such final stated maturity. Redeemable capital stock will not include any common stock the holder of which has a right to put to us upon termination of employment.

The definition of Change in Control includes a phrase relating to the lease, transfer, conveyance or other disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Plus Cash Notes to require us to repurchase such Plus Cash Notes as a result of a lease, transfer, conveyance or other disposition of less than all of our assets may be uncertain.

The Plus Cash Notes indenture will not permit our Board of Directors to waive our obligation to purchase Plus Cash Notes at the option of the holder in the event of a Change in Control of TranSwitch.

We will comply with the provisions of any tender offer rules under the Exchange Act which may then be applicable to us, and will file any schedule required under the Exchange Act in connection with any offer by us to purchase Plus Cash Notes at the option of the holders of Plus Cash Notes upon a Change in Control. In some circumstances, the Change in Control purchase feature of the Plus Cash Notes may make more difficult or discourage a takeover of us and thus the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

If a Change in Control were to occur, we can not assure you that we would have funds sufficient to pay the repurchase price for all of the Plus Cash Notes that might be delivered by holders seeking to exercise the purchase right, in part because we or our subsidiaries might also be required to prepay some indebtedness or obligations having financial covenants with change of control provisions in favor of the holders of that indebtedness or those obligations. In addition, our other indebtedness or obligations may have cross-default provisions that could be triggered by a default under the Change in Control provisions, thereby possibly resulting in acceleration of the maturity of that other indebtedness or those obligations. In addition, our ability to purchase the Plus Cash Notes with cash may be limited by the terms of our then-existing borrowing agreements. No Plus Cash Notes may be purchased pursuant to the provisions described above if there has occurred and is continuing an Event of Default described under “—Events of Default” below (other than a default in the payment of the repurchase price with respect to those Plus Cash Notes).

Optional Redemption

There is no sinking fund for the Plus Cash Notes. At any time after the second anniversary of the date of issuance, we will be entitled to redeem the Plus Cash Notes for cash as a whole at any time, or from time to time in part, upon not less than 30-days’ nor more than 60-days’ notice of redemption given by mail to holders of Plus

Cash Notes at a redemption price equal to 100% of the principal amount so redeemed plus accrued cash interest up to but excluding the redemption date. Any redemption of the Plus Cash Notes must be in integral multiples of $1,000 principal amount.

If fewer than all of the Plus Cash Notes are to be redeemed, the trustee will select the Plus Cash Notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method that complies with the requirements of any exchange on which the Plus Cash Notes are listed or quoted and that the trustee shall deem fair and appropriate. If a portion of a holder’s Plus Cash Notes is selected for partial redemption and that holder converts a portion of those Plus Cash Notes prior to the redemption, the converted portion will be deemed, solely for purposes of determining the aggregate principal amount of the Plus Cash Notes to be redeemed by us, to be of the portion selected for redemption.

Consolidation, Merger and Sale of Assets

We, without the consent of any holders of the Plus Cash Notes, are entitled to consolidate with or merge into, or transfer or lease our assets substantially as an entirety to, any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof (each a “person”), and any person is entitled to consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, us, provided that:

•	the person, if other than us, formed by a consolidation or into which we are merged, or the Person, if other than one of our subsidiaries, which receives the transfer of our assets substantially as an entirety, is a corporation, partnership, limited liability company or trust organized and existing under the laws of any United States jurisdiction and expressly assumes our obligations on the Plus Cash Notes and under the Plus Cash Notes indenture and shall have provided for appropriate adjustment to the applicable conversion amounts as required under the Plus Cash Notes indenture;

•	immediately after giving effect to the consolidation, merger, transfer or lease, no Event of Default (as defined below), and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

•	an officer’s certificate and an opinion of counsel, each stating that the consolidation, merger, transfer or lease complies with the provisions of the Indenture, have been delivered by us to the trustee.

Events of Default

The Indenture will provide that if an Event of Default specified in the Indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the Plus Cash Notes then outstanding may declare the principal amount of and accrued interest to the date of that declaration on all the Plus Cash Notes to be immediately due and payable. In the case of some events of bankruptcy or insolvency, the principal of and accrued interest on all the Plus Cash Notes to the date of the occurrence of that event automatically will become and immediately be due and payable.

Under some circumstances, the holders of a majority in aggregate principal amount of the Plus Cash Notes may rescind any acceleration with respect to the Plus Cash Notes and its consequences. Interest will continue to accrue and be payable on demand upon a default in:

(1)	the payment of:

•	principal and interest when due,

•	redemption amounts, or

•	repurchase price;

(2)	the delivery of the number of base shares and plus cash amount to be delivered on conversion of Plus Cash Notes; or

(3)	the payment of cash instead of fractional shares to be paid on conversion of Plus Cash Notes,

in each case to the extent that the payment of interest that is due is legally enforceable.

Under the Plus Cash Notes indenture, Events of Default include:

•	default in payment of the principal amount, interest when due (if that default in payment of interest continues for 30 days), any redemption amounts or the repurchase price with respect to any new note, when that principal amount, interest, redemption amount or repurchase price becomes due and payable;

•	failure by us to deliver shares of common stock, together with cash instead of fractional shares, when those shares of common stock, or cash instead of fractional shares, are required to be delivered following conversion of a Plus Cash Note or any interest or make-whole payment thereon, and that default continues for 10 days;

•	failure by us to give the notice regarding a Change in Control within 30 business days of the occurrence of the Change in Control;

•	failure by us to comply with any of our other agreements in the Plus Cash Notes or the Plus Cash Notes indenture, the receipt by us of notice of that default from the trustee or from holders of not less than 25% in aggregate principal amount of the Plus Cash Notes then outstanding and our failure to cure that default within 60 days after our receipt of that notice;

•	default under any bond, note or other evidence of indebtedness for money borrowed by us having an aggregate outstanding principal amount in excess of $10 million, which default shall have resulted in that indebtedness being accelerated, without that indebtedness being discharged or that acceleration having been rescinded or annulled within 60 days after our receipt of the notice of default from the trustee or receipt by us and the trustee of the notice of default from the holders of not less than 25% in aggregate principal amount of the Plus Cash Notes then outstanding, unless that default has been cured or waived; or

•	some events of bankruptcy.

The trustee will, within 90 days after the occurrence of any continuing default known to the trustee, mail to all holders of the Plus Cash Notes notice of all defaults of which the trustee is aware, unless those defaults have been cured or waived before the giving of that notice. The trustee may withhold notice as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders. The term default for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to the Plus Cash Notes.

The holders of a majority in aggregate principal amount of the outstanding Plus Cash Notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that the direction must not be in conflict with any law or the Plus Cash Notes indenture and the direction is subject to some other limitations. The trustee may refuse to perform any duty or exercise any right or power or extend or risk its own funds or otherwise incur any financial liability unless it receives indemnity satisfactory to it against any loss, liability or expense. No holder of any Plus Cash Note will have any right to pursue any remedy with respect to the Plus Cash Notes indenture or the Plus Cash Notes, unless:

•	that holder has previously given the trustee written notice of a continuing Event of Default;

•	the holders of at least 25% in aggregate principal amount of the outstanding Plus Cash Notes have made a written request to the trustee to pursue the relevant remedy;

•	the holder giving that written notice has, or the holders making that written request have, offered to the trustee reasonable security or indemnity against any loss, liability or expense satisfactory to it;

•	the trustee has failed to comply with the request within 60 days after receipt of that notice, request and offer of security or indemnity; and

•	the holders of a majority in aggregate principal amount of the outstanding Plus Cash Notes have not given the trustee a direction inconsistent with that request within 60 days after receipt of that request.

The right of any holder:

•	to receive payment of principal, any redemption amounts, the repurchase price or interest in respect of the Plus Cash Notes held by that holder on or after the respective due dates expressed in the Plus Cash Notes;

•	to convert those Plus Cash Notes; or

•	to bring suit for the enforcement of any payment of principal, any redemption amounts, the repurchase price or interest in respect of those Plus Cash Notes held by that holder on or after the respective due dates expressed in the Plus Cash Notes, or the right to convert will not be impaired or adversely affected without that holder’s consent.

The holders of a majority in aggregate principal amount of Plus Cash Notes at the time outstanding may waive any existing default and its consequences except:

•	any default in any payment on the Plus Cash Notes;

•	any default with respect to the conversion rights of the Plus Cash Notes;

•	any default with respect to the redemption price;

•	any default with respect to the repurchase price; or

•	any default in respect of the covenants or provisions in the Plus Cash Notes indenture that may not be modified without the consent of the holder of each new note as described in “—Modification, Waiver and Meetings” below.

When a default is waived, it is deemed cured and will cease to exist, but that waiver does not extend to any subsequent or other default or impair any consequent right. We will be required to furnish to the trustee annually a statement as to any default by us in the performance and observance of our obligations under the Plus Cash Notes indenture. In addition, we will be required to file with the trustee written notice of the occurrence of any default or Event of Default within five business days of our becoming aware of the occurrence of any default or Event of Default.

Modification, Waiver and Meetings

The Plus Cash Notes indenture or the Plus Cash Notes may be modified or amended by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Plus Cash Notes then outstanding. The Plus Cash Notes indenture or the Plus Cash Notes may not be modified or amended by us without the consent of each holder affected thereby to, among other things:

•	reduce the principal amount, repurchase price or any redemption amounts with respect to any new note, or extend the stated maturity of any new note or alter the manner of payment or rate of interest on any Plus Cash Note or make any new note payable in money or securities other than that stated in the new note;

•	make any reduction in the principal amount of Plus Cash Notes whose holders must consent to an amendment or any waiver under the Plus Cash Notes indenture or modify the Plus Cash Notes indenture provisions relating to those amendments or waivers;

•	make any change that adversely affects the right of a holder to convert any Plus Cash Note;

•	modify the provisions of the Plus Cash Notes indenture relating to the ranking of the Plus Cash Notes in a manner adverse to the holders of the Plus Cash Notes; or

•	impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the Plus Cash Notes.

Without the consent of any holder of Plus Cash Notes, we and the trustee may amend the Plus Cash Notes indenture to:

•	cure any ambiguity, defect or inconsistency, provided, however, that the amendment to cure any ambiguity, defect or inconsistency does not materially adversely affect the rights of any holder of Plus Cash Notes;

•	provide for the assumption by a successor of our obligations under the Plus Cash Notes indenture;

•	provide for uncertificated Plus Cash Notes in addition to certificated Plus Cash Notes, as long as those uncertificated Plus Cash Notes are in registered form for United States federal income tax purposes;

•	make any change that does not adversely affect the rights of any holder of Plus Cash Notes;

•	make any change to comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the Plus Cash Notes indenture under the Trust Indenture Act of 1939, as amended;

•	provide for the appointment of a successor trustee or trustees, if necessary;

•	add to our covenants or our obligations under the Plus Cash Notes indenture (including Events of Default) for the protection of holders of the Plus Cash Notes; or

•	surrender any right, power or option conferred by the Plus Cash Notes indenture on us.

Form, Denomination, Exchange, Transfer and Payment

We will issue the Plus Cash Notes in the form of one or more global notes. The global notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. The Plus Cash Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

The principal, any premium and any interest on the Plus Cash Notes will be payable, without coupons, and the exchange of and the transfer of the Plus Cash Notes will be registrable, at our office or agency maintained for that purpose in the Borough of Manhattan, The City of New York and at any other office or agency maintained for that purpose.

Holders may present the Plus Cash Notes for exchange, and for registration of transfer, with the form of transfer endorsed on those Plus Cash Notes, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by us for that purpose, without service charge and upon payment of any taxes and other governmental charges as described in the Plus Cash Notes indenture. We appointed the trustee of the Plus Cash Notes as securities registrar under the Plus Cash Notes indenture. We may at any time rescind designation of any transfer agent or approve a change in the location through which any transfer agent acts, provided that we maintain a transfer agent in each place of payment for the Plus Cash Notes. We may at any time designate additional transfer agents for the Plus Cash Notes.

All monies paid by us to a paying agent for the payment of principal, any premium or any interest, on any Plus Cash Note which remains unclaimed for two years after the principal, premium or interest has become due and payable may be repaid to us, and after the two-year period, the holder of that Plus Cash Note may look only to us for payment.

In the event of any redemption, we will not be required to:

•	issue, register the transfer of or exchange Plus Cash Notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Plus Cash Notes to be redeemed and ending at the close of business on the day of that mailing; or

•	register the transfer of or exchange any new note called for redemption, except, in the case of any Plus Cash Notes being redeemed in part, any portion not being redeemed.

Book-Entry System

Upon the issuance of the global notes, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the Plus Cash Notes represented by that global note to the accounts of institutions or persons, commonly known as participants, that have accounts with DTC or its nominee. The accounts credited will be designated by the initial purchasers, dealers or agents. Ownership of beneficial interests in a global note is limited to participants or persons that may hold interests through participants. Ownership of interests in a global note are shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and the participants (with respect to the owners of beneficial interests in that global note). The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global note.

So long as DTC or its nominee is the registered holder and owner of the global note, DTC or its nominee, as the case may be, will be considered the sole owner and holder for all purposes of the Plus Cash Notes and for all purposes under the Plus Cash Notes indenture. Except as described below, owners of beneficial interests in a global note will not be entitled to have the Plus Cash Notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of Plus Cash Notes in definitive form and will not be considered to be the owners or holders of any Plus Cash Notes under the Plus Cash Notes indenture or that global note. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of Plus Cash Notes under the Plus Cash Notes indenture of that global note. We understand that under existing industry practice, in the event we request any action of holders of Plus Cash Notes or if an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of that global note, is entitled to take, DTC would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through them to take those actions or would otherwise act upon the instructions of beneficial owners owning through them.

Payments of principal of and any premium and any interest on the Plus Cash Notes represented by a global note will be made to DTC or its nominee, as the case may be, as the registered owner and holder of that global note, against surrender of the Plus Cash Notes at the principal corporate trust office of the trustee. Interest payments will be made at the principal corporate trust office of the trustee or by a check mailed to the holder at its registered address.

We expect that DTC, upon receipt of any payment of principal, and any premium and any interest, in respect of a global note, will immediately credit the participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global note as shown on the records of DTC. We expect that payments by participants to owners of beneficial interests in a global note held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants. We, our agent, the trustee and its agent will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in that global note owning through those participants.

Unless and until it is exchanged in whole or in part for Plus Cash Notes in definitive form, a global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or a successor to DTC selected or approved by us or to a nominee of that successor to DTC.

The Plus Cash Notes represented by a global note will be exchangeable for Plus Cash Notes in definitive form of like tenor as that global note in denominations of $1,000 and in any greater amount that is an integral multiple of $1,000 if:

•	DTC notifies us and the trustee that it is unwilling or unable to continue as depositary for that global note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	we, in our sole discretion, determine not to have all of the Plus Cash Notes represented by a global note and notify the trustee of that determination; or

•	there is, or continues to be, an Event of Default and the beneficial holders representing a majority in principal amount of the Plus Cash Notes represented by such global note advise DTC to cease acting as depositary for such global note.

Any new note that is exchangeable pursuant to the preceding sentence is exchangeable for Plus Cash Notes registered in the names which DTC will instruct the trustee. It is expected that DTC’s instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global note. Subject to the foregoing, a global note is not exchangeable except for a global note or global notes of the same aggregate denominations to be registered in the name of DTC or its nominee.

Notices

Except as otherwise provided in the Plus Cash Notes indenture, notices to holders of Plus Cash Notes will be given by mail to the addresses of holders of the Plus Cash Notes as they appear in the Security Register.

Replacement of Plus Cash Notes

Any mutilated Plus Cash Note will be replaced by us at the expense of the holder upon surrender of that Plus Cash Note to the trustee. Plus Cash Notes that become destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to the trustee of Plus Cash Notes or evidence of the destruction, loss or theft of the Plus Cash Notes satisfactory to us and the trustee. In the case of a destroyed, lost or stolen Plus Cash Note, an indemnity satisfactory to the trustee and us may be required at the expense of the holder of that Plus Cash Note before a replacement Plus Cash Note will be issued.

Prohibition on Private Transactions by Us Involving Existing Notes

For a period of two years following the issuance of the Plus Cash Notes, and as long as the Plus Cash Notes remain outstanding during such two-year period, for so long as any Plus Cash Notes remain outstanding, we will be prohibited from engaging in any private or open market repurchases, debt-for-equity swaps, or similar transactions with respect to the existing notes.

Governing Law

The Plus Cash Notes indenture and the Plus Cash Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Information Regarding the Trustee

U.S. Bank National Association is the trustee, securities registrar, paying agent and conversion agent under the Plus Cash Notes indenture.

DESCRIPTION OF EXISTING NOTES

We issued the existing notes under an indenture dated as of September 12, 2000, between us and State Street Bank and Trust Company, as existing notes trustee. The following summarizes the material provisions of the existing notes and the existing notes indenture. This summary is not complete. We urge you to read the existing notes indenture because it defines your rights as a holder of the existing notes. We will provide you a copy, at no charge, if you contact us. The existing notes indenture is an exhibit to this registration statement of which this prospectus is a part. Please read “Where You Can Find More Information” on page 2. Terms not defined in this description have the meanings given them in the existing notes indenture. This summary is subject to and is qualified by reference to all the provisions of the existing notes indenture. As used in this description, the words “TranSwitch,” “we,” “us” or “our” do not include any current or future subsidiary of TranSwitch Corporation.

General

The existing notes are unsecured, unsubordinated obligations of TranSwitch in an aggregate original principal amount of $460,000,000, and will mature on September 12, 2005. The principal amount of each existing note is $1,000 and is payable at the office of the paying agent, which initially will be the existing notes trustee, or an office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York.

The existing notes bear interest at the rate of 4½% per annum on the principal amount from September 12, 2000, or from the most recent date to which interest has been paid or provided for until the existing notes are paid in full, converted or funds are made available for payment in full of the existing notes in accordance with the existing notes indenture. Interest is payable at the date of maturity (or earlier purchase, redemption or, in some circumstances, conversion) and semiannually on an interest payment date, which is March 12 and September 12 of each year, commencing on March 12, 2001, to holders of record at the close of business on the regular record date, which is each February 25 and August 28 (whether or not a business day), respectively, immediately preceding each interest payment date. Each payment of interest on the existing notes will include interest accrued through the day before the applicable interest payment date or the date of maturity (or earlier purchase, redemption or, in some circumstances, conversion), as the case may be. Any payment of principal and cash interest required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

In the event of the maturity, conversion, purchase by us at the option of a holder or redemption of note, interest will cease to accrue on that existing note under the terms and subject to the conditions of the existing notes indenture. We may not reissue an existing note that has matured or has been converted, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of that existing note.

You may present the existing notes for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. Each of these agents will initially be the existing notes trustee.

The existing notes indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of additional indebtedness (including additional secured indebtedness) or the issuance or repurchase of securities by us. The existing notes indenture contains no covenants or other provisions to protect holders of the existing notes in the event of a highly leveraged transaction or a change in control, except to the extent described below under “Change in Control Permits Purchase of Notes at the Option of the Holder.”

We are required to deliver to the trustee annually a statement regarding compliance with the Plus Cash Notes indenture. We are also required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

Ranking

The existing notes are unsecured and unsubordinated obligations. The existing notes rank on a parity in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, including the Plus Cash

Notes. However, the existing notes will be subordinated to our existing and future secured indebtedness as to the assets securing such indebtedness.

In addition, the existing notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Any rights of ours to receive assets of any subsidiary upon its liquidation or reorganization and the consequent right of the holders of the existing notes to participate in those assets will be subject to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we ourselves are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary.

Conversion Rights

A holder of an existing note is entitled to convert it into shares of common stock at any time on or prior to the close of business on September 12, 2005, provided that if an existing note is called for redemption, the holder is entitled to convert it at any time before the close of business on the last business day prior to the redemption date. An existing note in respect of which a holder has delivered notice exercising that holder’s option to require us to purchase that holder’s existing note may be converted only if such notice is withdrawn by a written notice of withdrawal delivered by the holder to the paying agent prior to the close of business on the date that is 45 business days after the occurrence of a change in control event as discussed below (the “repurchase date”), in accordance with the terms of the existing notes indenture.

The initial conversion price for the existing notes is $61.9225 per share of common stock, which is equal to a conversion rate of approximately 16.1492 shares per $1,000 principal amount of existing notes. The conversion rate is subject to adjustment upon the occurrence of the events described below. A holder otherwise entitled to a fractional share of common stock will receive cash in an amount equal to the market value of that fractional share based on the closing sale price on the trading day immediately preceding the date of conversion. A holder may convert a portion of that holder’s existing notes so long as that portion is $1,000 principal amount or an integral multiple of $1,000.

To convert an existing note, a holder must:

•	complete and manually sign the conversion notice on the back of the existing note, or complete and manually sign a facsimile of the existing note, and deliver the conversion notice to the conversion agent, initially the existing notes trustee, at the office maintained by the conversion agent for that purpose;

•	surrender the existing note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

Under the existing notes indenture, the date on which all of these requirements have been satisfied is the date of conversion.

In the case of a global security, the Depository Trust Company (“DTC”) will effect the conversion upon notice from the holders of a beneficial interest in the global security in accordance with DTC’s rules and procedures.

Upon conversion of a existing note, except as provided below, a holder will not receive any cash payment representing accrued interest on the existing note. Our delivery to the holder of the fixed number of shares of common stock into which the existing notes note is convertible, together with any cash payment to be made instead of any fractional shares, will satisfy our obligation to pay the principal amount of the existing notes note and the accrued and unpaid interest to the date of conversion. Thus, the accrued but unpaid interest to the date of conversion will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, accrued but unpaid cash interest will be payable upon any conversion of existing notes at the option of the holder made concurrently with or after acceleration of the existing notes following an event of default described under “Events of Default” below.

Existing notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business on that interest payment date, except existing notes to be redeemed on a date within that period, must be accompanied by payment of an amount equal to the interest on the surrendered existing notes that the registered holder is to receive. Except where existing notes surrendered for conversion must be accompanied by payment as described above, no interest on converted existing notes will be payable by us on any interest payment date subsequent to the date of conversion. The conversion rate of an existing note into common stock will not be adjusted at any time during the term of the existing notes for accrued interest.

A certificate for the number of full shares of common stock into which any existing note is converted and any cash payment to be made instead of any fractional shares will be delivered as soon as practicable.

Conversion Rate Adjustment

The conversion rate of the existing notes into common stock is subject to adjustment in some events, including:

(1)	the issuance exclusively of shares of our common stock as a dividend or a distribution with respect to common stock;

(2)	some subdivisions and combinations of our common stock;

(3)	the issuance to all holders of common stock of rights, warrants or options entitling them, for a period not exceeding 45 days, to subscribe for or purchase shares of our common stock at less than the current market price as defined in the existing notes indenture;

(4)	the distribution to holders of common stock of evidences of our indebtedness, securities or capital stock, cash or assets, excluding common stock distributions covered above, those rights, warrants, dividends, options, and distributions referred to above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations resulting in a reclassification, conversion, exchange or cancellation of common stock covered in a Transaction (as defined below) adjustment described below;

(5)	the payment of dividends or other distributions on common stock paid exclusively in cash, if the aggregate amount of these dividends or other distributions, when taken together with:

•	all other all-cash distributions made within the preceding 12 months not triggering an adjustment in the conversion rate, plus

•	any cash plus the fair market value (as determined in good faith by our board of directors), as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer other than an odd-lot offer by us or one of our subsidiaries for all or any portion of our common stock concluded within the preceding 12 months not triggering an adjustment in the conversion rate, exceeds 10% of our aggregate market capitalization on the date of the payment of those dividends and other distributions, where the aggregate market capitalization is the product of the current market price of our common stock, as determined in the existing notes indenture, as of the trading day immediately preceding the date of declaration of the applicable dividend multiplied by the number of shares of common stock then outstanding; and

(6)	payment to holders of common stock in respect of a successful tender or exchange offer, other than an odd-lot offer, by us or one of our subsidiaries for all or any portion of our common stock as of the last date tenders or exchanges may be made pursuant to a tender or exchange offer by us or one of our subsidiaries, which involves an aggregate consideration that, together with:

•

any cash plus the fair market value (as determined in good faith by our board of directors), as of the expiration of the tender or exchange offer, of other consideration payable in respect of any other tender or exchange offer by us or one of our subsidiaries for all or any portion of our common stock concluded within the preceding 12 months not triggering an adjustment in the conversion rate, plus

•	the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months not triggering an adjustment in the conversion rate,

exceeds 10% of our aggregate market capitalization.

In cases where the fair market value of the portion of assets, debt securities or rights, warrants or options to purchase our securities applicable to one share of common stock distributed to stockholders exceeds the average sale price (as defined in Section 12.04 of the existing notes indenture) per share of common stock for the, or the average sale price per share of common stock exceeds the fair market value of that portion of assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the holder of an existing note, upon conversion of the existing note, will be entitled to receive, in addition to the shares of common stock into which that existing note is convertible, the kind and amounts of assets, debt securities or rights, options or warrants comprising the distribution that the holder of that existing note would have received if that holder had converted that existing note immediately prior to the record date for determining the stockholders entitled to receive the distribution.

We may, from time to time, increase the conversion rate of the existing notes into common stock by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. Holders will receive notice of such increase at least 15 days prior to the date the increased conversion rate becomes effective.

In the event that we become a party to any transaction, including, and with some exceptions:

•	any recapitalization or reclassification of the common stock;

•	any consolidation of us with, or merger of us into, any other person, or any merger of another person into us;

•	any sale, transfer or lease of all or substantially all of our assets; or

•	any compulsory share exchange

pursuant to which our common stock is converted into the right to receive other securities, cash or other property (each of the above being referred to as a “Transaction”), then the holders of existing notes then outstanding will have the right to convert the existing notes only into the kind and amount of securities, cash or other property receivable upon the consummation of that Transaction by a holder of the number of shares of common stock issuable upon conversion of those existing notes immediately prior to that Transaction.

In the case of a Transaction, each existing note will become convertible into the securities, cash or property receivable by a holder of the number of shares of the common stock into which the existing note was convertible immediately prior to that Transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the existing notes in the future. For example, if we were acquired in a cash merger each existing note would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors.

In the event of a taxable distribution to holders of common stock that results in an adjustment of the conversion rate, or in which holders otherwise participate, or in the event the conversion rate is increased at our discretion, the holders of the existing notes may, in some circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. Moreover, in some other circumstances, the absence of an adjustment to the conversion rate may result in a taxable dividend to holders of common stock.

Provisional Redemption

We may redeem the existing notes, in whole or in part, at any time on or prior to September 12, 2003, at a redemption price equal to $1,000 per $1,000 principal amount of existing notes to be redeemed plus accrued and unpaid interest, if any, to the provisional redemption date if (i) the closing price of our common stock has exceeded 150% of the conversion price then in effect (as determined based on the then effective conversion rate of the existing notes into common stock) for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date of mailing of the provisional redemption notice (which date shall be not less than 30 nor more than 60 days prior to the provisional redemption date) and (ii) the shelf registration statement covering resales of the existing notes and the common stock issuable upon conversion of the existing notes is effective and available for use and is expected to remain effective for the 30 days following the provisional redemption date.

Upon any provisional redemption, we will make an additional “make-whole” payment with respect to the existing notes called for redemption to holders on the notice date in an amount equal to $135 per $1,000 principal amount of existing notes, less the amount of any interest actually paid on the existing notes prior to the provisional redemption date. We will make these make-whole payments, at the option of each holder of the existing notes, either in cash or in our common stock or in a combination of cash and stock. Holders of existing notes may elect the form of consideration for their make-whole payment at least 15 days prior to the provisional redemption date. Holders that do not make any specific election will receive their make-whole payment in cash. Payments made in our common stock will be valued at 97% of the average of the closing sales prices of our common stock for the five trading days ending on the day prior to the provisional redemption date.

We will be obligated to make this additional payment on all existing notes called for provisional redemption, including any existing notes converted after the notice date and before the provisional redemption date.

Optional Redemption

There is no sinking fund for the existing notes. At any time after September 12, 2003, we will be entitled to redeem the existing notes for cash as a whole at any time, or from time to time in part, upon not less than 30 days’ nor more that 60 days’ notice of redemption given by mail to holders of existing notes at the redemption prices set out below plus accrued cash interest to the redemption date. Any redemption of the existing notes must be in integral multiples of $1,000 principal amount. The table below shows redemption prices of a note per $1,000 principal amount if redeemed during the periods described below.

Period	Redemption Price
September 13, 2003 through September 12, 2004	101.8%
Thereafter	100.9%

If fewer than all of the existing notes are to be redeemed, the existing notes trustee will select the existing notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method that complies with the requirements of any exchange on which the existing notes are listed or quoted and that the existing notes trustee shall deem fair and appropriate. If a portion of a holder’s existing notes is selected for partial redemption and that holder converts a portion of those existing notes prior to the redemption, the converted portion will be deemed, solely for purposes of determining the aggregate principal amount of the existing notes to be redeemed by us, to be of the portion selected for redemption.

Repurchase at Option of Holders upon Change in Control

In the event of any Change in Control (as defined below) of TranSwitch, each holder of existing notes will have the right, at the holder’s option, subject to the terms and conditions of the existing notes indenture, to require us to repurchase all or any part of the holder’s existing notes, provided that the principal amount must be $1,000 or an integral multiple of $1,000. Each holder of existing notes will have the right to require us to make that purchase on the date, otherwise referred to as the “repurchase date,” that is 45 business days after the occurrence of the Change in Control at a cash price equal to 100% of the principal amount of that holder’s existing notes plus accrued interest to the repurchase date (the “repurchase price”).

Within 30 business days after the Change in Control, we will mail to the existing notes trustee, each holder, and beneficial owners as required by applicable law, a notice regarding the Change in Control, which will state, among other things:

•	the date of the Change in Control and, briefly, the events causing the Change in Control;

•	the date by which the holder’s written notice to TranSwitch regarding exercise of the purchase right must be given;

•	the repurchase date;

•	the repurchase price;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and any adjustments to the conversion rate;

•	the procedures that holders must follow to exercise these rights;

•	the procedures that holders must follow to withdraw a notice regarding the exercise of the repurchase right;

•	that holders who want to convert existing notes must satisfy the requirements provided in the existing notes; and

•	briefly, the conversion rights of holders of existing notes.

If we do not mail the notice within 30 business days after the change in control, an event of default will occur under the existing notes indenture without the lapse of additional time. We will cause a copy of the notice regarding the change in control to be published in The Wall Street Journal or another daily newspaper of national circulation.

To exercise the purchase right, the holder must deliver written notice of the exercise of the right to require us to purchase the holder’s existing notes to the paying agent or an office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York, prior to the close of business, on the repurchase date. Any notice must state:

•	the name of the holder;

•	the certificate numbers of the existing notes to be delivered by the holder of those existing notes for purchase by us;

•	the portion of the principal amount of existing notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that the existing notes are to be purchased by us pursuant to the applicable provisions of the existing notes.

A holder may withdraw any notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal must state the principal amount and the certificate numbers of the existing notes as to which the withdrawal notice relates and the principal amount, if any, which remains subject to a holder’s change in control notice of exercise of this right.

Payment of the Change in Control purchase price for a note for which a holder’s notice of the right to require us to purchase the holder’s existing notes has been delivered and not withdrawn is conditioned upon delivery of the existing note, together with necessary endorsements, to the paying agent or an office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York, at any time, whether prior to, on or after the repurchase date, after the delivery of the notice by the holder. Payment of the repurchase price for the note will be made promptly following the later of the business day following the repurchase date and the time of delivery of the note. If the paying agent holds, in accordance with the terms of the existing notes indenture, money sufficient to pay the repurchase price of that note on the repurchase date, then, immediately after the repurchase date, that note will cease to be outstanding and interest on that note will cease to accrue and will be deemed paid, whether or not that note is delivered to the paying agent, and all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of that note.

Under the existing notes indenture, “Change in Control” of TranSwitch is deemed to have occurred upon the occurrence of any of the following events:

•	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), acquires the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through a purchase, merger or other acquisition transaction, of more than 50% of the total voting power of our total outstanding voting stock other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans;

•	we consolidate with, or merge with or into, another person or group or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person or group, or any person or group consolidates with or merges with or into us, in any such event pursuant to a transaction in which our outstanding voting stock is converted into or exchanged for cash, securities or other property, other than where:

•	our voting stock is not converted or exchanged at all, except to the extent necessary to reflect a change in our jurisdiction of incorporation, or is converted into or exchanged for voting stock, other than “redeemable capital stock” (as defined below), of the surviving or transferee corporation, and

•	immediately after such transaction, no person or group is the “beneficial owner” directly or indirectly, of more than 50% of the total outstanding voting stock of the surviving or transferee corporation, unless such person or group was the beneficial owner, directly or indirectly, of more than 50% of the total outstanding voting stock of TranSwitch on the date of the existing notes indenture;

•	during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors (together with any new directors whose election to such board of directors, or whose nomination for election by our stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority our board of directors then in office; or

•	our stockholders pass a special resolution approving a plan of liquidation or dissolution and no additional approvals of our stockholders are required under applicable law to cause a liquidation or dissolution.

“Redeemable capital stock” is any class or series of capital stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final stated maturity of the existing notes or is redeemable at the option of the holder of the existing notes at any time prior to such final stated maturity, or is convertible into or exchangeable for debt securities at any time prior to such final stated maturity. Redeemable capital stock will not include any common stock the holder of which has a right to put to us upon termination of employment.

The definition of Change in Control in the existing notes indenture includes a phrase relating to the lease, transfer, conveyance or other disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of existing notes to require us to repurchase such existing notes as a result of a lease, transfer, conveyance or other disposition of less than all of our assets may be uncertain.

The existing notes indenture does not permit our board of directors to waive our obligation to purchase existing notes at the option of the holder in the event of a Change in Control of TranSwitch.

We will comply with the provisions of any tender offer rules under the Exchange Act which may then be applicable to us, and will file any schedule required under the Exchange Act in connection with any offer by us to purchase existing notes at the option of the holders of existing notes upon a Change in Control. In some circumstances, the Change in Control purchase feature of the existing notes may make more difficult or discourage a takeover of us and thus the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is the result of negotiations between us and the initial purchasers of our existing notes.

If a Change in Control were to occur, we can not assure you that we would have funds sufficient to pay the repurchase price for all of the existing notes that might be delivered by holders seeking to exercise the right to require us to purchase their existing notes, in part because we or our subsidiaries might also be required to prepay some indebtedness or obligations having financial covenants with change of control provisions in favor of the holders of that indebtedness or those obligations. In addition, our other indebtedness or obligations may have cross-default provisions that could be triggered by a default under the Change in Control provisions, thereby possibly resulting in acceleration of the maturity of that other indebtedness or those obligations. In addition, our ability to purchase the existing notes with cash may be limited by the terms of our then-existing borrowing agreements. No existing notes may be purchased pursuant to the provisions described above if there has occurred and is continuing an Event of Default described under “events of default” below (other than a default in the payment of the repurchase price with respect to those existing notes).

Consolidation, Merger and Sale of Assets

We, without the consent of any holders of outstanding existing notes, are entitled to consolidate with or merge into, or transfer or lease our assets substantially as an entirety to, any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof (each a “person”), and any person is entitled to consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, us, provided that:

•	the person, if other than us, formed by a consolidation or into which we are merged, or the person, if other than one of our subsidiaries, which receives the transfer of our assets substantially as an entirety, is a corporation, partnership, limited liability company or trust organized and existing under the laws of any United States jurisdiction and expressly assumes our obligations on the existing notes and under the existing notes indenture;

•	immediately after giving effect to the consolidation, merger, transfer or lease, no event of default (as discussed above), and no event which, after notice or lapse of time or both, would become an event of default, has happened and is continuing; and

•	an officer’s certificate and an opinion of counsel, each stating that the consolidation, merger, transfer or lease complies with the provisions of the existing notes indenture, have been delivered by us to the existing notes trustee.

Events of Default

The existing notes indenture provides that if an event of default specified in the existing notes indenture occurs and is continuing, either the existing notes trustee or the holders of not less than 25% in aggregate principal amount of the existing notes then outstanding may declare the principal amount of and accrued interest to the date of that declaration on all the existing notes to be immediately due and payable. In the case of some events of bankruptcy or insolvency, the principal of and accrued interest on all the existing notes to the date of the occurrence of that event automatically will become and immediately be due and payable.

Under some circumstances, the holders of a majority in aggregate principal amount of the existing notes may rescind any acceleration with respect to the existing notes and its consequences. Interest will continue to accrue and be payable on demand upon a default in:

•	the payment of:

•	principal and interest when due,

•	redemption amounts, or

•	repurchase price;

•	the delivery of shares of common stock to be delivered on conversion of existing notes; or

•	the payment of cash instead of fractional shares to be paid on conversion of existing notes,

in each case to the extent that the payment of interest that is due is legally enforceable.

Under the existing notes indenture, events of default include:

•	default in payment of the principal amount, interest when due (if that default in payment of interest continues for 30 days), any redemption amounts or the repurchase price with respect to any existing note, when that principal amount, interest, redemption amount or repurchase price becomes due and payable;

•	failure by us to deliver shares of common stock, together with cash instead of fractional shares, when those shares of common stock, or cash instead of fractional shares, are required to be delivered following conversion of a existing note, and that default continues for 10 days;

•	failure by us to give the notice regarding a Change in Control within 30 business days of the occurrence of the change in control;

•	failure by us to comply with any of our other agreements in the existing notes or the existing notes indenture, the receipt by us of notice of that default from the existing notes trustee or from holders of not less than 25% in aggregate principal amount of the existing notes then outstanding and our failure to cure that default within 60 days after our receipt of that notice;

•	default under any bond, note or other evidence of indebtedness for money borrowed by us having an aggregate outstanding principal amount in excess of $10 million, which default shall have resulted in that indebtedness being accelerated, without that indebtedness being discharged or that acceleration having been rescinded or annulled within 60 days after our receipt of the notice of default from the existing notes trustee or receipt by us and the existing notes trustee of the notice of default from the holders of not less than 25% in aggregate principal amount of the existing notes then outstanding, unless that default has been cured or waived; or

•	some events of bankruptcy.

The existing notes trustee will, within 90 days after the occurrence of any continuing default known to the existing notes trustee, mail to all holders of the existing notes notice of all defaults of which the existing notes trustee is aware, unless those defaults have been cured or waived before the giving of that notice. The existing notes trustee may withhold notice as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders of the existing notes. The term default for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default with respect to the existing notes.

The holders of a majority in aggregate principal amount of the outstanding existing notes may direct the time, method and place of conducting any proceeding for any remedy available to the existing notes trustee or exercising any trust or power conferred on the existing notes trustee, provided that the direction must not be in conflict with any law or the existing notes indenture and the direction is subject to some other limitations. The existing notes trustee may refuse to perform any duty or exercise any right or power or extend or risk its own funds or otherwise incur any financial liability unless it receives indemnity satisfactory to it against any loss, liability or expense. No holder of any existing note will have any right to pursue any remedy with respect to the existing notes indenture or the existing notes, unless:

•	that holder has previously given the existing notes trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding existing notes have made a written request to the existing notes trustee to pursue the relevant remedy;

•	the holder giving that written notice has, or the holders making that written request have, offered to the existing notes trustee reasonable security or indemnity against any loss, liability or expense satisfactory to it;

•	the existing notes trustee has failed to comply with the request within 60 days after receipt of that notice, request and offer of security or indemnity; and

•	the holders of a majority in aggregate principal amount of the outstanding existing notes have not given the existing notes trustee a direction inconsistent with that request within 60 days after receipt of that request.

The right of any holder:

•	to receive payment of principal, any redemption amounts, the repurchase price or interest in respect of the existing notes held by that holder on or after the respective due dates expressed in the existing notes;

•	to convert those existing notes; or

•	to bring suit for the enforcement of any payment of principal, any redemption amounts, the repurchase price or interest in respect of those existing notes held by that holder on or after the respective due dates expressed in the existing notes, or the right to convert will not be impaired or adversely affected without that holder’s consent.

The holders of a majority in aggregate principal amount of existing notes at the time outstanding may waive any existing default and its consequences except:

•	any default in any payment on the existing notes;

•	any default with respect to the conversion rights of the existing notes;

•	any default with respect to the redemption price;

•	any default with respect to the repurchase price; or

•	any default in respect of the covenants or provisions in the existing notes indenture that may not be modified without the consent of the holder of each existing note as described in “Modification, Waiver and Meetings” below.

When a default is waived, it is deemed cured and will cease to exist, but that waiver does not extend to any subsequent or other default or impair any consequent right. We will be required to furnish to the existing notes trustee annually a statement as to any default by us in the performance and observance of our obligations under the existing notes indenture. In addition, we will be required to file with the existing notes trustee written notice of the occurrence of any default or event of default within five business days of our becoming aware of the occurrence of any default or event of default.

Modification, Waiver and Meetings

The existing notes indenture or the existing notes themselves may be modified or amended by us and the existing notes trustee with the consent of the holders of not less than a majority in aggregate principal amount of the existing notes then outstanding. The existing notes indenture or the existing notes may not be modified or amended by us without the consent of each holder affected thereby to, among other things:

•	reduce the principal amount, repurchase price or any redemption amounts with respect to any existing note, or extend the stated maturity of any existing note or alter the manner of payment or rate of interest on any existing note or make any existing note payable in money or securities other than that stated in the existing note;

•	make any reduction in the principal amount of existing notes whose holders must consent to an amendment or any waiver under the existing notes indenture or modify the existing notes indenture provisions relating to those amendments or waivers;

•	make any change that adversely affects the right of a holder to convert any note;

•	modify the provisions of the existing notes indenture relating to the ranking of the existing notes in a manner adverse to the holders of the existing notes; or

•	impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the existing notes.

Without the consent of any holder of existing notes, we and the existing notes trustee may amend the existing notes indenture to:

•	cure any ambiguity, defect or inconsistency, provided, however, that the amendment to cure any ambiguity, defect or inconsistency does not materially adversely affect the rights of any holder of existing notes;

•	provide for the assumption by a successor of our obligations under the existing notes indenture;

•	provide for uncertificated notes in addition to certificated notes, as long as those uncertificated notes are in registered form for United States federal income tax purposes;

•	make any change that does not adversely affect the rights of any holder of existing notes;

•	make any change to comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the existing notes indenture under the Trust Indenture Act of 1939, as amended;

•	provide for the appointment of a successor trustee or trustees if necessary;

•	add to our covenants or our obligations under the existing notes indenture (including the addition of events of default) for the protection of holders of the existing notes; or

•	surrender any right, power or option conferred by the existing notes indenture on us.

Form, Denomination, Exchange, Transfer and Payment

We initially issued the existing notes in the form of one or more global notes. The global notes are deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. The existing notes have been issued in denominations of $1,000 and $1,000 multiples.

The principal, any premium and any interest on the existing notes will be payable, without coupons, and the exchange of and the transfer of the existing notes will be registrable, at our office or agency maintained for that purpose in the Borough of Manhattan, The City of New York and at any other office or agency maintained for that purpose.

Holders may present the existing notes for exchange, and for registration of transfer, with the form of transfer endorsed on those notes, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by us for that purpose, without service charge and upon payment of any taxes and other governmental charges as described in the existing notes indenture. We appointed the existing notes trustee as securities registrar under the existing notes indenture. We may at any time rescind designation of any transfer agent or approve a change in the location through which any transfer agent acts, provided that we maintain a transfer agent in each place of payment for the existing notes. We may at any time designate additional transfer agents for the existing notes.

All monies paid by us to a paying agent for the payment of principal, any premium or any interest, on any note which remains unclaimed for two years after the principal, premium or interest has become due and payable may be repaid to us, and after the two-year period, the holder of that note may look only to us for payment.

In the event of any redemption, we will not be required to:

•	issue, register the transfer of or exchange existing notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of existing notes to be redeemed and ending at the close of business on the day of that mailing; or

•	register the transfer of or exchange any existing note called for redemption, except, in the case of any existing notes being redeemed in part, any portion not being redeemed.

Book-Entry System

Upon the issuance of the global notes, DTC credited, on its book-entry registration and transfer system, the respective principal amounts of the existing notes represented by that global note to the accounts of institutions or persons, commonly known as participants, that have accounts with DTC or its nominee. The accounts credited were designated by the initial purchasers, dealers or agents. Ownership of beneficial interests in a global note is limited to participants or persons that may hold interests through participants. Ownership of interests in a global note are shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and the participants (with respect to the owners of beneficial interests in that global note). The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global note.

So long as DTC or its nominee is the registered holder and owner of the global note, DTC or its nominee, as the case may be, will be considered the sole owner and holder for all purposes of the existing notes and for all purposes under the existing notes indenture. Except as described below, owners of beneficial interests in a global note will not be entitled to have the existing notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of existing notes in definitive form and will not be considered to be the owners or holders of any existing notes under the existing notes indenture or that global note. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of existing notes under the existing notes indenture of that global note. We understand that under existing industry practice, in the event we request any action of holders of existing notes or if an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of that global note, is entitled to take, DTC would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through them to take those actions or would otherwise act upon the instructions of beneficial owners owning through them.

Payments of principal of and any premium and any interest on the existing notes represented by a global note will be made to DTC or its nominee, as the case may be, as the registered owner and holder of that global note, against surrender of the existing notes at the principal corporate trust office of the existing notes trustee. Interest payments will be made at the principal corporate trust office of the existing notes trustee or by a check mailed to the holder at its registered address.

We expect that DTC, upon receipt of any payment of principal, and any premium and any interest, in respect of a global note, will immediately credit the participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global note as shown on the records of DTC. We expect that payments by participants to owners of beneficial interests in a global note held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants. We, our agent, the existing notes trustee and its agent will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in that global note owning through those participants.

Unless and until it is exchanged in whole or in part for notes in definitive form, a global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or a successor to DTC selected or approved by us or to a nominee of that successor to DTC.

The existing notes represented by a global note will be exchangeable for existing notes in definitive form of like tenor as that global note in denominations of $1,000 and in any greater amount that is an integral multiple of $1,000 if:

•	DTC notifies us and the existing notes trustee that it is unwilling or unable to continue as depositary for that global note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	we, in our sole discretion, determine not to have all of the existing notes represented by a global note and notify the existing notes trustee of that determination; or

•	there is, or continues to be, an event of default and the beneficial holders representing a majority in principal amount of the existing notes represented by such global note advise DTC to cease acting as depositary for such global note.

Any existing note that is exchangeable pursuant to the preceding sentence is exchangeable for existing notes registered in the names which DTC will instruct the existing notes trustee. It is expected that DTC’s instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global note. Subject to the foregoing, a global note is not exchangeable except for a global note or global notes of the same aggregate denominations to be registered in the name of DTC or its nominee.

Notices

Except as otherwise provided in the existing notes indenture, notices to holders of existing notes will be given by mail to the addresses of holders of the existing notes as they appear in the Security Register.

Replacement of Notes

Any mutilated note will be replaced by us at the expense of the holder upon surrender of that note to the existing notes trustee. Notes that become destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to the existing notes trustee of existing notes or evidence of the destruction, loss or theft of the existing notes satisfactory to us and the existing notes trustee. In the case of a destroyed, lost or stolen note, an indemnity satisfactory to the existing notes trustee and us may be required at the expense of the holder of that note before a replacement note will be issued.

Governing Law

The existing notes indenture, the existing notes and the registration rights agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Information Regarding the Trustee

U.S. Bank National Association (successor-in-interest to State Street Bank and Trust Company) is the existing notes trustee, securities registrar, paying agent and conversion agent under the existing notes indenture.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of certain matters with respect to our capital stock. Because it is only a summary, it does not contain all information that may be important to you. Therefore, you should read the more detailed provisions of our certificate of incorporation and by-laws carefully, which are incorporated as exhibits to this registration statement of which this prospectus is a part.

General

As of the date of this prospectus, our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share, of which 100,000 shares are designated as Series A Junior Participating Preferred Stock. No other classes of capital stock are authorized under our certificate of incorporation. The issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable.

Common Stock

Holders of common stock have no preemptive, redemption or conversion rights. The holders of common stock are entitled to receive dividends when and as declared by the TranSwitch board of directors out of funds legally available therefor and subject to any preferential dividend rights of any then outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock may share ratably in our net assets after payment of liquidating distributions to holders of preferred stock, if any. Each holder of common stock is entitled to one vote per share of common stock held of record by such holder.

Preferred Stock

The TranSwitch board of directors has the power, without further vote of stockholders, to authorize the issuance of up to 1,000,000 shares of preferred stock and to fix and determine the terms, limitations and relative rights and preferences of any shares of preferred stock. This power includes the authority to establish voting, dividend, redemption, conversion, liquidation and other rights of any such shares. There are no shares of preferred stock currently outstanding.

Rights Plan

On October 1, 2001, the TranSwitch board of directors enacted a stockholder rights plan and declared a dividend of one preferred share purchase right for each outstanding share of TranSwitch common stock outstanding at the close of business on October 1, 2001 to the stockholders of record on that date. Each stockholder of record as of October 1, 2001 received a summary of the rights and any new stock certificates issued after the record date contain a legend describing the rights. Each preferred share purchase right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, of TranSwitch, at a price of $50.00 per one one-thousandth of a Preferred share of Preferred Stock, subject to adjustment, upon the occurrence of certain triggering events, including the purchase of 15% or more of TranSwitch’s outstanding common stock by a third party. Until a triggering event occurs, the common stockholders have no right to purchase shares under the stockholder rights plan. If the right to purchase the preferred stock is triggered, the common stockholders will have the ability to purchase a sufficient amount of stock to significantly dilute the 15% or greater holder.

Transfer Agent and Registrar

The registrar and transfer agent for our common stock is EquiServe Trust Company, N.A.

BOOK-ENTRY SYSTEM—THE DEPOSITORY TRUST COMPANY

The Depository Trust Company (“DTC”) will act as depository for the Plus Cash Notes. The certificates representing the Plus Cash Notes will be in fully registered, global form without interest coupons registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC or its nominee is the registered owner or holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the Plus Cash Notes represented by such global notes for all purposes under the Plus Cash Notes indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the Plus Cash Notes indenture.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds the Plus Cash Notes that its participants deposit with DTC. DTC also facilitates the settlement among participants of Plus Cash Notes transactions, such as transfers and pledges, in deposited Plus Cash Notes through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of Plus Cash Notes certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of Plus Cash Notes under the DTC system must be made by or through participants, which will receive a credit for the Plus Cash Notes on DTC’s records. The beneficial ownership interest of each actual purchaser of each new note is in turn to be recorded on the participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but they are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Plus Cash Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Plus Cash Notes, except in the event that use of the book-entry system for the Plus Cash Notes is discontinued.

To facilitate subsequent transfers, all Plus Cash Notes deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Plus Cash Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Plus Cash Notes; DTC’s records reflect only the identity of the participants to whose accounts such Plus Cash Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of Plus Cash Notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Plus Cash Notes, such as redemptions, tenders, defaults, and proposed amendments to the Plus Cash Notes documents. Beneficial owners of Plus Cash Notes may wish to ascertain that the nominee holding the Plus Cash Notes for their benefit has agreed to obtain and transmit notices to beneficial owners, or in the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

Payments of the principal of and interest on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We understand that DTC’s practice is to credit participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the Plus Cash Notes trustee on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the Plus Cash Notes trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividends to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility or the responsibility of the Plus Cash Notes trustee, disbursement of such payments to participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of participants.

We will send any redemption notices to Cede & Co. We understand that if less than all of the Plus Cash Notes are being redeemed, DTC’s practice is to determine by lot the amount of the holdings of each participant to be redeemed. We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the Plus Cash Notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the Plus Cash Notes are credited on the record date identified in a listing attached to the omnibus proxy.

A beneficial owner shall give notice to elect to have its Plus Cash Notes purchased or tendered, through its participant, to the Plus Cash Notes trustee, and shall effect delivery of such Plus Cash Notes by causing the participant to transfer the participant’s interest in the Plus Cash Notes, on DTC’s records, to the Plus Cash Notes trustee. The requirement for physical delivery of Plus Cash Notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Plus Cash Notes are transferred by participants on DTC’s records and followed by a book-entry credit of tendered Plus Cash Notes to the Plus Cash Notes trustee DTC account.

DTC may discontinue providing its services as Plus Cash Notes depositary with respect to the Plus Cash Notes at any time by giving reasonable notice to us or the Plus Cash Notes trustee. If DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed within 90 days, we will issue definitive, certificated original Plus Cash Notes in exchange for the global notes.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax consequences or potential consequences relating to the exchange offer and the ownership and disposition of the Plus Cash Notes and common stock received in connection with the Plus Cash Notes; this summary is generally applicable only to beneficial owners of existing notes that acquire Plus Cash Notes pursuant to this offering, and is subject to the limitations described below. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations, and judicial and administrative interpretations of the Code and Treasury Regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or to different interpretation. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to such consequences.

This discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, or under U.S. federal estate or gift tax laws (except as specifically described below with respect to non-U.S. holders). In addition, this discussion does not address all tax considerations that may be applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules including, without limitation, holders subject to the alternative minimum tax; banks, insurance companies, or other financial institutions; foreign persons or entities (except to the extent specifically set forth below); tax-exempt organizations; pension funds; S corporations; regulated investment companies; brokers or dealers in securities or commodities; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; holders whose “functional currency” is not the U.S. dollar; holders that hold the existing notes, the Plus Cash Notes or our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; persons deemed to sell the existing notes, the Plus Cash Notes or our common stock under the constructive sale provisions of the Code; or persons subject to taxation as expatriates of the United States. Furthermore, in general, this discussion does not address the tax consequences applicable to holders that are treated as partnerships or other passthrough entities for U.S. federal income tax purposes, or to persons who hold the existing notes through a partnership or other passthrough entity. This discussion assumes that the existing notes are held, and the Plus Cash Notes (or common stock received in connection with the Plus Cash Notes) will be held, as “capital assets” within the meaning of Section 1221 of the Code. The discussion also assumes that the Plus Cash Notes will be treated as indebtedness for U.S. federal income tax purposes, and that the existing notes are so treated as well.

As used herein, a “U.S. holder” means a person who (i) exchanges such person’s existing notes for Plus Cash Notes pursuant to the exchange offer or purchases Plus Cash Notes for cash pursuant to this offering (in either case, a “holder”), and (ii) is described in one of the following categories: (a) a citizen or resident (within the meaning of Section 7701(b) of the Code) of the United States, (b) a corporation (including a non-corporate entity taxable as a corporation), formed under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source and (d) a trust subject to the primary supervision of a court within the United States and the control of one or more U.S. persons with respect to substantial trust decisions. A “non-U.S. holder” means a holder other than a U.S. holder.

Investors considering either the exchange of existing notes in the exchange offer or the purchase of Plus Cash Notes in the new money offering should consult their own tax advisors to determine their particular tax consequences of the exchange offer, the ownership and disposition of the Plus Cash Notes and the ownership and disposition of our common stock under U.S. federal tax laws and applicable state, local and foreign tax laws. Moreover, as noted in this summary, taxable investors may be subject to certain significant adverse tax consequences resulting from the exchange of existing notes for Plus Cash Notes or from the holding, conversion or other disposition of the Plus Cash Notes, and thus investors considering the exchange of existing notes for Plus Cash Notes or the purchase of Plus Cash Notes should discuss such potential consequences with their own tax advisors.

Characterization of the Plus Cash Notes as Indebtedness

We intend to treat the Plus Cash Notes as indebtedness for U.S. federal income tax purposes. Such characterization is binding on us, but not on the IRS or a court. Under the U.S. federal income tax rules, each holder of a Plus Cash Note is also required to treat the Plus Cash Notes in a manner consistent with our characterization of the Plus Cash Notes as indebtedness, unless a holder makes adequate disclosure on such holder’s U.S. federal income tax return in support of a different position claimed on such return.

U.S. Holders

Treatment of Exchange Offer

In general.    The tax treatment of a U.S. holder’s exchange of existing notes for Plus Cash Notes pursuant to the exchange offer will depend on whether that exchange is treated as a “recapitalization” pursuant to Section 368(a)(1)(E) of the Code. The exchange will be treated as a recapitalization only if both the existing notes and the Plus Cash Notes constitute “securities” within the meaning of the provisions of the Code governing reorganizations. This, in turn, depends upon the facts and circumstances surrounding the origin and nature of these debt instruments and upon the interpretation of applicable Code and administrative provisions and numerous judicial decisions. Among the facts that are relevant to this determination is the length of the term to maturity of the debt instrument; holders should be aware that the term to maturity of the Plus Cash Notes may tend to indicate that they are not “securities” for this purpose, but as indicated the term of a debt instrument is just one of a number of factors to be considered. The status of the Plus Cash Notes for this purpose is unclear, and U.S. holders should consult their own tax advisors to determine whether the exchange may be eligible for treatment as a recapitalization.

The general U.S. federal income tax consequences of the exchange that result in either case depending on whether the exchange of existing notes for Plus Cash Notes is a “recapitalization” are briefly described below.

Possible treatment of exchange of existing notes for Plus Cash Notes as a fully taxable exchange not constituting a recapitalization.    Except with respect to the treatment of any “original issue discount” (OID) (described below) on existing notes, if the exchange of existing notes for Plus Cash Notes does not constitute a recapitalization, a U.S. holder generally: (a) will recognize gain or loss on the exchange of existing notes for Plus Cash Notes equal to the difference between (i) the issue price (generally, the fair market value) of the Plus Cash Notes and (ii) the U.S. holder’s adjusted tax basis in the existing notes exchanged for Plus Cash Notes; (b) will have a tax basis in the Plus Cash Notes equal to the issue price of the Plus Cash Notes; and (c) will have a holding period for the Plus Cash Notes commencing on the day after the date on which this exchange offer expires. Any gain or loss recognized by a U.S. holder generally will be long-term capital gain or loss if the U.S. holder has held the existing notes as capital assets for more than one year. See “Sale, exchange, redemption or retirement of the Plus Cash Notes” below, with respect to certain consequences of capital gain or loss treatment. However, under the market discount rules (described below), any gain recognized by a U.S. holder will be ordinary income to the extent of any accrued market discount which has not previously been included in income.

Possible treatment of exchange of existing notes for Plus Cash Notes as constituting a recapitalization.    Except with respect to the treatment of any OID (described below) on the existing notes, if the exchange of existing notes for Plus Cash Notes constitutes a recapitalization, a U.S. holder generally: (a) will not recognize gain or loss on the exchange; (b) will have a tax basis in the Plus Cash Notes equal to the U.S. holder’s adjusted tax basis in the existing notes exchanged therefor; and (c) will have a holding period for the Plus Cash Notes that includes the period during which the U.S. holder held the existing notes. It is anticipated that a U.S. holder who receives cash in lieu of a fractional Plus Cash Note generally will recognize gain or loss on the payment for such fractional Plus Cash Note equal to the difference between (i) the cash received for such fractional Plus Cash Note and (ii) the U.S. holder’s adjusted tax basis attributable thereto, but U.S. holders should consult with their tax advisors as to whether in their circumstances they may be taxed on as much as the full amount of such cash. Under the market discount rules (described below), holders may be able to defer inclusion in taxable income of any market discount with respect to the existing notes, in which case any such market discount would be treated as accrued market discount with respect to the Plus Cash Notes. You should consult your tax advisor regarding the application of the market discount rules in your particular situation.

Cash payments of accrued interest on existing notes.    The cash payments received by exchanging U.S. holders of existing notes that are attributable to accrued interest on those existing notes are taxable to such U.S. holders as ordinary income, to the extent not previously included in income.

Tax Treatment of Ownership and Disposition of Plus Cash Notes and Common Stock

Taxation of stated interest and original issue discount

In general.    Subject to the discussion below of original issue discount generally (and of contingent payment debt instruments in particular), U.S. holders are generally required to recognize as ordinary income any interest paid or accrued on debt obligations, including the Plus Cash Notes, in accordance with their regular method of accounting for U.S. federal income tax purposes. If interest is paid in our common stock, a U.S. holder’s interest income will be equal to the fair market value of the stock received on the payment date (less amounts previously accrued and included in income).

If a U.S. holder of a debt instrument receives certain contingent payments, or certain other payments (other than payments treated as “qualified stated interest” for U.S. federal income tax purposes) that exceed the issue price of the instrument, the holder may be required to recognize additional interest-like income as “original issue discount” (OID) over the term of the instrument. The OID rules are complex, and often provide for the inclusion of OID in taxable income in circumstances where such treatment may not be readily apparent. In particular, if the Plus Cash Notes are treated as “contingent payment debt instruments,” as described below, taxable investors may be subject to certain significant adverse U.S. federal income tax consequences. See “Possible treatment of Plus Cash Notes as ‘contingent payment debt instruments’,” below. In addition, see “General consequences of OID” below for a more general discussion of OID that may be applicable if the Plus Cash Notes are not treated as contingent payment debt instruments. The U.S. tax rules relating to OID, contingent payment debt instruments, and related tax issues and consequences are complex, and U.S. holders should consult their own tax advisors with respect to the application of those rules and the potential impact in the U.S. holders’ particular circumstances. Certain aspects of these rules are briefly discussed below.

TranSwitch’s intended treatment of the Plus Cash Notes as convertible debt instruments that are not “contingent payment debt instruments.”     The U.S. federal income tax treatment of the Plus Cash Notes (or debt instruments comparable to them) has not been the subject of authoritative guidance from the IRS, and the U.S. federal income tax treatment of the Plus Cash Notes is not certain. We intend to treat the Plus Cash Notes as convertible debt instruments that are not treated as “contingent payment debt instruments” as described below, and thus as having the general U.S. federal income tax consequences summarized in this discussion. However, the IRS could assert a contrary position with very different tax consequences as highlighted in the next paragraph. We have not sought or received an IRS ruling or an opinion of counsel concerning our intended tax treatment of the Plus Cash Notes. Our treatment is not binding on the IRS or the courts.

Possible treatment of Plus Cash Notes as “contingent payment debt instruments.”    U.S. Treasury Regulations under Section 1275 of the Code provide rules for the treatment of certain debt instruments with contingent payments that are classified as “contingent payment debt instruments” (the “CPDI Regulations”). The CPDI Regulations indicate, among other things, that (i) a debt instrument is not considered to provide for contingent payments merely because it provides for an option to convert the debt instrument into stock of the issuer or into cash or other property in an amount equal to the approximate value of such stock; (ii) a payment is not considered a contingent payment for purposes of the CPDI Regulations merely because of a contingency that, as of the issue date, is either “remote or incidental;” and (iii) the CPDI Regulations do not apply to certain debt instruments considered to provide for alternative payment schedules if they are described in certain categories

(including where a single payment schedule is significantly more likely than not to occur). Our intention to treat the Plus Cash Notes as not subject to treatment as “contingent payment debt instruments,” as described above, reflects our intention to take the position that these three exceptions to such treatment under the CPDI Regulations, enumerated above, apply in combination to address the various contingencies in the terms of the Plus Cash Notes.

Among other things, we intend to take the position that any variance in the amount of any payment with respect to the Plus Cash Notes that is attributable to our ability to issue our own common stock in lieu of making a cash payment of regular stated interest or of plus cash amounts upon a holder’s conversion is an “incidental contingency.” The Treasury Regulations provide that a contingency relating to the amount of a payment is “incidental” under the applicable regulations if, under all reasonably expected market conditions, the potential amount of the payment is insignificant relative to the total amount of the remaining payments on the debt instrument. U.S. holders should note that under Treasury Regulations our determination that a contingency is “incidental” is binding on all holders except with respect to a holder that explicitly discloses a contrary determination in the holder’s timely filed U.S. federal income tax return for the taxable year that includes the acquisition of the Plus Cash Notes.

If, contrary to our intended treatment, the Plus Cash Notes are treated as “contingent payment debt instruments,” the consequences to U.S. holders potentially include but are not limited to the following: all or part of the payments with respect to the Plus Cash Notes may be viewed as contingent payments, treated as OID and included in the U.S. holder’s taxable income as ordinary income on a constant yield basis over the period beginning on the issue date and ending on the dates such payments are actually made; and all or a substantial part of the cash and the value of any of our common stock paid to the U.S. holder upon conversion of the Plus Cash Notes, upon maturity of the Plus Cash Notes, or upon the sale, exchange, redemption or retirement of the Plus Cash Notes may be treated as OID and included in such holder’s taxable income as ordinary income for the taxable year such cash and/or stock is received. As a result, U.S. holders should be aware that, among other consequences, they may be required to include taxable income prior to the receipt of cash payments (including cash payments that could be used to pay applicable taxes on such income), and they may be taxed at ordinary income rates and at earlier points in time on items that otherwise might be treated as capital gain.

The remainder of this summary generally assumes that the Plus Cash Notes will not be treated as contingent payment debt instruments.

General consequences of OID.    Apart from the discussion above of the potential treatment of the Plus Cash Notes as “contingent payment debt instruments” under the CPDI Regulations, there could be OID with respect to the Plus Cash Notes. The amount of OID on a debt instrument generally is equal to the difference between the stated redemption price at maturity of the debt instrument and the debt instrument’s issue price (generally, in the case of the Plus Cash Notes, the fair market value of such notes at the date of issue). However, if the OID on a debt instrument is less than ¼ of 1 percent of the stated redemption price at maturity of the debt instrument multiplied by the number of complete years to maturity, the OID on the debt instrument will be deemed to be zero. The stated redemption price at maturity of a debt instrument will equal the sum of all amounts provided under the debt instrument, regardless of whether denominated as principal or interest, other than “qualified stated interest” payments. For such purposes, “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually at a single fixed rate. We intend to take the position that the stated interest on the Plus Cash Notes will constitute “qualified stated interest.”

Generally, a U.S. holder must include any OID on the Plus Cash Notes as ordinary interest income as it accrues (in advance of the receipt of any cash payments attributable to such income) in accordance with a constant yield method based on a compounding of interest, regardless of such U.S. holder’s regular method of accounting for U.S. federal income tax purposes. Subject to making an appropriate election, a U.S. holder generally will be permitted to include all interest that accrues or is to be paid on the Plus Cash Notes in income under the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

Reporting of information to U.S. holders concerning OID.    We will provide the IRS and noteholders with information required to be reported, if any, under the Code and Treasury regulations with respect to OID on the Plus Cash Notes, which we expect will reflect our intended position that the Plus Cash Notes are not “contingent payment debt instruments.” U.S. holders are urged to consult their own tax advisors regarding the application of the OID rules and CPDI Regulations, as well as their own tax reporting obligations.

Treatment of interest payment potentially received by a U.S. holder converting Plus Cash Notes, and of required repayment to us.    Under the terms of the Plus Cash Notes, if a U.S. holder converts Plus Cash Notes after the record date but prior to the interest payment date (and thus receives the interest payment payable on the interest payment date, notwithstanding that as a result of the conversion the holder is not entitled to retain such payment), the U.S. holder is obligated to pay us an amount equal to the interest payable on the converted principal amount. The tax consequences to the U.S. holder of the receipt and repayment of this amount are uncertain. It seems likely that neither the receipt nor the repayment should be taken into account in computing the U.S. holder’s taxable income but U.S. holders in these circumstances should consult their tax advisors.

Market discount

If a Plus Cash Note is acquired at a “market discount,” certain provisions of the Code subject such market discount to special treatment, including treatment as ordinary income. For this purpose, the market discount on a Plus Cash Note generally will equal the amount, if any, by which the stated redemption price at maturity of the Plus Cash Note exceeds the purchaser’s adjusted tax basis in the Plus Cash Note immediately after its acquisition (other than at original issue). The amount of market discount is subject to reduction for required inclusions of OID with respect to the Plus Cash Note. Subject to a limited exception described below, the market discount provisions generally require a U.S. holder who acquires a Plus Cash Note at or with market discount (including any market discount derived from the existing notes, see “Treatment of Exchange Offer—Possible treatment of exchange of existing notes for Plus Cash Notes as constituting a recapitalization,” above) to treat as ordinary income any gain recognized on the disposition of that note to the extent of the accrued market discount on that note at the time of the disposition, unless the U.S. holder elects to include accrued market discount in income over the life of the note. This election to include market discount in income over the life of the note, once made, applies to all market discount obligations on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, in the event of this election, market discount will be treated as accruing on a straight-line basis over the remaining term of a note at the time of acquisition, or, at the further election of a U.S. holder, under a constant yield method. If such constant yield method is elected, it will apply only to the note with respect to which it is made, and may not be revoked. A U.S. holder who acquires a Plus Cash Note at or with a market discount and who does not elect to include accrued market discount in income over the life of the note may be required to defer the deduction of the portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until such income is recognized. If a U.S. holder acquires a Plus Cash Note with market discount and receives common stock upon conversion of the note and such conversion qualifies as a “nonrecognition transaction” under Section 1276(c) of the Code, the U.S. holder may be able to defer inclusion in taxable income of certain market discount with respect to the Plus Cash Note, in which case any such market discount shall be treated as ordinary income on the disposition of the common stock. You should consult your tax advisor regarding the application of the market discount rules in your particular situation.

Note, however, that the application of the rules described above will be materially affected if the Plus Cash Notes are treated as “contingent payment debt instruments” subject to the CPDI Regulations. See “Taxation of stated interest and original issue discount” above. You should consult with your tax advisor regarding such potential treatment of the Plus Cash Notes.

Amortizable bond premium and acquisition premium

A U.S. holder who acquires a Plus Cash Note at a premium (i.e., the excess of the holder’s adjusted tax basis over the note’s stated redemption price at maturity) generally may elect to amortize that premium (“Section 171 premium”) from the purchase date to the note’s maturity date under a constant yield method that reflects semiannual compounding based on the note’s payment period. However, amortizable Section 171 premium will not include any premium attributable to a Plus Cash Note’s conversion feature. The premium attributable to the conversion feature generally is the excess, if any, of the Plus Cash Note’s purchase price over what the note’s fair market value would be if there were no conversion feature. Amortized Section 171 premium is treated as an offset to interest income on the note and not as a separate deduction. Such offset shall require a U.S. holder to make a corresponding reduction in the adjusted tax basis of its notes. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If such an election to amortize Section 171 premium is not made, a U.S. holder must include all amounts of taxable interest without reduction for such premium, and may receive a tax benefit from the premium only in computing such U.S. holder’s gain or loss upon a disposition of the note.

If a U.S. holder’s initial tax basis in the Plus Cash Notes is greater than the issue price of the Plus Cash Notes but less than the stated redemption price at maturity, such U.S. holder generally will be considered to have “acquisition premium” with respect to the Plus Cash Notes, which may reduce the amount of OID, if any, that the U.S. holder is required to include in taxable income.

Note, however, that the application of the rules described above would be materially affected if the Plus Cash Notes are “contingent payment debt instruments” subject to the CPDI Regulations. See “Taxation of stated interest and original issue discount” above. You should consult with your tax advisor regarding such potential treatment of the Plus Cash Notes under the CPDI Regulations.

Sale, exchange, redemption or retirement of the Plus Cash Notes

Subject to the treatment of accrued interest, OID and market discount as discussed above and further below, a U.S. holder generally will recognize capital gain or loss on the sale, exchange, redemption or retirement (other than, potentially, a conversion of the Plus Cash Notes into our common stock pursuant to its terms—see discussion in “Conversion of Plus Cash Notes” below) of Plus Cash Notes equal to the difference between the amount realized on the sale, exchange, redemption or retirement of the Plus Cash Notes and the U.S. holder’s adjusted tax basis in the Plus Cash Notes. The portion of any amount realized that is attributable to accrued interest or OID will not be taken into account in computing a U.S. holder’s capital gain or loss but, instead, will be recognized as ordinary income (to the extent that such holder has not previously included the accrued interest or OID in income). Any gain or loss recognized on the sale, exchange, redemption or retirement of Plus Cash Notes will generally be long-term capital gain or loss if the U.S. holder has held the Plus Cash Notes as capital assets for more than one year. Long-term capital gains of individual taxpayers are generally taxed at favorable rates relative to the rates imposed on ordinary income. Short-term capital gains (capital gains other than long-term capital gains) recognized by non-corporate taxpayers and generally all capital gains recognized by corporate taxpayers are taxable at the same rate as are imposed on ordinary income. The deduction of capital losses is subject to limitations. However, under the market discount rules, any gain recognized by a U.S. holder will be ordinary income to the extent of the accrued market discount which has not previously been included in income.

Note, however, that the application of the rules described above would be materially affected if the Plus Cash Notes are “contingent payment debt instruments” subject to the CPDI Regulations. See “Taxation of stated interest and original issue discount” above. You should consult with your tax advisor regarding such potential treatment of the Plus Cash Notes.

Conversion of Plus Cash Notes

In general.    The tax treatment of a U.S. holder’s conversion of a Plus Cash Note into our common stock and cash (or additional shares of our common stock in lieu of the plus cash amount) is unclear and the IRS has not issued authoritative guidance on such treatment. U.S. holders should consult their tax advisors to determine the correct treatment of such conversion. It is possible that the conversion may be treated as a conversion of a portion of a Plus Cash Note into stock (potentially qualifying as tax-deferred except for cash in lieu of fractional shares) and as a taxable redemption of a portion of a Plus Cash Note in exchange for cash (or stock issued in lieu of the plus cash amount). Alternatively, such conversion of a Plus Cash Note may be viewed as a single exchange for our common stock and cash (or additional shares of our common stock issued in lieu of the plus cash amount). If viewed as a single exchange, the conversion of the Plus Cash Notes may be treated either as a fully taxable exchange of Plus Cash Notes for our common stock and cash (or additional shares of our common stock in lieu of the plus cash amount) or as a “recapitalization” pursuant to Section 368(a)(1)(E) of the Code. The conversion will only be treated as a recapitalization if the Plus Cash Notes constitute “securities” within the meaning of the provisions of the Code governing reorganizations. These alternatives are briefly discussed below.

Possible treatment of conversion of Plus Cash Notes as part conversion and part redemption.    Subject to the discussion in the following paragraphs, if the conversion of a Plus Cash Note may be treated as in part a conversion into stock and in part a payment in redemption of the Plus Cash Note, a U.S. holder would not recognize any income, gain or loss with respect to the portion of the Plus Cash Note considered to be converted into stock, except (i) with respect to any cash received in lieu of a fractional share of stock and (ii) to the extent, if any, of any amounts treated as attributable to accrued interest and OID on the Plus Cash Notes which would be includable as ordinary income for U.S. federal income tax purposes (to the extent not previously included in income). For this purpose, the stock into which a Plus Cash Note is, in part, deemed to be converted would likely be considered not to include any stock that we elect to issue to U.S. holders in lieu of the plus cash amount. If a U.S. holder receives cash in lieu of a fractional share of stock, such holder would be treated as if such holder received the fractional share and then redeemed it for cash. A U.S. holder would recognize gain or loss equal to the difference between the cash received and that portion of your adjusted tax basis in the stock attributable to the fractional share. If a portion of a Plus Cash Note qualified for treatment as a tax-free conversion into common stock, a U.S. holder’s adjusted tax basis in such stock received upon conversion of the Plus Cash Notes generally would be equal to the allocable portion of the adjusted tax basis in the Plus Cash Note (less the basis allocable to any fractional share for which the holder receives cash), and increased in the event of any interest or OID inclusion that may be required or permitted to be capitalized and added to the basis in the holder’s stock. A U.S. holder’s holding period for such common stock generally would include the period during which such holder held the Plus Cash Note. See “Market Discount” above for a discussion of the potential deferral of market discount in the event of a certain non-recognition transactions.

If the conversion of a Plus Cash Note is treated as in part a conversion into stock and in part a payment in redemption of the Plus Cash Note, the cash received (or stock that we elect to issue in lieu of the plus cash amount) with respect to the portion of the Plus Cash Note considered to be redeemed may be treated as received in a redemption of such portion. In that event, a U.S. holder would generally recognize gain or loss equal to the difference between the amount of cash (or potentially the value of our common stock received in lieu of the plus cash amount) received and the U.S. holder’s adjusted tax basis allocable to such portion of the Plus Cash Notes exchanged therefor. However, under the market discount rules, any gain recognized by a U.S. holder will be ordinary income to the extent of the accrued market discount which has not previously been included in income. In addition, to the extent that any amount realized represents accrued but unpaid interest not previously included in income, it will be taxed as interest income.

With respect to our election to use our common stock to pay the plus cash amount, U.S. holders should consult with their tax advisors to determine whether there are any circumstances in which a U.S. holder could take the position that the receipt of such common stock upon conversion is a non-recognition event for U.S. federal income tax purposes, including possible treatment as part of a recapitalization (as discussed below). However, U.S. holders should not expect that they may treat such stock in the same manner as they may potentially treat the other common stock that they would receive upon conversion.

Possible treatment of conversion of Plus Cash Notes as a single transaction treated as a fully taxable exchange.    Except with respect to the treatment of accrued interest or OID (described below), if the conversion of Plus Cash Notes is a fully taxable exchange, a U.S. holder generally: (a) would recognize capital gain or loss

(which will generally be long-term capital gain or loss if the U.S. holder’s holding period in the Plus Cash Notes exceeds one year) on the conversion of Plus Cash Notes equal to the difference between (i) the cash and the fair market value of our common stock received and (ii) the U.S. holder’s adjusted tax basis in the Plus Cash Notes; (b) would have a tax basis in the common stock equal to the fair market value of such stock; and (c) would have  a holding period for such common stock that begins on the day after the date of the conversion. However, under the market discount rules, any gain recognized by a U.S. holder will be ordinary income to the extent of the accrued market discount which has not previously been included in income.

Any amounts treated as attributable to accrued interest or OID on the Plus Cash Notes (and not previously included in income) will be includable as ordinary income for U.S. federal income tax purposes.

Possible treatment of conversion of Plus Cash Notes as a single transaction treated as a “recapitalization.”      The conversion may only be treated as a “recapitalization” if the Plus Cash Notes constitute “securities” within the meaning of the provisions of the Code governing reorganizations. This, in turn, depends upon the facts and circumstances surrounding the origin and nature of these debt instruments and upon the interpretation of applicable Code and administrative provisions and numerous judicial decisions. See “Treatment of Exchange Offer—In general” above.

Except with respect to the treatment of accrued interest or OID and the treatment of market discount (described above), if the conversion of Plus Cash Notes constitutes a recapitalization, a U.S. holder generally: (a) would recognize gain (but not loss) in an amount equal to the lesser of

(i)	the excess (if any) of (A) the amount of cash (other than cash received in lieu of fractional shares of our common stock) and the fair market value of our common stock (including fractional shares) received in the exchange over (B) the U.S. holder’s adjusted tax basis in the Plus Cash Notes; and

(ii)	the amount of cash received in the exchange (other than cash received in lieu of fractional shares) and, possibly, the value of common stock received in the exchange that we elect to pay in lieu of the plus cash amount that such holder would otherwise receive;

(b) with respect to cash received in lieu of a fractional share of our common stock, would be treated as if the fractional share were received pursuant to the conversion and as if the fractional share were redeemed by us for cash (a holder of a Plus Cash Note who receives cash in lieu of the fractional share generally would recognize gain or loss in an amount equal to the difference between (i) the amount of cash received in lieu of the fractional share and (ii) the portion of the U.S. holder’s adjusted tax basis in its Plus Cash Notes that is allocated to the fractional share); (c) would have an aggregate tax basis in the common stock received in the conversion equal to the aggregate tax basis of the Plus Cash Notes converted, decreased by the aggregate amount of cash (other than cash in lieu of fractional shares) received upon conversion and, possibly, the value of stock received in lieu of a plus cash amount, and increased by the aggregate amount of gain (if any) recognized upon conversion (other than with respect to gain or loss realized as a result of cash received in lieu of fractional shares); and (d) would have a holding period for such common stock received that includes the period during which the U.S. holder held the Plus Cash Notes. Gain or loss recognized generally will be long-term capital gain or loss if the U.S. holder has held the Plus Cash Notes as capital assets for more than one year. See “Market Discount” above for a discussion of the potential deferral of market discount in the event of certain non-recognition transactions.

Note, however, that the application of the rules described above would be materially affected if the Plus Cash Notes are “contingent payment debt instruments” subject to the CPDI Regulations. See “Taxation of stated interest and original issue discount” above. You should consult with your tax advisor regarding such potential treatment.

Constructive dividend

The terms of the Plus Cash Notes allow for changes in the conversion price of the Plus Cash Notes in certain circumstances. A change in the conversion price that allows holders to receive more shares of common stock on conversion may increase the holders’ proportionate interests in our earnings and profits or assets. In that case, the holders may be treated as having received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to the holders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion price is adjusted to compensate holders for certain distributions of cash or property to our shareholders. However, not all changes in the conversion price that allow holders to receive more stock on conversion would increase the holders’ interests in us. For instance, a change in the conversion price could simply prevent the dilution of the holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the holders’ interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated like distributions paid in cash or other property. These deemed distributions would result in dividend income to the recipient to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital up to the recipient’s adjusted tax basis and then as capital gain.

Dividends on common stock

Distributions, if any, paid on our common stock received by a U.S. holder, to the extent made from our current or accumulated earnings and profits, will be included in a U.S. holder’s income as dividend income as they are paid. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of your investment, up to the adjusted tax basis in your common stock. Any remaining excess will be treated as capital gain. If you are a U.S. corporation, you may be able to claim a deduction equal to a portion of any dividends received. See “Constructive dividend” above with respect to certain potential constructive dividends on common stock.

New tax legislation provides that for taxable years beginning after December 31, 2002, certain dividend income received by U.S. individuals is taxed at the same rate as long-term capital gains. Certain conditions (including, among other things, a minimum holding period for the underlying stock) must be met in order for dividend income to be subject to long-term capital gain tax rates under these new provisions.

Sale or exchange of common stock

Gain or loss realized on a sale or exchange of our common stock will equal the difference between the amount realized on such sale or exchange and the holder’s adjusted tax basis in such stock. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period in the common stock exceeds one year. However, under the market discount rules, any gain recognized by a U.S. holder will be ordinary income to the extent of the accrued market discount that has not previously been included in income. For these purposes, any accrued market discount that the U.S. holder had in the existing notes that carried over to the Plus Cash Notes (and any other accrued market discount in the Plus Cash Notes), and that has not been previously included in income, will be treated as accrued market discount with respect to the common stock.

Non-U.S. Holders

The following discussion is a summary of certain material U.S. federal income and estate tax consequences to non-U.S. holders resulting from the exchange of existing notes for Plus Cash Notes pursuant to the exchange offer and the ownership and disposition of the Plus Cash Notes or common stock received in connection with the Plus Cash Notes.

Treatment of Exchange Offer

A non-U.S. holder generally will not recognize gain or loss for U.S. federal income tax purposes on the exchange of existing notes for Plus Cash Notes, except that such holder may recognize gain or loss in certain circumstances, such as those described in “Disposition of the Plus Cash Notes and common stock” below.

Withholding tax on payments of interest and OID on Plus Cash Notes

The payment of interest and accrual of OID on Plus Cash Notes with respect to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, collected by means of withholding by the payor. However, payments of interest and accruals of OID on the Plus Cash Notes may qualify as “portfolio interest,” and thus be exempt from withholding tax, if the holders qualify for such exemption and certify their nonresident status as described below. Subject to other requirements, the portfolio interest exception generally will apply to payments of interest and accruals of OID if:

•	you do not own, directly or indirectly, 10% or more of the total combined voting power of all classes of our stock entitled to vote; and

•	you are not a “controlled foreign corporation” that is related to us.

In general, a foreign corporation is a “controlled foreign corporation” if more than 50% of either (i) the total combined voting power of all classes of its stock entitled to vote or (ii) the total value of its stock is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, 10% or more of the total combined voting power of all classes of stock entitled to vote. Even if the portfolio interest exception does not apply, U.S. federal withholding tax may be reduced or eliminated under an applicable tax treaty assuming you properly certify your entitlement to the benefit under such treaty.

The portfolio interest exception and several of the special rules for non-U.S. holders described below apply only if you certify your nonresident status. You can generally meet this certification requirement by providing an IRS Form W-8BEN or appropriate substitute form to us or our paying agent. If you hold Plus Cash Notes through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent. Your agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends on common stock

Dividends, if any, paid to you on our common stock to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and your country of residence. In order to claim the benefits of a tax treaty, you must demonstrate your entitlement by certifying your nonresident status and eligibility for treaty benefits. The conversion price of the Plus Cash Notes may adjust in certain circumstances. An adjustment could potentially give rise to a deemed distribution to non-U.S. holders of the Plus Cash Notes. See “U.S. Holders—Constructive dividend” above. In that case, the deemed distribution would be subject to the rules regarding withholding of U.S. federal tax on dividends in respect of common stock.

Disposition of the Plus Cash Notes and common stock

Other than proceeds attributable to accrued interest or OID (which are subject to the rules described in “Withholding tax on payments of interest and OID on Plus Cash Notes” above), a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other disposition (including the conversion of Plus Cash Notes pursuant to their terms) of Plus Cash Notes or our common stock. Non-U.S. holders should note that if the Plus Cash Notes are treated as “contingent payment debt instruments” (discussed above under “U.S. Holders—Tax Treatment of Ownership and Disposition of Plus Cash Notes and Common Stock—Taxation of stated interest and original issue discount”), amounts received on conversion or on sale, exchange or other disposition of Plus Cash Notes may be treated as OID. In addition, non-U.S. holders may be taxable generally on conversion or on a sale, exchange or other disposition of the Plus Cash Notes or our common stock in certain circumstances including if:

•	such holder is an individual who is present in the United States for 183 days or more in the year of such sale, exchange or redemption;

•	the gain is treated as effectively connected with the conduct by such holder of a U.S. trade or business; or

•	certain rules (described below) relating to “United States real property holding corporation” status apply to such sale, exchange or disposition.

Gain recognized on a sale, exchange or other disposition may be subject to U.S. federal income tax (and, in certain circumstances, to withholding tax) if we are, or were during the five-year period ending on the date of such sale, exchange or other disposition, a “United States real property holding corporation” (a “USRPHC”). In general, we would be (or would have been) a USRPHC if assets treated as interests in U.S. real estate comprised 50% or more of our total business and real property assets. Although there can be no assurance, we do not believe that we are (or have been) a USRPHC or that we will become one in the future. Even if we are determined to be a USRPHC, a non-U.S. holder not described in the preceding sentence will not be subject to U.S. federal income tax on any such gain or income provided that such holder does not actually or constructively own more than 5% of our common stock, including any common stock that may be received as a result of the conversion of Plus Cash Notes and does not own, on any date on which the holder acquires Plus Cash Notes, Plus Cash Notes with an aggregate value of 5% or more of the aggregate value of the outstanding common stock on such date.

Income or gains effectively connected with a U.S. trade or business

The preceding discussion of the U.S. federal income tax consequences of the acquisition, ownership and disposition of Plus Cash Notes or common stock by a non-U.S. holder assumes that the holder is not engaged in a “U.S. trade or business” for U.S. federal income tax purposes. If any interest or OID on the Plus Cash Notes, dividends on our common stock, or gain from the sale, exchange or other disposition (including the conversion of Plus Cash Notes pursuant to their terms) of the Plus Cash Notes or common stock is treated as “effectively connected” with a U.S. trade or business conducted by you, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates. If a non-U.S. holder is eligible for the benefits of a tax treaty between the U.S. and such holder’s country of residence, any effectively connected income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by such holder in the U.S. Payments of interest, OID or dividends that are effectively connected with a U.S. trade or business, and therefore included in the non-U.S. holder’s gross income, generally will be exempt from the 30% withholding tax. To claim this exemption from withholding, you must certify your qualification, which can be done by filing an IRS Form W-8ECI. If the non-U.S. holder is a foreign corporation, such holder’s income treated as effectively connected with a U.S. trade or business would generally be subject to an additional “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable tax treaty might provide for a lower rate.

U.S. federal estate tax

The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. The Plus Cash Notes will not be U.S. situs property as long as interest on the Plus Cash Notes would have qualified as portfolio interest were it received by the decedent at the time of death. Because we are a U.S. corporation, our common stock will be U.S. situs property if owned by a non-U.S. holder at the time of death, and therefore will be included in the taxable estate of a nonresident alien decedent for U.S. estate tax purposes. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent’s country of residence.

Information Reporting and Backup Withholding

Payments on the Plus Cash Notes, and payments of dividends on the common stock to certain non-corporate holders generally will be subject to information reporting and possibly to “backup withholding” at a rate of 28%. Information reporting and backup withholding will not apply, however, to (i) payments made on a Plus Cash Note if the certification described under “Non-U.S. Holders—Withholding tax on payments of interest and OID on Plus Cash Notes” above is received, provided that in each case that the payor does not have actual knowledge that the holder is a U.S. holder, or (ii) to payments made on our common stock if such payments are subject to U.S. federal withholding tax at the 30% or lower rate as described above (or reduced treaty rate) under “Non-U.S. holders—Dividends on common stock.”

Payment of proceeds from the sale of a Plus Cash Note or common stock to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding. Payment outside the U.S. of the proceeds of the sale of a Plus Cash Note or common stock to or through a foreign office of a “broker” (as defined in applicable Treasury Regulations) will not be subject to information reporting or backup withholding, except that, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes or a foreign person 50% or more of whose gross income is from a U.S. trade or business, information reporting will apply to such payment unless the broker has documentary evidence in its records that the beneficial owner is not a U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax, and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OFFER AND OF PURCHASING, HOLDING AND DISPOSING OF THE PLUS CASH NOTES AND OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY CHANGE OR PROPOSED CHANGE IN THE APPLICABLE LAWS.

PLAN OF DISTRIBUTION

We have engaged U.S. Bancorp Piper Jaffray, Inc. to use its best efforts to find purchasers for any or all of the $14.4 million of additional Plus Cash Notes, which will be offered to holders of existing notes which are tendered and accepted for exchange in the exchange offer. U.S. Bancorp Piper Jaffray, Inc. is not obligated to take or pay for any of the additional Plus Cash Notes. The purchase price for the additional Plus Cash Notes is 100% of the principal amount of the Plus Cash Notes, plus accrued interest from the issue date. As compensation for its services, we have agreed to pay U.S. Bancorp Piper Jaffray, Inc. a selling commission, payable based on a sliding scale based on the principal amount of Plus Cash Notes purchased in the new money offering. U.S. Bancorp Piper Jaffray, Inc. will receive a selling commission payable in cash of up to 3.75% of the aggregate principal amount of Plus Cash Notes sold in the cash offer assuming $14.4 million are sold. We also will pay U.S. Bancorp Piper Jaffray, Inc. its costs and expenses relating to the performance of its obligation in connection with the offer of additional Plus Cash Notes, including fees and expenses of U.S. Bancorp Piper Jaffray, Inc.’s counsel. We are also paying U.S. Bancorp Piper Jaffray, Inc., a dealer manager fee of up to $1.42 million in connection with the exchange offer which is discussed under the heading “The Exchange Offer—Fees and Expenses.”

The placement agreement provides that the obligations of U.S. Bancorp Piper Jaffray, Inc. to find purchasers are subject to enumerated conditions.

U.S. Bancorp Piper Jaffray, Inc. has advised us that it proposes to offer for sale the additional Plus Cash Notes to holders submitting their existing notes in the exchange offer that indicate their interest for additional Plus Cash Notes in the new money offering in addition to those received in exchange for their existing notes.

Indemnity.    The dealer manager agreement and the placement agreement provide that we will indemnify U.S. Bancorp Piper Jaffray, Inc. against certain liabilities, including liabilities under the Securities Act.

Lock-up agreements.    All of our executive officers and directors as of the expiration date of the exchange offer have agreed, for a period of 90 days after the expiration date, not to offer, sell, contract to sell or otherwise transfer, dispose of, loan, pledge, assign or grant (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any rights to, or interests in, any shares of common stock, any options or warrants to purchase any shares of common stock, any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or subsequently acquired directly by the holders or to which they have or subsequently acquire the power of disposition, without the prior written consent of U.S. Bancorp Piper Jaffray, Inc. Our executive officers and directors also have agreed or will agree not to enter into any transaction (including a derivative transaction) having an economic effect similar to that of a sale of Plus Cash Notes, any shares of common stock or any securities of ours which are substantially similar to the Plus Cash Notes or the shares of common stock or which are convertible into or exchangeable for, or represent the right to receive, shares of common stock or securities that are substantially similar to the shares of common stock, subject to certain exceptions, without the prior consent of U.S. Bancorp Piper Jaffray, Inc. There are no agreements between U.S. Bancorp Piper Jaffray, Inc. and any of our executive officers and directors providing for consent by U.S. Bancorp Piper Jaffray, Inc. to the sale of securities prior to the expiration of the lock-up period.

Future sales.    In addition, we have agreed that during the period of 90 days after the date of this prospectus, we will not, without the prior written consent of U.S. Bancorp Piper Jaffray, Inc., issue, sell, contract to sell or otherwise dispose of any shares of any common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than our sale of Plus Cash Notes in this offering, the issuance of shares of common stock upon the exercise of outstanding options or warrants and the grant of options to purchase shares of common stock under our existing stock and incentive award plans or the issuance of shares of common stock upon conversion of the existing notes and the Plus Cash Notes. We also have agreed not to enter into any transaction (including a derivative transaction) having an economic effect similar to that of an issuance of any of our securities which are substantially similar to the existing notes or the Plus Cash Notes or which are convertible into or exchangeable for, or represent the right to receive, shares or securities that are substantially similar to the existing notes or the Plus Cash Notes, subject to certain exceptions, without the prior consent of U.S. Bancorp Piper Jaffray, Inc.

No prior market for Plus Cash Notes.    Prior to this offering, there has been no market for the Plus Cash Notes. Consequently, the offering price for the additional Plus Cash Notes to be sold in this offering was determined through negotiations between us and U.S. Bancorp Piper Jaffray, Inc. Among the factors considered in those negotiations were prevailing market conditions, our financial information, the price of the existing notes, market valuations of other companies that we and U.S. Bancorp Piper Jaffray, Inc. believe to be comparable to us, estimates of our business potential and the present state of our development.

We do not intend to list the Plus Cash Notes for trading on any securities exchange. We have been advised by U.S. Bancorp Piper Jaffray, Inc. that it presently intends to make a market in the Plus Cash Notes as permitted by applicable laws and regulations. U.S. Bancorp Piper Jaffray, Inc. has no obligation, however, to make a market in the Plus Cash Notes and may discontinue market making at any time without notice.

Stabilization.    We have been advised by U.S. Bancorp Piper Jaffray, Inc. that certain persons participating in this offering may engage in transactions, including stabilizing bids that may have the effect of stabilizing or maintaining the market price of the Plus Cash Notes. Stabilization bids are bids for, or the purchase of, Plus Cash Notes on behalf of U.S. Bancorp Piper Jaffray, Inc. for the purpose of fixing or maintaining the price of the Plus Cash Notes. Such stabilization bids may be discontinued at any time.

State Securities Laws.    In order to comply with the securities laws of some states, if applicable, the Plus Cash Notes and our common stock into which the Plus Cash Notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Plus Cash Notes and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and is complied with.

LEGAL MATTERS

Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts will pass upon the validity of the Plus Cash Notes. Customary legal matters will be passed upon for the dealer manager and placement agent by Shearman & Sterling LLP, Washington, D.C.

EXPERTS

The consolidated financial statements and schedule of TranSwitch Corporation and subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The exchange agent:

U.S. BANK NATIONAL ASSOCIATION

By Mail or Overnight Courier

Mr. Chi C. Ma

U.S. Bank National Association

Corporate Trust Services

One Federal Street

Boston, MA 02110

By Facsimile Transmission:

(617) 603-6683

Confirm by Telephone:

(617) 604-6554

The information agent:

GEORGESON SHAREHOLDER COMMUNICATIONS INC.

17 State Street, 10th Floor

New York, New York 10004

Banks and Brokers Call Collect: (212) 440-9800

Call Toll Free: (800) 723-8038

Any questions or requests for assistance or additional copies of this prospectus and the letter of transmittal may be directed to the information agent at its telephone number and location set forth above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the exchange offer.

The dealer manager for the exchange offer:

U.S. BANCORP PIPER JAFFRAY

345 California Street, Suite 2200

San Francisco, CA 94104

(415) 984-5142

Attention: Convertible Securities Desk

Jeffrey Winaker or Brian Sullivan

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following table sets forth the amounts of expenses attributed to the issuance of the securities offered pursuant to this registration statement which shall be borne by us. All of the expenses listed below, except the SEC registration fee and the NASD filing fee, represent estimates only.

Estimated
SEC registration fee	$16,159
NASD filing fee	10,500
Exchange agent fees	35,000
Information agent fees	10,000
Printing expenses	35,000
Accounting fees and expenses	100,000
“Blue Sky” fees and expenses (including legal fees)	75,000
Legal fees and expenses	750,000
Miscellaneous fees and expenses	218,341

Total	$1,250,000

Item 20.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits us to indemnify our directors, officers, employees and agents against actual and reasonable expenses (including attorneys’ fees) incurred by them in connection with any action, suit or proceeding brought against them by reason of their status or service as a director, officer, employee or agent by or on our behalf and against expenses (including attorneys’ fees), judgments, fines and settlements actually and reasonably incurred by him or her in connection with any such action, suit or proceeding, if:

•	he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of TranSwitch; and

•	in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Except as ordered by a court, no indemnification shall be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to us.

Article Ten of our amended and restated certificate of incorporation, as amended, contains provisions that eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. Our amended and restated certificate of incorporation, as amended, also contains provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

We maintain directors and officers liability insurance for the benefit of our directors and certain of our officers.

Our amended and restated by-laws contain no provisions relating to the indemnification of officers and directors.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit Number	Description
1.1	Form of Dealer Manager Agreement.**

1.2	Form of Placement Agreement.**

4.1	Amended and Restated Articles of Incorporation, as amended to date (previously filed as Exhibit 3.1 to TranSwitch’s annual report on Form 10-K for the fiscal year ended December 31, 2001 and incorporated herein by reference).

4.2	Form of Indenture between Registrant and U.S. Bank National Association, as trustee, relating to the Registrant’s 6% Convertible Plus Cash NotesSM due July , 2007.*

4.3	Form of 6% Convertible Plus Cash NoteSM due July , 2007 (Included as Exhibit A to Exhibit 4.2).*

4.4	Specimen certificate representing the common stock (previously filed as Exhibit 4.1 to TranSwitch’s quarterly report on Form 10-Q for the quarter ended September 30, 2001 and incorporated herein by reference).

4.5	Rights Agreement, dated as of October 1, 2001, between TranSwitch Corporation and EquiServe Trust Company, N.A., which includes the form of Rights Certificate and the Summary of Rights to Purchase Preferred Shares (previously filed as Exhibit 1 to TranSwitch’s registration statement No. 0-25996 on Form 8-A filed on October 2, 2001 and incorporated by reference herein).

4.6	Indenture, dated September 12, 2000, between the Registrant and State Street Bank and Trust Company, as trustee, relating to the Registrant’s 4 1/2% Convertible Notes due September 12, 2005 (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-49980)).

4.7	Form of 4 1/2% Convertible Note due September 12, 2005 (Included as Exhibit A to Exhibit 4.6).

5.1	Opinion of Testa, Hurwitz & Thibeault, LLP.*

12.1	Statement regarding computation of ratio of earnings to fixed charges.**

21.1	Subsidiaries of TranSwitch Corporation.**

23.1	Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1).*

23.2	Consent of KPMG LLP.+

24.1	Power of Attorney (included on signature page).**

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association.*

99.1	Revised Form of Letter of Transmittal.+

99.2	Revised Form of Notice of Guaranteed Delivery.+

99.3	Revised Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.+

99.4	Revised Form of Letter to Clients.+

99.5	Revised Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.+

+	Filed herewith.
*	To be filed by amendment.
**	Previously filed.

Item 22.    Undertakings

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 of the Securities Act of 1933 (ss.230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement on Form S-4 and Amendment No. 2 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shelton, Connecticut, on June 23, 2003.

TRANSWITCH CORPORATION

By:	/s/ DR. SANTANU DAS Dr. Santanu Das Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints Dr. Santanu Das and Mr. Peter J. Tallian, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-4 and Amendment No. 2 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.

Name and Signature	Title(s)	Date

/s/ DR. SANTANU DAS Dr. Santanu Das	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	June 23, 2003

/s/ PETER J. TALLIAN Mr. Peter J. Tallian	Senior Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)	June 23, 2003

* Mr. Alfred F. Boschulte	Director	June 23, 2003

* Mr. Gerald F. Montry	Director	June 23, 2003

* Mr. James M. Pagos	Director	June 23, 2003

* Dr. Albert E. Paladino	Director	June 23, 2003

Name and Signature	Title(s)	Date

* Mr. Erik H. van der Kaay	Director	June 23, 2003

* Dr. Hagen Hultzsch	Director	June 23, 2003

*By: /s/ SANTANU DAS Dr. Santanu Das	Attorney-in-Fact	June 23, 2003

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Dealer Manager Agreement.**

1.2	Form of Placement Agreement.**

4.1	Amended and Restated Articles of Incorporation, as amended to date (previously filed as Exhibit 3.1 to TranSwitch’s annual report on Form 10-K for the fiscal year ended December 31, 2001 and incorporated herein by reference).

4.2	Form of Indenture between Registrant and U.S. Bank National Association, Corporate, as trustee, relating to the Registrant’s 6% Convertible Plus Cash NotesSM due July , 2007.*

4.3	Form of 6% Convertible Plus Cash NoteSM due July , 2007 (Included as Exhibit A to Exhibit 4.2).*

4.4	Specimen certificate representing the common stock (previously filed as Exhibit 4.1 to TranSwitch’s quarterly report on Form 10-Q for the quarter ended September 30, 2001 and incorporated herein by reference).

4.5	Rights Agreement, dated as of October 1, 2001, between TranSwitch Corporation and EquiServe Trust Company, N.A., which includes the form of Rights Certificate and the Summary of Rights to Purchase Preferred Shares (previously filed as Exhibit 1 to TranSwitch’s registration statement No. 0-25996 on Form 8-A filed on October 2, 2001 and incorporated by reference herein).

4.6	Indenture, dated September 12, 2000, between the Registrant and State Street Bank and Trust Company (relating to the existing notes) (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-49980)).

4.7	Form of 4 1/2% Convertible Note due September 12, 2005 (Included as Exhibit A to Exhibit 4.6).

5.1	Opinion of Testa, Hurwitz & Thibeault, LLP.*

12.1	Statement regarding computation of ratio of earnings to fixed charges.**

21.1	Subsidiaries of TranSwitch Corporation.**

23.1	Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1).*

23.2	Consent of KPMG LLP.+

24.1	Power of Attorney (included on signature page).**

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association.*

99.1	Revised Form of Letter of Transmittal.+

99.2	Revised Form of Notice of Guaranteed Delivery.+

99.3	Revised Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.+

99.4	Revised Form of Letter to Clients.+

99.5	Revised Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.+

+	Filed herewith.
*	To be filed by amendment.
**	Previously filed.